   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 10, 1997

                                                      REGISTRATION NO. 333-
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-3

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------

                            WORLD COLOR PRESS, INC.
             (Exact name of registrant as specified in its charter)

                           DELAWARE                                                       37-1167902
               (State or Other Jurisdiction of                                         (I.R.S. Employer
                Incorporation or Organization)                                       Identification No.)

                           --------------------------

                           THE MILL                                                JENNIFER L. ADAMS, ESQ.
                     340 PEMBERWICK ROAD                                  EXECUTIVE VICE PRESIDENT, CHIEF LEGAL AND
                 GREENWICH, CONNECTICUT 06831                                ADMINISTRATIVE OFFICER AND SECRETARY
                        (203) 532-4200                                             WORLD COLOR PRESS, INC.
         (Address, Including Zip Code, and Telephone                                       THE MILL
         Number, Including Area Code, of Registrant's                                340 PEMBERWICK ROAD
                 Principal Executive Offices)                                    GREENWICH, CONNECTICUT 06831
                                                                                        (203) 532-4200
                                                                           (Name, Address, Including Zip Code, and
                                                                            Telephone Number, Including Area Code,
                                                                                    of Agent for Service)

                           --------------------------

                                   COPIES TO:

             STEVEN DELLA ROCCA, ESQ.                              MARK C. SMITH, ESQ.
                 LATHAM & WATKINS                        SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
           885 THIRD AVENUE, SUITE 1000                              919 THIRD AVENUE
             NEW YORK, NEW YORK 10022                            NEW YORK, NEW YORK 10022
                  (212) 906-1200                                      (212) 735-3000

                           --------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

    If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. / /

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
- -------------

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
- -------------

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                           --------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                            PROPOSED            PROPOSED
                                                                            MAXIMUM             MAXIMUM            AMOUNT OF
                                                       AMOUNT TO        AGGREGATE PRICE        AGGREGATE          REGISTRATION
        TITLE OF SHARES TO BE REGISTERED            BE REGISTERED(1)      PER SHARE(2)     OFFERING PRICE(1)         FEE(2)
Common Stock, $0.01 Par Value....................      4,025,000           $29.90625        $120,372,656.40        $36,476.56

(1) Includes shares which the Underwriters have the option to purchase to cover over-allotments, if any.

(2) Estimated solely for purposes of calculating the registration fee. Based on the average of the high and low prices for the last five days reported on the New York Stock Exchange pursuant to Rule 457(c) of the Securities Act of 1933, as amended.
                           --------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR
DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF
THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                EXPLANATORY NOTE

    This Registration Statement contains two separate prospectuses. The first prospectus relates to a public offering in the United States and Canada of an aggregate of 2,800,000 shares of Common Stock (the "U.S. Offering"). The second prospectus relates to a concurrent offering outside the United States and Canada of an aggregate of 700,000 shares of Common Stock (the "International Offering," and together with the U.S. Offering, the "Stock Offerings"). The prospectuses for the U.S. Offering and the International Offering will be identical with the exception of the front cover page and page 2 of the prospectus. Such alternate pages appear in the Registration Statement immediately following the complete prospectus for the U.S. Offering.

PROSPECTUS (SUBJECT TO COMPLETION)
INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

ISSUED SEPTEMBER 10, 1997
                                3,500,000 SHARES

                                     [LOGO]
                                  COMMON STOCK
                               -----------------
 OF THE 3,500,000 SHARES OF COMMON STOCK BEING OFFERED HEREBY, 2,800,000 SHARES
    ARE BEING OFFERED INITIALLY IN THE UNITED STATES AND CANADA (THE "U.S. OFFERING") BY THE U.S. UNDERWRITERS AND 700,000 SHARES ARE BEING OFFERED
     INITIALLY OUTSIDE THE UNITED STATES AND CANADA BY THE INTERNATIONAL UNDERWRITERS (THE "INTERNATIONAL OFFERING," AND TOGETHER WITH THE U.S.
   OFFERING, THE "STOCK OFFERINGS"). SEE "UNDERWRITERS." ALL OF THE SHARES
       OF COMMON STOCK OFFERED HEREBY ARE BEING SOLD BY THE COMPANY. THE
        COMPANY'S COMMON STOCK IS LISTED ON THE NEW YORK STOCK EXCHANGE
       UNDER THE SYMBOL "WRC." ON SEPTEMBER 9, 1997, THE LAST SALE PRICE
       OF THE COMMON STOCK AS REPORTED ON THE NEW YORK STOCK EXCHANGE WAS
                              $30 9/16 PER SHARE.
  CONCURRENTLY WITH THE STOCK OFFERINGS, THE COMPANY IS OFFERING $110,000,000 ($126,500,000 IF THE UNDERWRITERS' OVER-ALLOTMENT OPTION IS EXERCISED IN
          FULL) AGGREGATE PRINCIPAL AMOUNT OF     % CONVERTIBLE SENIOR
      SUBORDINATED NOTES DUE 2007 OF THE COMPANY (THE "NOTES OFFERING"
          AND TOGETHER WITH THE STOCK OFFERINGS, THE "OFFERINGS"). THE CONSUMMATION OF THE NOTES OFFERING IS NOT CONTINGENT UPON
               CONSUMMATION OF THE STOCK OFFERINGS OR VICE VERSA.
                            ------------------------
  SEE "RISK FACTORS" COMMENCING ON PAGE 12 FOR A DISCUSSION OF CERTAIN
        RISKS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS
                       OF THE COMMON STOCK OFFERED
                                    HEREBY.
                              -------------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
    EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE
       SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
       COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
           PROSPECTUS. ANY  REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.
                              -------------------

                              PRICE $     A SHARE
                              -------------------

                                                                 PRICE            UNDERWRITING          PROCEEDS
                                                                   TO            DISCOUNTS AND             TO
                                                                 PUBLIC         COMMISSIONS (1)       COMPANY (2)
                                                           ------------------  ------------------  ------------------
PER SHARE................................................          $                   $                   $
TOTAL (3)................................................          $                   $                   $

- ---------
  (1) THE COMPANY HAS AGREED TO INDEMNIFY THE UNDERWRITERS AGAINST CERTAIN LIABILITIES, INCLUDING LIABILITIES UNDER THE SECURITIES ACT OF 1933, AS
     AMENDED. SEE "UNDERWRITERS."
  (2) BEFORE DEDUCTING EXPENSES PAYABLE BY THE COMPANY ESTIMATED AT $      .
  (3) THE COMPANY HAS GRANTED TO THE UNDERWRITERS AN OPTION EXERCISABLE WITHIN 30 DAYS OF THE DATE HEREOF, TO PURCHASE UP TO 525,000 ADDITIONAL SHARES OF
     COMMON STOCK AT THE PRICE TO PUBLIC LESS UNDERWRITING DISCOUNTS AND COMMISSIONS FOR THE PURPOSE OF COVERING OVER-ALLOTMENTS, IF ANY. IF SUCH OPTION IS EXERCISED IN FULL, THE TOTAL PRICE TO PUBLIC, UNDERWRITING
     DISCOUNTS AND COMMISSIONS AND PROCEEDS TO COMPANY WILL BE $      , $
     AND $      , RESPECTIVELY. SEE "UNDERWRITERS."
                            ------------------------
    THE SHARES ARE OFFERED, SUBJECT TO PRIOR SALE, WHEN, AS AND IF ACCEPTED BY THE UNDERWRITERS NAMED HEREIN AND SUBJECT TO APPROVAL OF CERTAIN LEGAL MATTERS BY SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP, COUNSEL FOR THE UNDERWRITERS. IT IS
EXPECTED THAT DELIVERY OF THE SHARES WILL BE MADE ON OR ABOUT             ,
1997, AT THE OFFICE OF MORGAN STANLEY & CO. INCORPORATED, NEW YORK, NY, AGAINST PAYMENT THEREFOR IN IMMEDIATELY AVAILABLE FUNDS.
                              -------------------
MORGAN STANLEY DEAN WITTER
         GOLDMAN, SACHS & CO.
                  BEAR, STEARNS & CO. INC.
                           BT ALEX. BROWN
                                    CREDIT SUISSE FIRST BOSTON
            , 1997

    No person is authorized in connection with the Stock Offerings made hereby to give any information or to make any representation not contained or incorporated by reference in this Prospectus and any information or representation not contained or incorporated herein must not be relied upon as having been authorized by the Company or the Underwriters. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any of the Common Stock offered hereby by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances imply that the information herein is correct as of any date subsequent to the date hereof.

    CERTAIN PERSONS PARTICIPATING IN THE OFFERINGS MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE NOTES OR THE COMMON STOCK. SPECIFICALLY, THE UNDERWRITERS MAY OVER-ALLOT THE NOTES AND THE COMMON STOCK IN CONNECTION WITH THE OFFERINGS, AND MAY BID FOR AND PURCHASE THE NOTES OR SHARES OF THE COMMON STOCK IN THE OPEN MARKET. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITERS."

                               TABLE OF CONTENTS

                                                                                                                PAGE
                                                                                                                -----
Available Information......................................................................................           2
Incorporation of Certain Documents by Reference............................................................           3
Prospectus Summary.........................................................................................           4
Risk Factors...............................................................................................          12
Concurrent Transactions....................................................................................          15
Use of Proceeds............................................................................................          16
Price Range of Common Stock and Dividend Policy............................................................          16
Capitalization.............................................................................................          17
Selected Financial Data....................................................................................          18
Management's Discussion and Analysis of Financial Condition and Results of Operations......................          20
Business...................................................................................................          25
Management.................................................................................................          34
Principal Stockholders.....................................................................................          36
Description of Capital Stock...............................................................................          37
Shares Eligible for Future Sale............................................................................          39
Description of Certain Indebtedness........................................................................          40
Certain United States Tax Consequences to Non-United States Holders........................................          43
Underwriters...............................................................................................          46
Legal Matters..............................................................................................          49
Experts....................................................................................................          50
Unaudited Pro Forma Combined Condensed Statement of Operations.............................................         P-1
Index to Consolidated Financial Statements.................................................................         F-1

                             AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the Commission: Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such materials can be obtained by mail from the Public Reference Section of the Commission, at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a World Wide Web site on the Internet at http://www.sec.gov that contains reports, proxy statements and other information regarding registrants that file electronically with the Commission. In addition, reports, proxy statements and other information concerning the Company can be inspected at the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

    This Prospectus constitutes a part of a Registration Statement on Form S-3 (together with amendments and exhibits thereto, the "Registration Statement") filed by the Company with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). The Prospectus omits certain of the information contained in the Registration Statement, and reference is hereby made to the Registration Statement for further information with respect to the Company and the securities offered hereby. Any statements contained herein concerning the provisions of any document filed as an exhibit to the Registration Statement or otherwise filed with the Commission are not necessarily complete, and in each instance reference is made to the copy of such document so filed. Each such statement is qualified in its entirety by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents, filed with the Commission by the Company pursuant to the Exchange Act, are incorporated herein by reference and made a part of this Prospectus:

    (i) the Company's Annual Report on Form 10-K for the fiscal year ended December 29, 1996 (the "1996 10-K");

    (ii) the portions of the Company's 1996 Annual Report to Stockholders that have been incorporated by reference into the 1996 10-K;

    (iii) the portions of the Company's 1996 definitive Proxy Statement for its Annual Meeting of Stockholders dated March 27, 1997 that have been incorporated by reference into the 1996 10-K;

    (iv) the Company's Quarterly Reports on Form 10-Q for the quarters ended March 30, 1997 and June 29, 1997; and

    (v) the description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A filed on January 22, 1996 pursuant to Section 12 of the Exchange Act.

    Each document filed by the Company pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such document. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, on the request of any such person, a copy of any or all of the foregoing documents incorporated herein by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference in such documents). Written or telephone requests for such copies should be directed to Dean Cherry, Office of Investor Relations, World Color Press, Inc., The Mill, 340 Pemberwick Road, Greenwich, Connecticut 06831, telephone: (203) 532-4200.

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS, INCLUDING THE NOTES THERETO, INCLUDED ELSEWHERE IN THIS PROSPECTUS. UNLESS OTHERWISE STATED, THE INFORMATION IN THIS PROSPECTUS ASSUMES THAT THE UNDERWRITERS' OVER-ALLOTMENT OPTION IS NOT EXERCISED. ALL REFERENCES TO FISCAL YEARS ARE TO THE COMPANY'S FISCAL YEAR WHICH IS THE 52 OR 53-WEEK PERIOD ENDING ON THE LAST SUNDAY IN DECEMBER. ALL REFERENCES TO THE SECOND QUARTER ARE TO THE COMPANY'S FISCAL SECOND QUARTER WHICH ENDED ON EITHER JUNE 30, 1996 OR JUNE 29, 1997, RESPECTIVELY. AS USED HEREIN, "PRO FORMA 1996" GIVES EFFECT TO ALL ACQUISITIONS CONSUMMATED BY THE COMPANY IN FISCAL 1996, AS IF EACH HAD OCCURRED ON THE FIRST DAY OF FISCAL 1996. THE PRO FORMA 1996 AMOUNTS ARE NOT NECESSARILY INDICATIVE OF THE RESULTS THAT WOULD HAVE OCCURRED HAD THE ACQUISITIONS BEEN CONSUMMATED ON JANUARY 1, 1996, OR OF WORLD COLOR'S OR THE ACQUISITIONS' INDIVIDUAL OR COMBINED FUTURE RESULTS. SEE "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS." AS USED HEREIN, THE "COMPANY" AND "WORLD COLOR" REFER TO WORLD COLOR PRESS, INC. AND ITS SUBSIDIARIES.

                                  THE COMPANY

    World Color is an industry leader in the management and distribution of print and digital information, with revenues of $1.9 billion for the twelve months ended June 29, 1997. The Company is the third largest diversified commercial printer in the United States, providing digital prepress, press, multi-media, binding and distribution services to customers in the magazine, catalog, commercial, direct mail, directory and book market sectors. Founded in 1903, the Company currently operates a national network of 40 production and distribution facilities and an extensive network of sales offices nationwide. Through selective acquisitions and internal expansion, World Color has strategically positioned itself as a full-service provider of multiple high technology solutions for its customers' imaging, print and distribution needs.

    Since the appointment of a new management team in May 1991, World Color has significantly expanded its national presence as a leading, innovative commercial printer, and has achieved significant growth in sales, adjusted operating income (as defined herein) and net income, while also improving its operating margins. Management's commitment to this growth is evidenced by the management team's long-term ownership interest in the Company, which has increased since 1991. Over the past five fiscal years, net sales and adjusted operating income grew at compound annual rates of 25.5% and 61.3%, respectively, and net income increased from a net loss of $6.2 million in 1992 to net income of $47.3 million in 1996. In addition, the Company has recorded five consecutive years of improvement in its adjusted operating income margins. The Company continued its strong growth through the first six months of 1997, with net sales, operating income and net income increasing 31.7%, 50.2%, and 12.4%, respectively, compared with the same six month period in 1996. In addition, the Company's operating income margin increased to 7.2% for the first six months of 1997 from 6.3% for the comparable 1996 period.

GROWTH STRATEGY

    World Color has increased stockholder value through emphasizing quality, diversification of its business mix, operational efficiencies and strategic growth. Specifically, the Company's growth strategy is to (i) further establish and strengthen its leadership positions in diverse and balanced businesses, (ii) make strategic acquisitions and broaden the array of services provided to its customers, (iii) provide high quality services within a low cost operating structure and (iv) increase efficiency and productivity through investment in technology. The key elements underlying this strategy are described below.

    ESTABLISH AND STRENGTHEN LEADERSHIP POSITIONS IN DIVERSE, BALANCED BUSINESSES. World Color continues to increase its services and expand its geographic presence in order to provide for its customers' full range of digital imaging, print and information management and delivery needs. The Company has chosen to operate in areas of the industry in which it believes it can capture a larger share of its customers' business by offering a broad array of high quality products and services, cost-effective distribution, advanced technological capabilities and competitive pricing. The Company's commitment to quality, combined with its broad range of services offered, has formed the basis for World Color's long-standing customer relationships. As a result of its diverse business mix, geographic presence and reputation for quality, World Color has been able to attract new customers as well as capture incremental sales from existing customers.

    STRATEGIC ACQUISITIONS. The fragmented printing industry continues to undergo significant consolidation due primarily to changing customer demand for a full range of sophisticated services and the high levels of capital investment necessary to meet this demand. Over the past five years, World Color has capitalized on the industry's consolidation opportunities by successfully integrating 16 acquisitions having an aggregate purchase price in excess of $1 billion. The Company has targeted its acquisitions to expand its services and geographic presence and to diversify its business mix by, among other things, targeting customers operating in new markets such as the direct mail and book markets. Additionally, the acquisitions have been accretive to World Color's earnings because of, among other things, significant cost savings in the purchase of raw materials, the reduction of overhead costs and productivity gains captured by the Company's ability to better absorb and manage available capacity at newly acquired facilities. World Color believes that its competitive and financial strengths and considerable experience in identifying, acquiring and integrating complementary businesses will continue to provide significant growth opportunities. While the Company continuously evaluates opportunities to make strategic acquisitions, at present it has no commitments or agreements with respect to any material acquisitions.

    LOW COST OPERATING STRUCTURE. World Color makes a vigorous effort to optimize the management of its financial resources and believes its ratio of selling, general and administrative expenses to net sales is among the lowest in the industry. A reengineering process begun in January 1996 has also contributed to the Company's improved cost structure and productivity. This effort entailed standardizing and streamlining the many processes of the Company's diverse operations. Results have included more effective approaches to applying technology and greater leverage from shared services. World Color's "one-company" operating structure has also improved capacity utilization by balancing production across plants and reduced costs by providing a central support organization for administrative services. In addition, the Company's purchasing power enables it to acquire raw materials and equipment on more favorable terms than its smaller competitors, as well as to ensure the availability of raw materials in tight markets.

    TARGETED CAPITAL INVESTMENTS TO INCREASE EFFICIENCY AND PRODUCTIVITY. World Color historically has been at the forefront of technological advances and is committed to maintaining its position as an industry leader through strategic capital spending. Since the beginning of 1993, the Company has invested approximately $390.0 million in equipment and plant expansions (exclusive of equipment obtained from acquisitions) to position the Company for continued growth and productivity improvements. The Company believes that its significant size and financial strength allow it to invest in technological capabilities that are not commercially viable for smaller or less well-capitalized competitors. The Company's ongoing capital investment program has enabled it to increase its productivity and to serve its customers better by improving the quality, flexibility, speed and cost of production.

MARKETS AND CUSTOMERS

    As illustrated in the charts below, since the appointment of World Color's current management team in 1991, the Company has diversified its business mix and expanded into serving customers in faster growth markets, thereby reducing the Company's dependence on magazine printing.

                            WORLD COLOR BUSINESS MIX
                            PERCENTAGE OF NET SALES

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

    1990                             PRO FORMA 1996*

Magazines           72%                    Magazines        29%
Catalogs             4%                     Catalogs        29%
Commercial          10%                  Direct Mail         9%
Directories         14%                Book Services         3%
                                          Commercial        25%
                                         Directories         5%

- ------------------------

* Does not give effect to the acquisitions of the Rand McNally Book Services Group or The Johnson & Hardin Co. in January and July of 1997, respectively.

    MAGAZINES. The Company believes that it is the second largest printer of consumer magazines in the United States, printing over 1.8 billion magazines annually. The Company believes that its principal competitors in this category consist of three diversified printing companies. Magazines printed by the Company are among the best-selling in their class and include such titles as AMERICAN WAY, ARCHITECTURAL DIGEST, CIGAR AFICIONADO, EBONY, ELLE, ENTERTAINMENT WEEKLY, FORBES, GOLF DIGEST, GOOD HOUSEKEEPING, MARTHA STEWART LIVING, MEN'S HEALTH, NATIONAL GEOGRAPHIC, NEWSWEEK, ROAD AND TRACK, ROLLING STONE, SOAP OPERA WEEKLY, TEEN, TV GUIDE, VOGUE AND WOMAN'S DAY. These magazines are published by leading publishers such as Conde Nast, Forbes, Hachette Filipacchi, Hearst, Johnson Publishing, K-III, National Geographic, The New York Times Sports & Leisure Group, News America Publications, Newsweek, Petersen, Rodale and Wenner Media. The popularity of these magazines makes them less susceptible to cyclical downturns in advertising spending, which the Company believes provides it with a significant advantage over competitors whose customers may be more susceptible to such downturns. A majority of the Company's magazine printing is performed under contracts with remaining terms of between one and nine years, the largest of which are with customers whose relationships with the Company average more than 20 years. The Company has extended a majority of such contracts beyond their initial expiration dates and intends to continue this practice when economically practical.

    CATALOGS. The Company is a leading printer for the U.S. catalog market, and prints approximately 3.0 billion catalogs annually. The Company's key competitors in this category consist of four diversified commercial printers whose facilities enable them to compete in the national market and smaller and local regional printers who compete for regional business. The Company prints over 2,000 catalog titles including Avon, Blair, Hammacher Schlemmer, J.C. Penney, J. Peterman Co., Lenox Collections, Potpourri, Service Merchandise, Sony, Spiegel, Starbucks, Talbot's, Victoria's Secret and Williams-Sonoma. In addition, the Company's business-to-business catalog printing work spans a broad range of industries including the computer, home and office furniture, office products and industrial safety products industries. The Company's business-to-business customers include Global DirectMail, Paper Direct and Reliable.

    COMMERCIAL. The Company is a premier printer of high quality specialty products such as annual reports and automobile and travel brochures, for customers such as Adobe/Logistix, BMG, Columbia Pictures, Donna Karan/New York, Ford Motor, Guess?, Outback Steakhouse, Pillsbury and Princess Cruises. World Color is also a leading printer of product brochures, bill stuffers, informational marketing materials and other advertising supplements. For instance, it prints freestanding inserts and retail inserts for established national retailers such as J.C. Penney, News America, Pier 1 Imports, True Value and Wal-Mart. The Company has focused on building lasting customer relationships through investments in equipment, focused customer service and the maintenance of the flexibility required to accommodate specific and changing customer needs. The Company believes its reputation for and dedication to innovation and leadership in specialized services will allow it to enjoy continued loyalty from its customers.

    DIRECT MAIL. Direct mail marketing services are an important and growing component of many businesses' marketing programs and overall U.S. advertising expenditures. The Company prints direct mail materials such as booklets, inserts, bill stuffers and other advertisements for customers including ADVO, Blair, Citicorp, DiscoverCard, The Franklin Mint, Goodyear Tire & Rubber Company, National Geographic and Quaker Oats. Among the direct mail services provided are direct imaging, personalization and other lettershop services.

    DIRECTORIES. The Company has printed directories since 1981 predominantly through its relationship with Pacific Bell. The Company prints four-color white-page and yellow-page directories for Pacific Bell pursuant to a contract which extends through the year 2000 and which can be extended by Pacific Bell for up to an additional five years. The Company prints over a total of 100 different regional directory titles for Pacific Bell and certain other customers. The Company prints over 34 million directories annually.

    BOOKS. Through its acquisition of Ringier America in June 1996, World Color believes it has become the largest printer of mass-market, racksize books in the world. The Company prints mass-market, racksize books for customers including Avon Books, Bantam Doubleday Dell, Kensington Publishing, Penguin Books USA, Random House and St. Martin's Press/TOR. In January 1997, the Company acquired the Book Services Group of Rand McNally, which prints hardcover books for the consumer, education and reference markets, and services many of the largest U.S. publishers. The Company prints hardcover books for customers including Colliers, Encyclopaedia Britannica, Grolier, Random House, Reader's Digest, Rodale Press, Thomas Publishing, and Time Warner.

                            CONCURRENT TRANSACTIONS

    Concurrently with the Stock Offerings, the Company is offering $110.0 million ($126.5 million if the underwriters' over-allotment option is exercised
in full) aggregate principal amount of      % Convertible Senior Subordinated
Notes due 2007 (the "Notes"). The net proceeds of the Notes Offering are estimated to be approximately $107.0 million ($123.2 million if the underwriters' over-allotment option is exercised in full), after deducting underwriting discounts and commissions and estimated expenses. The Notes will be convertible into Common Stock at the option of the holders at any time after 90 days following the date of original issuance thereof and prior to maturity,
unless previously redeemed, at a conversion price of $       per share, subject
to adjustment. The Notes will rank PARI PASSU with the Company's 9 1/8% Senior Subordinated Notes due 2003 (the "Senior Subordinated Notes") and will be subordinated to all other existing and future senior indebtedness of the Company. See "Description of Certain Indebtedness--The Notes." The Company intends to use the net proceeds received by it in the Notes Offering and the Stock Offerings to repay certain indebtedness incurred under its Second Amended and Restated Credit Agreement, dated as of June 6, 1996, as amended (the "Credit Agreement"). The closings of the Stock Offerings and the Notes Offering are not contingent upon each other.

    Concurrently with the Offerings, the Company will seek to amend the Credit Agreement in order to provide additional flexibility to pursue the Company's business strategy. The proposed amendments to the Credit Agreement would, among other things, increase the Company's borrowing capacity to fund future acquisitions by $200.0 million. See "Description of Certain Indebtedness--Credit Agreement."

    As a result of the Offerings and the amendments to the Credit Agreement, World Color believes that it will be well positioned to continue its strategy of acquiring businesses that can be successfully integrated into the Company's core operations, to expand its services and geographic presence and to diversify its business mix.

    The Company is a Delaware corporation and has its principal offices at The Mill, 340 Pemberwick Road, Greenwich, Connecticut 06831, and its telephone number is (203) 532-4200.

                                 THE OFFERINGS

Common Stock Offered:
  U.S. Offering..............................  2,800,000 shares
  International Offering.....................  700,000 shares
      Total..................................  3,500,000 shares
Common Stock to be outstanding after the
  Stock Offerings............................  37,256,531 shares (1)
Concurrent Notes Offering....................  Concurrently with the Stock Offerings, the
                                               Company is offering $110.0 million ($126.5
                                                 million if the underwriters' over-allotment
                                                 option is exercised in full) aggregate
                                                 principal amount of   % Convertible Senior
                                                 Subordinated Notes due 2007 in the Notes
                                                 Offering. Consummation of the Notes
                                                 Offering and the Stock Offerings are not
                                                 contingent upon each other. See "Concurrent
                                                 Transactions."
Use of Proceeds..............................  The Company intends to use the net proceeds received by it in the Offerings to repay
                                                 certain indebtedness incurred under the
                                                 Credit Agreement. See "Use of Proceeds."
NYSE Symbol..................................  The Common Stock is listed on the New York
                                               Stock Exchange under the symbol "WRC."

- ------------------------

(1) Does not, as of September 9, 1997, include 2,919,055 shares of Common Stock issuable upon exercise of stock options outstanding after the Offerings, 1,687,283 of which will be exercisable immediately after the Stock Offerings
    and         (        if the Underwriters' over-allotment option is exercised
    in full) shares issuable upon conversion of the Notes, initially at a
    conversion price of $        per share. All of the shares issuable upon
    exercise of stock options are subject to lock-up restrictions of either 120 or 180 days after the date of this Prospectus, and the Notes will not be convertible into Common Stock for 90 days after their issuance. See "Shares Eligible for Future Sale."

                                  RISK FACTORS

    Prior to making an investment in the Common Stock offered hereby, prospective purchasers of the Common Stock should take into account the specific considerations set forth under "Risk Factors" as well as the other information set forth in this Prospectus.

                             SUMMARY FINANCIAL DATA

    The following summary operating and financial data for the fiscal years ended December 25, 1994 through December 29, 1996 have been derived from the Company's financial statements, which have been audited by Deloitte & Touche LLP, independent auditors, whose report thereon is included elsewhere in this Prospectus. The following summary financial data for the six month periods ended June 30, 1996 and June 29, 1997 have been derived from the Company's unaudited condensed consolidated financial statements which, in the opinion of management, contain all adjustments (consisting of only normal and recurring adjustments) necessary to present fairly the Company's financial position and results of operations at such dates and for such periods. The data presented below should be read in conjunction with, and are qualified in their entirety by reference to, the Company's consolidated financial statements and the notes thereto appearing elsewhere in this Prospectus. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                           FISCAL YEAR (1)                  SIX MONTHS (1)
                                                --------------------------------------  ----------------------
                                                   1994         1995          1996         1996        1997
                                                ----------  ------------  ------------  ----------  ----------
                                                    (IN THOUSANDS, EXCEPT PERCENTAGES AND PER SHARE DATA)
OPERATING DATA:
  Net sales...................................  $  971,627  $  1,295,582  $  1,641,412  $  671,377  $  883,998
  Cost of sales...............................     817,934     1,074,785     1,349,130     561,149     732,631
                                                ----------  ------------  ------------  ----------  ----------
  Gross profit................................     153,693       220,797       292,282     110,228     151,367
  Selling, general and administrative
    expenses..................................      90,312       125,539       153,071      67,928      87,852
  Streamlining and other special
    charges (2)...............................      --            40,900       --           --          --
                                                ----------  ------------  ------------  ----------  ----------
  Operating income............................      63,381        54,358       139,211      42,300      63,515
  Interest expense............................      23,825        37,897        58,417      22,308      40,268
  Income tax provision........................      15,822         6,584        33,533       7,997       9,764
                                                ----------  ------------  ------------  ----------  ----------
  Net income..................................  $   23,734  $      9,877  $     47,261  $   11,995  $   13,483
                                                ----------  ------------  ------------  ----------  ----------
                                                ----------  ------------  ------------  ----------  ----------
  Net income per common and common equivalent
    share (3).................................  $     0.69  $       0.29  $       1.35  $     0.34  $     0.39
  Weighted average common and common
    equivalent shares outstanding (3).........      34,409        34,441        35,003      34,965      34,516
OTHER OPERATING DATA:
  EBITDA (4)..................................  $  124,023  $    169,926  $    243,704  $   86,215  $  129,887
  Adjusted operating income (5)...............      63,381        95,258       139,211      42,300      63,515
  Capital expenditures........................      83,875       120,339        70,639      28,844      55,645
  Cash provided by operations.................     100,124         6,744       146,583      50,799       5,006
  Gross profit margin.........................        15.8%         17.0%         17.8%       16.4%       17.1%
  EBITDA margin...............................        12.8          13.1          14.8        12.8        14.7
  Adjusted operating income margin............         6.5           7.4           8.5         6.3         7.2

                                                                                  AT JUNE 29,
BALANCE SHEET DATA:                                                                  1997
                                                                                  -----------
  Working capital...............................................................   $ 238,801
  Property, plant and equipment, net............................................     873,255
  Total assets..................................................................   2,004,205
  Long-term debt (including current maturities).................................   1,092,682
  Stockholders' equity..........................................................     428,415

                                                   (FOOTNOTES ON FOLLOWING PAGE)

- ------------------------

 (1) The fiscal years shown each represent the 52 or 53-week period ending on the last Sunday in December. Fiscal year 1995 consisted of 53 weeks. Fiscal years 1994 and 1996 each consisted of 52 weeks. The six month periods ended June 30, 1996 and June 29, 1997 consisted of 26 weeks.

 (2) In the fourth quarter of 1995, the Company recorded a streamlining charge of $40,900 ($24,540 net of tax benefits). This charge, which was primarily non-cash, was related to the realignment of certain business operations which resulted in the writedown of certain assets and a provision for other associated costs. See Note 13 to the Company's consolidated financial statements.

 (3) Net income per common and common equivalent share is based on the weighted average common and dilutive common equivalent shares outstanding during each period after giving effect to the change in the Company's capital structure pursuant to the November 1995 merger of Printing Holdings, L.P., the Company's former parent company, with and into the Company and the adjustment of then outstanding options in order to cause such options to be exerciseable for Common Stock on a basis consistent with the Company's capitalization after such merger. This weighted average includes incremental shares for dilutive common equivalent shares related to the assumed exercise of stock options, using the treasury stock method. In addition, shares related to Common Stock issued and incremental shares related to stock options granted within one year prior to November 22, 1995 (the initial filing of the registration statement for the Company's initial public offering) at a purchase or exercise price below $19.00 per share were included in the weighted average, using the treasury stock method for the stock options, as if they were outstanding for all pre-issuance periods presented.

 (4) EBITDA represents earnings before interest expense, income taxes, depreciation, amortization and non-recurring streamlining and other special charges. EBITDA is not intended to represent cash flows for the period, is not presented as an alternative to operating income as an indicator of operating performance, may not be comparable to other similarly titled measures of other companies and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles. See the Company's consolidated financial statements and the notes thereto appearing elsewhere in this Prospectus.

 (5) Adjusted operating income represents operating income before non-recurring streamlining and other special charges. Adjusted operating income is not intended to represent cash flows for the period, is not presented as an alternative to operating income as an indicator of operating performance, may not be comparable to other similarly titled measures of other companies and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles. See the Company's consolidated financial statements and the notes thereto appearing elsewhere in this Prospectus.

                                  RISK FACTORS

    A PROSPECTIVE INVESTOR SHOULD CONSIDER CAREFULLY ALL OF THE INFORMATION CONTAINED IN THIS PROSPECTUS BEFORE DECIDING WHETHER TO PURCHASE THE COMMON STOCK OFFERED HEREBY AND, IN PARTICULAR, THE FOLLOWING FACTORS.

FORWARD-LOOKING INFORMATION

    This Prospectus contains various forward-looking statements and information that are based on management's belief as well as assumptions made by and information currently available to management. When used in this document, the words "anticipate," "estimate," "project," "expect" and similar expressions are intended to identify forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Such statements are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated, projected or expected. Among the key factors that may have a direct bearing on the Company's operating results are changes in customer demands for the Company's products, changes in raw material and equipment costs and availability, seasonal changes in customer orders, pricing actions by the Company's competitors and general changes in economic conditions.

COMPETITION

    Although the Company is one of the largest diversified commercial printers in the United States, the industry is highly competitive in most product categories and geographic regions. Competition is largely based on price, quality, range of services offered, distribution capabilities, customer service, availability of printing time on appropriate equipment and state-of-the-art technology. The Company competes for commercial business not only with large national printers, but also with smaller regional printers. In certain circumstances, due primarily to factors such as freight rates and customer preference for local services, printers with better access to certain regions of the country may have a competitive advantage in such a region. The Company believes that primarily due to the continued excess capacity in the industry, there has been downward pricing pressure and increased competition in the printing industry.

TECHNOLOGY

    Production technology in the printing industry has evolved and continues to evolve. Although the Company has invested approximately $390.0 million in printing facilities and equipment since the beginning of fiscal 1993, it may be required to invest significant capital in additional production technology in order to remain competitive. The Company believes that its recent capital investments in state-of-the-art technology, including new press and binding technology, digital imaging technology, computer-to-plate and digital processing technologies and real-time product quality monitoring systems have allowed it to realize increased efficiencies in the services it offers its customers.

GROWTH THROUGH ACQUISITIONS

    To expand its services and geographic presence, diversify its business mix and lead the consolidation trend in the printing industry, the Company's business strategy includes growth through acquisitions. There can be no assurance that future acquisitions will be consummated on acceptable terms or that any newly acquired companies will be successfully integrated into the Company's operations. The Company may use Common Stock (which could result in dilution to the purchasers of the Common Stock offered hereby) or may incur additional long-term indebtedness or a combination thereof for all or a portion of the consideration to be paid in future acquisitions. While the Company continuously evaluates opportunities to make strategic acquisitions, it has no present commitments or agreements with respect to any material acquisitions.

ENVIRONMENTAL COMPLIANCE

    The Company is subject to regulation under various federal, state and local laws relating to the environment and to employee health and safety. These environmental regulations relate to the generation, storage, transportation, disposal and emission into the environment of various substances. Permits are required for operation of the Company's business (particularly air emission permits), and these permits are subject to renewal, modification and, in certain circumstances, revocation. The Company believes it is in substantial compliance with such laws and permitting requirements. The Company is also subject to regulation under various federal, state and local laws which allow regulatory authorities to compel (or seek reimbursement for) cleanup of environmental contamination at its own sites and at facilities where its waste is or has been disposed. The Company has internal controls and personnel dedicated to compliance with all applicable environmental laws. The Company expects to incur ongoing capital and operating costs to maintain compliance with applicable environmental laws, which costs the Company does not expect to be, in the aggregate, material. The Company cannot predict the environmental legislation or regulations that may be enacted in the future or how existing or future laws or regulations will be administered or interpreted. Compliance with more stringent laws or regulations, as well as more vigorous enforcement policies of the regulatory agencies or stricter interpretation of existing laws, may require additional expenditures by the Company, some or all of which may be material. See "Business--Environmental Compliance."

INFLUENCE BY KKR; OTHER ANTI-TAKEOVER PROVISIONS

    After giving effect to the Offerings, on a fully-diluted basis (assuming the Underwriters' over-allotment option is exercised in full, but assuming no conversion of the Notes), approximately 46.4% of the shares of Common Stock will be held by certain investment partnerships, of which KKR Associates L.P., a New York limited partnership ("KKR Associates") and an affiliate of Kohlberg Kravis Roberts & Co., L.P. ("KKR"), is the general partner. KKR Associates has sole voting and investment power with respect to such shares. Consequently, KKR Associates and its general partner, of which three directors of the Company are members and one director of the Company is an executive, influence the Company, the election of its directors and any actions requiring stockholder approval, including adopting amendments to the Company's certificate of incorporation and approving mergers or sales of all or substantially all of the Company's assets.

    Such influence by KKR, together with certain provisions of the Company's certificate of incorporation and by-laws as well as certain provisions of the Delaware General Corporation Law (the "DGCL"), could increase the difficulty of effecting a change of control of the Company. These provisions include "blank check" preferred stock, stockholder nomination procedures and the "interested stockholders" provisions of Section 203 of DGCL. See "Description of Capital Stock." Section 203 of DGCL is intended to delay a person who acquires shares of Common Stock without the approval of the Board of Directors or the stockholders from engaging in any merger, asset sale or other transactions resulting in a financial benefit to such person.

SHARES ELIGIBLE FOR FUTURE SALE

    Upon completion of the Stock Offerings (assuming no exercise of the Underwriters' over-allotment option and no conversion of the Notes), 17,738,192 shares of Common Stock held directly or indirectly by the KKR Partnerships and management and 1,687,283 shares of Common Stock issuable upon exercise of options outstanding and exercisable immediately following the Stock Offerings held by management and former management will continue to be "restricted shares" as defined in Rule 144 under the Securities Act. Such shares may be resold only if they are registered under the Securities Act or if an exemption from registration is available, including, among others, the exemption provided by Rule 144 under the Securities Act. After the Offerings, the KKR Partnerships will continue to have certain demand and incidental registration rights with respect to all of the shares owned by them, and management will have certain incidental registration rights.

    In addition to the shares sold in the Stock Offerings, as of September 9, 1997, 84,413 shares of Common Stock are eligible for sale by management holders without restrictions under the Securities Act.

    Each of the Company and its directors, executive officers and the KKR Partnerships has agreed that, subject to certain exceptions, without the prior written consent of Morgan Stanley & Co. Incorporated ("Morgan Stanley"), on behalf of the Underwriters, it will not, during the period ending 90 days after the date of this Prospectus, offer, pledge, sell, contract to sell or otherwise transfer, lend or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock. See "Shares Eligible for Future Sale" and "Underwriters." In addition, all shares owned by, and all shares issuable upon the exercise of options held by, the Company's management and former management are subject to lock-up restrictions for either 120 or 180 days after the date of this Prospectus.

    No prediction can be made as to the effect, if any, that future sales of shares, or the availability of shares for future sale, will have on the market price of the Common Stock prevailing from time to time. Sales of substantial amounts of Common Stock (including shares issued upon the exercise of stock options), or the perception that such sales could occur, could adversely affect prevailing market prices for the Common Stock. If such sales reduce the market price of the Common Stock, the Company's ability to raise additional capital in the equity markets could be adversely affected.

                            CONCURRENT TRANSACTIONS

    Concurrently with the Stock Offerings, the Company is offering $110.0 million ($126.5 million if the underwriters' over-allotment option is exercised in full) aggregate principal amount of Notes. The net proceeds of the Notes Offering are estimated to be approximately $107.0 million ($123.2 million if the underwriters' over-allotment option is exercised in full), after deducting underwriting discounts, commissions and estimated expenses. The Notes will be convertible into Common Stock at the option of the holders at any time after 90 days following the date of original issuance thereof and prior to maturity,
unless previously redeemed, at a conversion $      per share, subject to
adjustment. The Notes will rank PARI PASSU with the Company's Senior Subordinated Notes and will be subordinated to all other existing and future senior indebtedness of the Company. See "Description of Certain Indebtedness--The Notes." The Company intends to use the net proceeds received by it in the Notes Offering and the Stock Offerings to repay certain indebtedness incurred under the Credit Agreement. The closings of the Stock Offerings and the Notes Offering are not contingent upon each other.

    Concurrently with the Offerings, the Company will seek to amend its Credit Agreement in order to provide additional flexibility to pursue the Company's business strategy. The proposed amendments to the Credit Agreement would, among other things, increase the Company's borrowing capacity to fund future acquisitions by $200.0 million. See "Description of Certain Indebtedness--Credit Agreement."

    As a result of the Offerings and the amendments to the Credit Agreement, World Color believes that it will be well positioned to continue its strategy of acquiring businesses that can be successfully integrated into the Company's core operations, to expand its services and geographic presence and to diversify its business mix.

                                USE OF PROCEEDS

    The net proceeds to be received by the Company from the sale of the Common Stock, after deducting the expenses of the Stock Offerings are estimated to be approximately $102.2 million ($117.6 million if the Underwriters' over-allotment option is exercised in full). The Company intends to use all of such net proceeds, together with the net proceeds to be received by the Company in the Notes Offering, to repay certain indebtedness incurred under the Company's Credit Agreement. At August 24, 1997, the aggregate outstanding balance under the Credit Agreement was $779.4 million, and the weighted average interest rate of the Company's outstanding borrowings under the Credit Agreement was 6.54%. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

                PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

    The Common Stock has been listed on the New York Stock Exchange under the symbol "WRC" since January 26, 1996. The following table sets forth the low and high closing prices of the Common Stock for the fiscal quarters indicated as reported on the New York Stock Exchange Composite Tape.

                                                                                                          LOW         HIGH
                                                                                                      -----------  -----------
1996
  First Quarter (beginning January 26, 1996)........................................................    18 1/4       21 1/2
  Second Quarter....................................................................................        18       25 1/2
  Third Quarter.....................................................................................    20 1/2       25 1/8
  Fourth Quarter....................................................................................    17 3/4       24 1/8
1997
  First Quarter.....................................................................................    18 1/8       22 1/4
  Second Quarter....................................................................................    19 5/8       26 1/4
  Third Quarter (through September 9, 1997).........................................................    23 3/4      30 9/16

    On September 9, 1997, the closing price of the Common Stock as reported on the New York Stock Exchange was $30 9/16.

    The Company has not declared or paid any dividends on its Common Stock and does not anticipate doing so for the foreseeable future. The decision whether to apply legally available funds to the payment of dividends on the Common Stock will be made by the Board of Directors of the Company from time to time in the exercise of its prudent business judgment, taking into account, among other things, the Company's results of operations and financial condition, any then existing or proposed commitments for the use by the Company of available funds, and the Company's obligations with respect to any then outstanding class or series of its preferred stock.

    The Company is restricted by the terms of certain of its outstanding debt and financing agreements from paying cash dividends on its Common Stock, and may in the future enter into loan or other agreements or issue debt securities or preferred stock that restrict the payment of cash dividends on Common Stock. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" and "Description of Certain Indebtedness."

                                 CAPITALIZATION

    The following table sets forth the actual cash and cash equivalents and the consolidated capitalization of the Company as of June 29, 1997 (i) on a historical basis, (ii) as adjusted to reflect the Stock Offerings and (iii) as adjusted to reflect the Offerings and, in each case, the anticipated application of the aggregate net proceeds therefrom. See "Use of Proceeds." The information below should be read in conjunction with the Company's consolidated financial statements and the notes thereto included elsewhere in this Prospectus.

                                                                                  JUNE 29, 1997
                                                                 ------------------------------------------------
                                                                                AS ADJUSTED FOR     AS ADJUSTED
                                                                                   THE STOCK            FOR
                                                                    ACTUAL         OFFERINGS       THE OFFERINGS
                                                                 ------------  ------------------  --------------

                                                                           (IN THOUSANDS, EXCEPT SHARE
                                                                               AND PER SHARE DATA)
Cash and cash equivalents......................................  $     22,383    $       22,383     $     22,383
                                                                 ------------  ------------------  --------------
                                                                 ------------  ------------------  --------------
Debt:
  Borrowings under the Credit Agreement(1)(2)(3)...............       871,100           768,910          661,885
  9 1/8% Senior Subordinated Notes due 2003....................       150,000           150,000          150,000
    % Convertible Senior Subordinated Notes due 2007(4)........       --               --                110,000
  Other debt(5)................................................        71,582            71,582           71,582
                                                                 ------------  ------------------  --------------
      Total debt...............................................  $  1,092,682    $      990,492     $    993,467
                                                                 ------------  ------------------  --------------
Stockholders' equity:
  Common Stock, $0.01 par value--authorized, 100,000,000
    shares; issued and outstanding, 33,744,531 at June 29,
    1997(6)....................................................  $        337    $          372     $        372
  Additional paid-in capital...................................       583,721           685,876          685,876
  Accumulated deficit..........................................      (155,643)         (155,643)        (155,643)
                                                                 ------------  ------------------  --------------
      Total stockholders' equity...............................       428,415           530,605          530,605
                                                                 ------------  ------------------  --------------
Total capitalization...........................................  $  1,521,097    $    1,521,097     $  1,524,072
                                                                 ------------  ------------------  --------------
                                                                 ------------  ------------------  --------------

- ------------------------

(1) The amounts shown as of June 29, 1997 do not give effect to the securitization transaction entered into on June 30, 1997. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" and "Description of Certain Indebtedness--Receivables Securitization." As of August 24, 1997, $155,000 of proceeds have been received under this facility, all of which have been used to repay borrowings under the Credit Agreement.

(2) At August 24, 1997, commitments under the Credit Agreement aggregated $920,000, and the weighted average interest rate of the Company's outstanding borrowings under the Credit Agreement was 6.54%. See "Concurrent Transactions."

(3) Includes current maturities of $35,000.

(4) The consummation of the Notes Offering is not contingent upon the consummation of the Stock Offerings or vice versa.

(5) Includes current maturities of $8,629.

(6) Does not include 2,931,055 shares of Common Stock issuable upon exercise of outstanding stock options of which 1,672,122 were then exercisable.

                            SELECTED FINANCIAL DATA

    The following selected operating and financial data for the five fiscal years ended December 29, 1996 have been derived from the Company's audited consolidated financial statements. The following selected financial data for the six month periods ended June 30, 1996 and June 29, 1997 have been derived from the Company's unaudited condensed consolidated financial statements which, in the opinion of management, contain all adjustments (consisting of only normal and recurring adjustments) necessary to present fairly the Company's financial position and results of operations at such dates and for such periods. The data presented below should be read in conjunction with, and is qualified in its entirety by reference to, the Company's consolidated financial statements and the notes thereto appearing elsewhere in this Prospectus. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                                                                               SIX MONTHS
                                                                     FISCAL YEAR (1)                              (1)
                                             ---------------------------------------------------------------  ------------
                                                1992        1993         1994         1995          1996          1996
                                             ----------  -----------  ----------  ------------  ------------  ------------
                                                         (IN THOUSANDS, EXCEPT PERCENTAGES AND PER SHARE DATA)
OPERATING DATA:
  Net sales................................  $  660,847  $   825,569  $  971,627  $  1,295,582  $  1,641,412  $    671,377
  Cost of sales............................     582,855      715,895     817,934     1,074,785     1,349,130       561,149
                                             ----------  -----------  ----------  ------------  ------------  ------------
  Gross profit.............................      77,992      109,674     153,693       220,797       292,282       110,228
  Selling, general and administrative
    expenses...............................      57,423       69,688      90,312       125,539       153,071        67,928
  Streamlining and other special charges
    (2)....................................       6,140       98,000      --            40,900       --            --
                                             ----------  -----------  ----------  ------------  ------------  ------------
  Operating income (loss)..................      14,429      (58,014)     63,381        54,358       139,211        42,300
  Interest expense.........................      19,820       25,080      23,825        37,897        58,417        22,308
  Income tax provision (benefit)...........         775      (24,700)     15,822         6,584        33,533         7,997
  Extraordinary charge (3).................      --            7,007      --           --            --            --
  Cumulative effect of changes in
    accounting methods (4).................      --           55,900      --           --            --            --
                                             ----------  -----------  ----------  ------------  ------------  ------------
  Net income (loss)........................  $   (6,166) $  (121,301) $   23,734  $      9,877  $     47,261  $     11,995
                                             ----------  -----------  ----------  ------------  ------------  ------------
                                             ----------  -----------  ----------  ------------  ------------  ------------
  Net income (loss) per common and common
    equivalent share (5)...................  $    (0.25) $     (4.26) $     0.69  $       0.29  $       1.35  $       0.34
  Weighted average common and common
    equivalent shares outstanding (5)......      24,712       28,468      34,409        34,441        35,003        34,965

OTHER OPERATING DATA:
  EBITDA (6)...............................  $   72,655  $   103,651  $  124,023  $    169,926  $    243,704  $     86,215
  Adjusted operating income (7)............      20,569       39,986      63,381        95,258       139,211        42,300
  Capital expenditures.....................      25,214       57,234      83,875       120,339        70,639        28,844
  Cash provided by operations..............      57,573       83,208     100,124         6,744       146,583        50,799
  Gross profit margin......................        11.8%        13.3%       15.8%         17.0%         17.8%         16.4%
  EBITDA margin............................        11.0         12.6        12.8          13.1          14.8          12.8
  Adjusted operating income margin.........         3.1          4.8         6.5           7.4           8.5           6.3

BALANCE SHEET DATA (AT PERIOD END):
  Working capital..........................  $   40,540  $    83,125  $  113,144  $    160,835  $    227,068  $    224,245
  Property, plant and equipment, net.......     327,783      356,060     363,929       480,421       818,157       814,844
  Total assets.............................     573,907      818,130     837,417     1,150,728     1,822,432     1,768,747
  Long-term debt (including current
    maturities)............................     163,122      323,118     293,515       487,106       897,867       918,674
  Stockholders' equity.....................     296,847      247,570     274,113       358,766       414,932       379,701


                                                 1997
                                             ------------

OPERATING DATA:
  Net sales................................  $    883,998
  Cost of sales............................       732,631
                                             ------------
  Gross profit.............................       151,367
  Selling, general and administrative
    expenses...............................        87,852
  Streamlining and other special charges
    (2)....................................       --
                                             ------------
  Operating income (loss)..................        63,515
  Interest expense.........................        40,268
  Income tax provision (benefit)...........         9,764
  Extraordinary charge (3).................       --
  Cumulative effect of changes in
    accounting methods (4).................       --
                                             ------------
  Net income (loss)........................  $     13,483
                                             ------------
                                             ------------
  Net income (loss) per common and common
    equivalent share (5)...................  $       0.39
  Weighted average common and common
    equivalent shares outstanding (5)......        34,516
OTHER OPERATING DATA:
  EBITDA (6)...............................  $    129,887
  Adjusted operating income (7)............        63,515
  Capital expenditures.....................        55,645
  Cash provided by operations..............         5,006
  Gross profit margin......................          17.1%
  EBITDA margin............................          14.7
  Adjusted operating income margin.........           7.2
BALANCE SHEET DATA (AT PERIOD END):
  Working capital..........................  $    238,801
  Property, plant and equipment, net.......       873,255
  Total assets.............................     2,004,205
  Long-term debt (including current
    maturities)............................     1,092,682
  Stockholders' equity.....................       428,415

                                                   (FOOTNOTES ON FOLLOWING PAGE)

- ------------------------

(1) The fiscal years shown each represent the 52 or 53-week period ending on the last Sunday in December. Fiscal year 1995 consisted of 53 weeks. Fiscal years 1992 to 1994 and 1996 each consisted of 52 weeks. The six month periods ended June 30, 1996 and June 29, 1997 consisted of 26 weeks.

(2) Operating income for 1992 was reduced by $6,140 of non-recurring settlement costs. Operating income in 1993 was reduced by $98,000 of special charges. These charges reflect the Company's strategy in 1993 to grant price concessions to certain significant customers to renew and extend long-term contracts in advance of their expiration dates and to streamline its operations in response to the continuing competitive marketplace. In the fourth quarter of 1995, the Company recorded a streamlining charge of $40,900. This charge, which was primarily non-cash, was related to the realignment of certain business operations which resulted in the writedown of certain assets and a provision for other associated costs. See Note 13 to the Company's consolidated financial statements.

(3) The 1993 extraordinary charge of $7,007 represents a writeoff, net of an income tax benefit of $4,670, of deferred financing costs related to early repayments of indebtedness during 1993.

(4) Effective December 28, 1992, the Company adopted SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions" and SFAS No. 109, "Accounting For Income Taxes." Effective this same date, the Company also elected early adoption of SFAS No. 112, "Employers' Accounting for Postemployment Benefits." The cumulative effect of adopting these new accounting standards was a non-cash charge to income of $55,900, net of an income tax benefit of $22,100.

(5) Net income (loss) per common and common equivalent share is based on the weighted average common and dilutive common equivalent shares outstanding during each period after giving effect to the change in the Company's capital structure pursuant to the November 1995 merger of Printing Holdings, L.P., the Company's former parent company, with and into the Company and the adjustment of then outstanding options in order to cause such options to be exerciseable for Common Stock on a basis consistent with the Company's capitalization after such merger. This weighted average includes incremental shares for dilutive common equivalent shares related to the assumed exercise of stock options, using the treasury stock method. In addition, shares related to Common Stock issued and incremental shares related to stock options granted within one year prior to November 22, 1995 (the initial filing of the registration statement for the initial public offering) at a purchase or exercise price below $19.00 per share were included in the weighted average, using the treasury stock method for the stock options, as if they were outstanding for all pre-issuance periods presented. For all loss periods, the effect of the assumed exercise of stock options which were issued in periods prior to the one-year period previously mentioned is not included because the effect is antidilutive.

(6) EBITDA represents earnings before interest expense, income taxes, depreciation, amortization and non-recurring streamlining and other special charges. EBITDA is not intended to represent cash flows for the period, is not presented as an alternative to operating income as an indicator of operating performance, may not be comparable to other similarly titled measures of other companies and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles. See the Company's consolidated financial statements and the notes thereto appearing elsewhere in this Prospectus.

(7) Adjusted operating income represents operating income before non-recurring streamlining and other special charges. Adjusted operating income is not intended to represent cash flows for the period, is not presented as an alternative to operating income as an indicator of operating performance, may not be comparable to other similarly titled measures of other companies and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles. See the Company's consolidated financial statements and the notes thereto appearing elsewhere in this Prospectus.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    THE FOLLOWING DISCUSSION AND ANALYSIS OF THE COMPANY'S FINANCIAL CONDITION AND RESULTS OF OPERATIONS SHOULD BE READ IN CONJUNCTION WITH THE CONSOLIDATED FINANCIAL STATEMENTS AND NOTES THERETO INCLUDED ELSEWHERE IN THIS PROSPECTUS.

GENERAL

    The Company is a diversified commercial printer serving customers in the magazine, catalog, commercial, direct mail, directory and book markets. The Company's objective is to continue its growth in net sales, operating income, operating income margin and net income. World Color has achieved compound annual growth rates in net sales and adjusted operating income over the past five fiscal years of 25.5% and 61.3%, respectively, and has grown net income from a net loss of $6.2 million in 1992 to net income of $47.3 million in 1996.

    The Company's revenues are derived primarily from the sale of services and materials to its customer base, including digital and prepress services, press and binding services and distribution and logistics services. The Company has a broad and diverse customer base, of which no one customer accounted for more than 6.0% of 1996 net sales.

    Operating expenses include primarily the cost of paper and ink, salaries and employee benefits, occupancy, depreciation and amortization and other general and administrative expenses. The Company is focused on providing high-quality services within a low cost structure by, among other things, increasing efficiency and productivity and matching costs to revenues.

    As in recent years, there continues to be significant pricing pressure on all printers, including the Company. The Company's net sales include sales to certain customers of paper purchased by the Company. The price of paper, the primary raw material used by the Company, is volatile over time and may cause significant swings in net sales and cost of sales. The Company generally is able to pass on increases in the cost of paper to its customers, while declines in paper costs result in lower prices to its customers. In 1995, the availability of most grades of paper tightened and paper prices increased significantly. Throughout 1996, paper prices decreased significantly and availability returned to more normalized levels. Since the beginning of 1997, the paper market has firmed in pricing and availability for certain grades. While no assurances can be given, the Company anticipates that the price of certain grades of paper may increase over the next twelve months, but does not expect that such increases would have a material effect on the Company's net sales, net income and margins. The Company's contracts with its customers generally provide for price adjustments to reflect price changes for other materials, wages and outside services.

    The Company's operations are seasonal. Historically, approximately two-thirds of its operating income has been generated in the second half of the fiscal year, primarily due to the higher number of magazine pages, new product launches and back-to-school and holiday catalog promotions.

ACQUISITION HISTORY

    World Color has completed 16 strategic acquisitions over the past five years having a combined purchase price of over $1.0 billion. These acquisitions have enabled the Company to diversify its business mix and to expand its services and geographic presence. The following table summarizes these acquisitions.

DATE                         ACQUISITION               LOCATION                    STRATEGIC BENEFITS
- ---------------------  ------------------------  ---------------------  -----------------------------------------

July 1997              THE JOHNSON & HARDIN CO.  Lebanon, OH/           COMPLEMENTARY SHORT TO MEDIUM-RUN PRINTER
                                                 Red Bank, OH           SERVICING THE MAGAZINE AND COMMERCIAL
                                                                        MARKET SECTORS, LOCATED IN THE MID-REGION
                                                                        OF THE COUNTRY; PROVIDED VALUABLE SHORT
                                                                        CUT-OFF PRESS CAPACITY.

January 1997           RAND MCNALLY BOOK &       Versailles, KY/        ESTABLISHED PRESENCE AS A PRINTER OF
                       MEDIA SERVICES COMPANY    Taunton, MA            HARDCOVER BOOKS; COMPLEMENTARY TO
                       ("RAND MCNALLY")                                 OPERATIONS SERVICING MASS-MARKET,
                                                                        RACKSIZE BOOK PUBLISHERS.

October 1996           MT/ORLANDO, INC.          Orlando, FL            COMPLEMENTARY EXPANSION OF COMMERCIAL
                                                                        OPERATING PRESENCE IN SOUTHEASTERN
                                                                        REGION.

August 1996            ISA DIRECT, INC.          Aurora, IL             INCREASED NATIONAL PRESENCE AS A PRINTER
                                                                        OF DIRECT MAIL MATERIALS; PROVIDED DIRECT
                                                                        IMAGING AND PERSONALIZATION CAPABILITIES.

June 1996              KRUEGER ACQUISITION       Itasca, IL             SIGNIFICANT EXPANSION OF CATALOG AND
                       CORPORATION (RINGIER      (headquarters)         MAGAZINE PRINTING CAPABILITIES; PROVIDED
                       AMERICA)                                         ENTRY INTO PRINTING FOR MASS-MARKET,
                                                                        RACKSIZE BOOK PUBLISHERS.

April 1996             SHEA COMMUNICATIONS       Oklahoma City, OK      COMPLEMENTARY EXPANSION OF COMMERCIAL,
                       COMPANY                                          CATALOG AND DIRECT MAIL PRINTING
                                                                        CAPABILITIES.

February 1996          VIKING COLOR              Los Angeles, CA        INCREASED NATIONAL DIGITAL PREPRESS
                                                                        CAPABILITIES.

November 1995          DIGITAL PRE-PRESS, INC.   New York, NY           INCREASED NATIONAL DIGITAL PREPRESS
                                                                        CAPABILITIES.

September 1995         IMAGE TECHNOLOGIES, INC.  St. Petersburg, FL     ESTABLISHED PRESENCE AS AN INTERACTIVE,
                                                                        MULTI-MEDIA SERVICE PROVIDER.

March 1995             THE WESSEL COMPANY, INC.  Elk Grove Village, IL  STRENGTHENED PRESENCE AS A PRINTER OF
                                                                        DIRECT MAIL MATERIALS.

March 1995             NORTHEAST GRAPHICS INC.   North Haven, CT        COMPLEMENTARY EXPANSION OF COMMERCIAL
                                                                        OPERATING PRESENCE IN NORTHEASTERN
                                                                        REGION.

March 1995             THE LANMAN COMPANIES,                            INCREASED NATIONAL DIGITAL PREPRESS
                       INC.:                                            CAPABILITIES.
                       Lanman Progressive        Washington, D.C.

                       Lanman Lithotech, Inc.    Orlando, FL            INCREASED NATIONAL DIGITAL PREPRESS
                                                                        CAPABILITIES.
                       Central Florida Press,    Orlando, FL            EXPANDED COMMERCIAL CAPABILITIES AND
                       L.L.C.                                           OPERATING PRESENCE IN SOUTHEASTERN
                                                                        REGION.

May 1994               UNIVERSAL GRAPHICS        Warren, MI             INCREASED NATIONAL DIGITAL PREPRESS
                       CORPORATION                                      CAPABILITIES.

February 1994          WEB INSERTS/              Gainesville, GA        INCREASED PRESENCE AS A PRINTER FOR
                       ATLANTA, INC.                                    CATALOG INSERT AND DIRECT MAIL
                                                                        PUBLISHERS.

December 1993          GEORGE RICE & SONS        Los Angeles, CA        ESTABLISHED WEST COAST PRESENCE IN THE
                                                                        PRINTING OF HIGH-END COMMERCIAL PRODUCTS.

February 1993          THE ALDEN PRESS COMPANY   Elk Grove Village, IL  SIGNIFICANTLY INCREASED PRESENCE AS A
                                                                        PRINTER FOR THE SPECIALTY CONSUMER
                                                                        CATALOG AND DIRECT MAIL PUBLISHERS.

RESULTS OF OPERATIONS

SIX MONTHS ENDED JUNE 29, 1997 COMPARED TO SIX MONTHS ENDED JUNE 30, 1996

    Net sales increased $212.6 million or 31.7%, to $884.0 million in 1997 from $671.4 million in 1996. The increase was due to the inclusion of the sales from acquisitions in 1996 and improved base business performance as well as the contribution from the Rand McNally acquisition in January 1997. Lower paper prices in the period versus 1996 partially offset the revenue increases.

    Gross profit increased $41.1 million or 37.3% to $151.4 million in 1997 from $110.2 million in 1996, increasing gross profit margin to 17.1% from 16.4% in 1996. This improvement is a result of acquisitions in 1996 and 1997, including the benefits of certain cost reduction initiatives and other synergies resulting from the combination of the businesses, increased plant utilization and the effect of lower paper prices.

    Selling, general and administrative expenses increased $19.9 million or 29.3% to $87.9 million in 1997 from $67.9 million in 1996. The increase was attributable to acquisitions in 1996 and 1997, including the related additional amortization expense for goodwill.

    Interest expense increased $18.0 million or 80.5% to $40.3 million in 1997 from $22.3 million in 1996. The increase was attributable to higher average borrowings incurred to fund acquisitions as well as capital expenditures and working capital requirements.

    The effective tax rate, primarily composed of the combined federal and state statutory rates, was 42% for the first six months of 1997 compared to 40% for the comparable period in 1996. The increase was primarily due to the additional non-deductible amortization expense for goodwill resulting from acquisitions.

YEAR ENDED DECEMBER 29, 1996 COMPARED TO YEAR ENDED DECEMBER 31, 1995

    Net sales increased $345.8 million or 26.7% to $1,641.4 million in 1996 from $1,295.6 million in 1995. The increase was due to acquisitions in 1996, partially offset by lower paper prices. 1996 net sales also benefited slightly by continued business growth from new and existing customers.

    Gross profit increased $71.5 million or 32.4% to $292.3 million in 1996 from $220.8 million in 1995. The increase is attributable to the inclusion of acquisitions in 1996, as well as increased volume and improved operating efficiencies. Gross profit margins improved to 17.8% in 1996 from 17.0% in 1995 as a result of acquisitions in 1996, including certain cost savings and other operating synergies that have resulted from the combination of the businesses, along with the effect of lower paper prices.

    Selling, general and administrative expenses increased $27.5 million or 21.9% to $153.1 million in 1996 from $125.5 million in 1995. The increase is partially attributable to acquisitions in 1996, including the related additional amortization expense for goodwill, as well as increased selling expenses related to higher volume.

    Operating income increased $84.9 million or 156.1% to $139.2 million in 1996 from $54.4 million in 1995. The increase is attributable to the factors discussed in the preceding paragraphs, and the absence in 1996 of a streamlining charge of $40.9 million recorded in the fourth quarter of 1995, when the Company finalized and committed to a plan to realign certain business operations. The major components of this realignment plan were to close a facility and to consolidate certain digital prepress operations and functions. Before the reduction for the 1995 streamlining charge, 1996 operating income increased $44.0 million or 46.1%.

    Interest expense increased $20.5 million or 54.1% to $58.4 million in 1996 from $37.9 million in 1995. The increase is attributable to higher average borrowings incurred to fund acquisitions in 1996 and capital expenditures, partially offset by a slight benefit from a lower average cost of funds.

    The effective income tax rate was approximately 41.5% for 1996 and 40.0% for 1995, and was primarily composed of the combined federal and state statutory rates.

YEAR ENDED DECEMBER 31, 1995 COMPARED TO YEAR ENDED DECEMBER 25, 1994

    Net sales increased $324.0 million or 33.3% to $1,295.6 million in 1995 from $971.6 million in 1994. Acquisitions in 1995 accounted for approximately one half of the sales increase. In addition, approximately one third of the sales increase resulted from higher paper prices. Continued business growth from new and existing customers also benefited 1995 sales.

    Gross profit increased $67.1 million or 43.7% to $220.8 million in 1995 from $153.7 million in 1994. The increase is attributable to the inclusion of acquisitions in 1995, increased volume and improved operating efficiencies. Gross profit margins improved to 17.0% in 1995 from 15.8% in 1994 primarily as a result of acquisitions in 1995.

    Selling, general and administrative expenses increased $35.2 million or 39.0% to $125.5 million in 1995 from $90.3 million in 1994. The increase is partially attributable to acquisitions in 1995, including the related additional amortization expense for goodwill, as well as increased selling expenses related to higher volume.

    Operating income decreased $9.0 million or 14.2% to $54.4 million in 1995 from $63.4 million in 1994. The decrease is attributable to the inclusion in 1995 of the streamlining charge of $40.9 million described above, as well as the factors discussed in the preceding paragraphs. Before the reduction for the streamlining charge, operating income increased $31.9 million or 50.3% to $95.3 million in 1995 from $63.4 million in 1994.

    Interest expense increased $14.1 million or 59.1% to $37.9 million in 1995 from $23.8 million in 1994. The increase is attributable to higher average borrowings primarily incurred to fund acquisitions in 1995, capital expenditures and working capital requirements associated with significant increases in price and inventory levels of paper combined with an increased average cost of funds.

    The effective income tax rate was 40.0% for both 1995 and 1994, and was primarily composed of the combined federal and state statutory rates.

LIQUIDITY AND CAPITAL RESOURCES

    The Company has historically met its liquidity and capital investment needs with internally generated funds and external borrowings. Net income plus depreciation and amortization, deferred taxes, and streamlining charge was $98.9 million, $124.7 million and $165.3 million for the fiscal years 1994, 1995 and 1996, respectively, and was $59.4 million and $83.3 million for the first six months of 1996 and 1997, respectively.

    Working capital was $113.1 million, $160.8 million and $227.1 million at December 25, 1994, December 31, 1995 and December 29, 1996, respectively, and $224.2 million and $238.8 million at June 30, 1996, and June 29, 1997, respectively. Exclusive of acquisitions in 1996, raw materials inventory levels decreased approximately $41.9 million or 43.7% in 1996 as a result of the Company's successful efforts to utilize existing inventory, combined with lower inventory requirements due to more normalized availability and lower prices of paper.

    Capital expenditures totaled $83.9 million, $120.3 million and $70.6 million in 1994, 1995 and 1996, respectively, and are expected to total approximately $95.0 million in 1997, of which $55.6 million was spent through the first six months of 1997. These capital expenditures reflect the purchase of additional press and bindery equipment and the expansion of four of the Company's facilities. These capital expenditures have increased the Company's capacity and are part of the Company's ongoing program to maintain modern, efficient plants and continually increase productivity.

    World Color has completed sixteen strategic acquisitions over the past five years. Since the beginning of fiscal 1997, the Company has completed two acquisitions having a combined purchase price of approximately $194.0 million, including assumed indebtedness.

    The Company's capital expenditures and acquisitions have been funded in part by borrowings under the Credit Agreement. In June 1997, the Credit Agreement was amended in conjunction with the sale of accounts receivable described below. After giving effect to this amendment, certain pay-downs and concurrent commitment reductions, the Credit Agreement provides for aggregate total commitments of $920.0 million, comprised of $95.0 million in term loan commitments, $250.0 million of revolving loan commitments and $575.0 million in acquisition term loan commitments. The Credit Agreement provides for reductions in commitments commencing in 1998 and matures on December 31, 2002. Borrowings bear interest at rates that fluctuate with the prime rate and Eurodollar rate. Upon completion of the securitization transaction, the Company had undrawn commitments of approximately $190.0 million under the Credit Agreement. The weighted average borrowing rate under the Credit Agreement was 6.51% as of June 29, 1997.

    Concurrently with the amendment to the Credit Agreement, on June 30, 1997, the Company entered into an agreement to sell, on a revolving basis for a period of up to five years, certain of its accounts receivable to a wholly-owned subsidiary, which entered into an agreement to transfer, on a revolving basis, an undivided percentage ownership interest in a designated pool of accounts receivable to a maximum of $204.0 million. These transactions will be reflected as a reduction of accounts receivable.

    In connection with the Offerings, the Company will seek to amend its Credit Agreement in order to provide additional flexibility to pursue the Company's business strategy. The proposed amendments to the Credit Agreement would, among other things, increase the Company's borrowing capacity to fund future acquisitions by $200.0 million. See "Description of Certain Indebtedness--Credit Agreement."

    The Company has operating lease arrangements for certain press and bindery equipment. Lease expense related to such leases was approximately $29.5 million, $23.6 million and $24.5 million in 1994, 1995 and 1996, respectively.

    The Company received $74.8 million from the sale of Common Stock to investment partnerships affiliated with KKR in May 1995. These proceeds were used to repay outstanding borrowings under the Company's bank credit facility and to fund certain acquisitions.

    At December 29, 1996, the Company had net operating loss carryforwards for federal income tax purposes of $37.1 million available to reduce future taxable income, expiring primarily between 2004 and 2008, and has tax credits of $2.3 million expiring primarily from 1999 to 2002. Also, the Company has alternative minimum tax carryover credits of $19.0 million which do not expire and may be applied against regular tax in the future, in the event regular tax expense exceeds alternative minimum tax.

    The Company believes that its liquidity, capital resources and cash flows from operations are sufficient to fund planned capital expenditures, working capital requirements and interest and principal payments for the foreseeable future.

    The Company is currently evaluating the potential impact of the situation commonly referred to as the "Year 2000 Issue." The Year 2000 Issue, which affects most corporations, concerns the inability of information systems, primarily computer software programs, to properly recognize and process date sensitive information relating to the year 2000 and beyond. The Company is in the process of determining the costs and expenditures associated with the Year 2000 Issue, however, the majority of the Company's financial systems, as well as certain other significant information systems, are currently year 2000 compliant.

                                    BUSINESS

GENERAL

    World Color is an industry leader in the management and distribution of print and digital information, with revenues of $1.9 billion for the twelve months ended June 29, 1997. The Company is the third largest diversified commercial printer in the United States, providing digital prepress, press, multi-media, binding and distribution services to customers in the magazine, catalog, commercial, direct mail, directory and book market sectors. Founded in 1903, the Company currently operates a national network of 40 production and distribution facilities and an extensive network of sales offices nationwide. Through selective acquisitions and internal expansion, World Color has strategically positioned itself as a full-service provider of multiple high technology solutions for its customers' imaging, print and distribution needs.

    Since the appointment of a new management team in May 1991, World Color has significantly expanded its national presence as a leading, innovative commercial printer, and has achieved significant growth in sales, adjusted operating income and net income, while also improving its operating margins. Management's commitment to this growth is evidenced by the management team's long-term ownership interest in the Company, which has increased since 1991. Over the past five fiscal years, net sales and adjusted operating income grew at compound annual rates of 25.5% and 61.3%, respectively, and net income increased from a net loss of $6.2 million in 1992 to net income of $47.3 million in 1996. In addition, the Company has recorded five consecutive years of improvement in its adjusted operating income margins. The Company continued its strong growth through the first six months of 1997, with net sales, operating income and net income increasing 31.7%, 50.2%, and 12.4%, respectively, compared with the same six month period in 1996. In addition, the Company's operating income margin increased to 7.2% for the first six months of 1997 from 6.3% for the comparable 1996 period.

GROWTH STRATEGY

    World Color has increased stockholder value through emphasizing quality, diversification of its business mix, operational efficiencies and strategic growth. Specifically, the Company's growth strategy is to (i) further establish and strengthen its leadership positions in diverse and balanced businesses, (ii) make strategic acquisitions and broaden the array of services provided to its customers, (iii) provide high quality services within a low cost operating structure and (iv) increase efficiency and productivity through investment in technology. The key elements underlying this strategy are described below.

    ESTABLISH AND STRENGTHEN LEADERSHIP POSITIONS IN DIVERSE, BALANCED BUSINESSES. World Color continues to increase its services and expand its geographic presence in order to provide for its customers' full range of digital imaging, print and information management and delivery needs. The Company has chosen to operate in areas of the industry in which it believes it can capture a larger share of its customers' business by offering a broad array of high quality products and services, cost-effective distribution, advanced technological capabilities and competitive pricing. The Company's commitment to quality, combined with its broad range of services offered, has formed the basis for World Color's long-standing customer relationships. As a result of its diverse business mix, geographic presence and reputation for quality, World Color has been able to attract new customers as well as capture incremental sales from existing customers.

    STRATEGIC ACQUISITIONS. The fragmented printing industry continues to undergo significant consolidation due primarily to changing customer demand for a full range of sophisticated services and the high levels of capital investment necessary to meet this demand. Over the past five years, World Color has capitalized on the industry's consolidation opportunities by successfully integrating 16 acquisitions having an aggregate purchase price in excess of $1 billion. The Company has targeted its acquisitions to expand its services and geographic presence and to diversify its business mix by, among other things, targeting customers operating in new markets such as the direct mail and book markets. Additionally, the acquisitions have been accretive to World Color's earnings because of, among other things, significant cost savings in the purchase of raw materials, the reduction of overhead costs and productivity gains captured by the Company's ability to better absorb and manage available capacity at newly acquired facilities. World Color believes that its competitive and financial strengths and considerable experience in identifying, acquiring and integrating complementary businesses will continue to provide significant growth opportunities. While the Company continuously evaluates opportunities to make strategic acquisitions, at present it has no commitments or agreements with respect to any material acquisitions.

    LOW COST OPERATING STRUCTURE. World Color makes a vigorous effort to optimize the management of its financial resources and believes World Color's ratio of selling, general and administrative expenses to net sales is among the lowest in the industry. A reengineering process begun in January 1996 has also contributed to the Company's improved cost structure and productivity. This effort entailed standardizing and streamlining the many processes of the Company's diverse operations. Results have included more effective approaches to applying technology and greater leverage from shared services. World Color's "one-company" operating structure has also improved capacity utilization by balancing production across plants and reduced costs by providing a central support organization for administrative services. In addition, the Company's purchasing power enables it to acquire raw materials and equipment on more favorable terms than its smaller competitors, as well as to ensure the availability of raw materials in tight markets.

    TARGETED CAPITAL INVESTMENTS TO INCREASE EFFICIENCY AND PRODUCTIVITY. World Color historically has been at the forefront of technological advances and is committed to maintaining its position as an industry leader through strategic capital spending. Since the beginning of 1993, the Company has invested approximately $390.0 million in equipment and plant expansions (exclusive of equipment obtained from acquisitions) to position the Company for continued growth and productivity improvements. The Company believes that its significant size and financial strength allow it to invest in technological capabilities that are not commercially viable for smaller or less well-capitalized competitors. The Company's ongoing capital investment program has enabled it to increase its productivity and to serve its customers better by improving the quality, flexibility, speed and cost of production.

THE PRINTING INDUSTRY

    The $60 billion commercial printing industry in the United States is highly fragmented and capital-intensive, and includes the printing and distribution of magazines, advertising inserts, catalogs, direct mail, free-standing inserts, directories and other printed material. There are approximately 35,000 commercial printers in the United States today, approximately 500 of which have revenues in excess of $10 million. Technological trends in the industry, together with increasing demands by customers for specialized capabilities and a full range of services have increased the competitive advantages available to the Company and other large printers. The Company believes that only large, well-capitalized printers, such as itself, will be capable of making the capital expenditures necessary to invest in state-of-the-art technology and provide customers a full range of services and as a result, the Company believes that consolidation in the printing industry will continue.

WORLD COLOR SERVICES

    As a result of significant capital expenditures and strategic acquisitions which have allowed the Company to diversify its services, expand its geographic presence and enhance its use of new technologies, World Color is an industry leader in the management and distribution of print and digital information. The Company's services include:

    DIGITAL AND PREPRESS SERVICES. The Company provides a complete spectrum of film and digital preparation services, from traditional paste-up and color separations to state-of-the-art, all-digital prepress, as well as digital imaging and digital archiving. The Company's ten specialized digital and prepress facilities, which are strategically located close to the Company's customers, provide high quality, 24-hour preparatory services linked directly to the Company's various printing facilities. In addition, the Company's computer systems enable customers and World Color to exchange images and textual material electronically directly between the Company's printing and prepress facilities and the customers' business locations. The Company's integrated prepress operations provide it with comparative advantages over traditional prepress shops that are not able to provide the same level of integrated services. The Company's digital group also provides multi-media services such as the transformation of customers' existing printed and digital material into interactive media such as user-friendly information kiosk systems, Internet web sites, corporate intranets, CD-ROM's and computer laptop sales presentations. The Company's digital services group has provided a natural opportunity for the Company's cross-selling efforts by offering its integrated prepress and multi-media services to the Company's print customers who may have historically used third-party suppliers for their prepress and multi-media needs.

    PRESS AND BINDING SERVICES. The Company believes that it provides its customers with access to state-of-the-art technology in all phases of the printing and binding process, including, among others, wide-web presses, computerized quality information systems, computer-to-plate and digital processing systems, high speed binding and personalization capabilities and robotic material handling. Wide-web press technology, a large expenditure which only a small number of well-capitalized printers are able to justify, generates a significant cost savings on longer press runs. The computerized quality information systems provide the Company and its customers with instant analysis of the quality of the printing, thereby enabling the Company to improve its performance and plan preventative maintenance of its equipment more effectively. The computer-to-plate and digital processing technologies eliminate the use of film which significantly reduces costs and production time and enables World Color's customers to extend their production deadlines. The Company's personalization capabilities allow customers to include different content, whether advertising or editorial or both, within different copies of their product depending upon the geographic, demographic and subscriber specifications of their readers.

    The Company operates web and sheetfed offset, rotogravure and flexographic presses. The Company believes that the variety and capabilities of its presses and other production equipment allow World Color to meet the broad range of its customers' printing needs and be the full service provider demanded by the market. This capacity provides the Company with the competitive advantage over those smaller printers who are unable to meet this demand.

    DISTRIBUTION AND LOGISTICS. The Company believes that its sophisticated mailing and distribution capabilities are among the best in the industry. World Color maintains a network of strategic regional locations from which it provides its customers important local access to the Company's nationwide services. Nearly all of the Company's printing facilities dedicated to servicing its magazine, catalog and direct mail customers are strategically located in the mid-region of the country. The Company believes that the size of these printing plants and their central location and close proximity to each other provide the Company with a significant advantage in distribution capabilities, enabling it to distribute a greater volume of product than its competitors to a wider target market at a lower cost. The Company also operates facilities on the west and east coasts which serve more regionalized needs. The Company uses computerized cost studies to examine the benefits of pooled and palletized mailing for each customer to develop an efficient and cost effective distribution plan designed to ensure that the customer's product reaches consumers at narrowly specified delivery times.

MARKETS AND CUSTOMERS

    As illustrated in the charts below, since the appointment of World Color's current management team in 1991, the Company has diversified its business mix and expanded into serving customers in faster growth markets, thereby reducing the Company's dependence on magazine printing.

                            WORLD COLOR BUSINESS MIX
                            PERCENTAGE OF NET SALES

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

    1990                             PRO FORMA 1996*

Magazines           72%                    Magazines        29%
Catalogs             4%                     Catalogs        29%
Commercial          10%                  Direct Mail         9%
Directories         14%                Book Services         3%
                                          Commercial        25%
                                         Directories         5%

- ------------------------------

* Does not give effect to the acquisitions of the Rand McNally Book Services Group or The Johnson & Hardin Co. in January and July of 1997, respectively.

    MAGAZINES

    The Company believes that it is the second largest U.S. consumer magazine printer, printing over 1.8 billion magazines annually with approximately 600 titles. The Company had approximately $541.3 million in Pro Forma 1996 consolidated net sales in this category and believes that its principal competitors in this category consist of three diversified printing companies.

    The Company's customers in this sector include publishers such as The Conde Nast Publications Inc., Forbes, Inc., Hachette Filipacchi Magazines, Inc., Hearst Corporation, Johnson Publishing, K-III, National Geographic, The New York Times Company Sports & Leisure Group, News America Publications, Inc., Newsweek, Inc., Petersen Publishing Company, Rodale Press, Inc., Wenner Media, and certain of their respective affiliates, whose titles include:

- - AMERICAN WAY                    - MEN'S HEALTH
- - ARCHITECTURAL DIGEST            - NATIONAL GEOGRAPHIC
- - CIGAR AFICIONADO                - NEWSWEEK
- - EBONY                           - ROAD AND TRACK
- - ELLE                            - ROLLING STONE
- - ENTERTAINMENT WEEKLY            - SOAP OPERA WEEKLY
- - FORBES                          - TEEN
- - GOLF DIGEST                     - TV GUIDE
- - GOOD HOUSEKEEPING               - VOGUE
- - MARTHA STEWART LIVING           - WOMAN'S DAY

    World Color's publication customer base includes some of the largest and most established consumer magazines in a diverse range of market categories. Established publications are the most likely to have a continuing and improving presence. Additionally, the popularity of these magazines makes them less susceptible to cyclical downturns in advertising spending, which the Company believes provides it with a significant advantage over competitors whose customers may be more susceptible to such downturns.

    A majority of the Company's magazine printing is performed under contracts with remaining terms of between one and nine years, the largest of which are with customers whose relationships with the Company average more than 20 years. The Company has extended a majority of such contracts beyond their initial expiration dates and intends to continue this practice when economically practical. The Company is currently the largest printer for Conde Nast and Hachette Filipacchi.

    CATALOGS

    The Company is a leading printer for the U.S. catalog market, with Pro Forma 1996 consolidated net sales of approximately $542.1 million in this market. The Company prints approximately 3.0 billion catalogs annually.

    The Company believes that the consumer catalogs market is one of the fastest growing markets of the retail industry. In addition, the Company's business-to-business catalog printing work spans a broad range of industries including the computer, home and office furniture, office products and industrial safety products industries. The Company currently prints over 2,000 catalog titles including:

  - AVON                               - POTPOURRI
  - BLAIR                              - RELIABLE
  - GLOBAL DIRECTMAIL                  - SERVICE MERCHANDISE
  - HAMMACHER SCHLEMMER                - SONY
  - J.C. PENNEY                        - SPIEGEL
  - J. PETERMAN CO.                    - STARBUCKS
  - LENOX COLLECTIONS                  - TALBOT'S
  - PAPER DIRECT                       - VICTORIA'S SECRET
                                       - WILLIAMS-SONOMA

    The Company's key competitors in this category consist of four diversified commercial printers whose facilities enable them to compete in the national market and smaller local and regional printers who compete for regional business.

    COMMERCIAL

    The Company had Pro Forma 1996 consolidated net sales for the commercial market of approximately $456.4 million.

    The Company is a premier printer of high quality, specialty products such as annual reports and automobile and travel brochures. World Color is also a leading printer of product brochures, bill stuffers, informational marketing materials and other advertising supplements. In addition, the Company prints free standing inserts and retail inserts for established national retailers such as J.C. Penney, News America, Pier 1 Imports, True Value and Wal-Mart. The Company has focused on building lasting customer relationships through investments in equipment, focused customer service and the maintenance of the flexibility required to accommodate specific and changing customer needs. The Company believes its reputation for and dedication to innovation and leadership in specialized services will allow it to enjoy continued loyalty from its customers.

    The Company's significant customers in this sector include:

  - ADOBE/LOGISTIX                     - GUESS?
  - BMG                                - OUTBACK STEAKHOUSE
  - COLUMBIA PICTURES                  - PILLSBURY
  - DONNA KARAN/NEW YORK               - PRINCESS CRUISES
  - FORD MOTOR

    With a broad range of specialized equipment and focused attention to customer service, the Company provides its commercial customers with format flexibility, high speed production and the ability to print high quality commercial products from start to finish at one full-service source.

    DIRECT MAIL

    The Company had Pro Forma 1996 consolidated net sales for the direct mail printing market of approximately $167.7 million. The Company believes that it is a leading provider of production and distribution services for direct mail marketers. Direct mail marketing services are an important and growing component of many businesses' marketing programs and overall U.S. advertising expenditures. Among the direct mail services provided are direct imaging, personalization and other lettershop services. The Company's traditional strengths in efficient, high quality production, printing and mailing and distribution services are the foundation of the Company's direct mail services and allow the Company to provide a broad range of direct mail services. The Company focuses on marketing and cross-selling its direct mail services.

    World Color's customers in this sector include:

- - ADVO
- - BLAIR
- - CITICORP
- - DISCOVERCARD
- - THE FRANKLIN MINT
- - GOODYEAR TIRE & RUBBER COMPANY
- - NATIONAL GEOGRAPHIC
- - QUAKER OATS

    DIRECTORIES

    The Company had Pro Forma 1996 consolidated net sales from directory printing of approximately $97.7 million. The Company has printed directories since 1981 predominantly through its relationship with Pacific Bell. The Company prints four-color white-page and yellow-page directories for Pacific Bell pursuant to a contract which extends through the year 2000 and which can be extended by Pacific Bell for up to an additional five years. The Company prints over a total of 100 different regional directory titles for Pacific Bell and certain other customers. The Company prints over 34 million directories annually.

    BOOKS

    Through its acquisition of Ringier America in June 1996, World Color believes it has become the largest printer of mass-market, racksize books in the world. The Company prints mass-market, racksize books for customers including:

- - AVON BOOKS
- - BANTAM DOUBLEDAY DELL
- - KENSINGTON PUBLISHING
- - PENGUIN BOOKS USA
- - RANDOM HOUSE
- - ST. MARTINS PRESS/TOR

    In January 1997, the Company acquired the Book Services Group of Rand McNally, which prints hardcover books for the consumer, education and reference markets, and services many of the largest U.S. publishers. The Company prints hardcover books for customers including:

- - COLLIERS
- - ENCYCLOPAEDIA BRITANNICA
- - GROLIER
- - RANDOM HOUSE
- - READER'S DIGEST
- - RODALE PRESS
- - THOMAS PUBLISHING
- - TIME WARNER

    The Company believes that its principal competitors in the mass-market, racksize book and the hardcover book categories consist of two diversified printing companies.

SALES AND MARKETING

    The Company maintains an extensive network of sales offices located throughout the United States. As of August 31, 1997, the Company had approximately 230 sales and marketing representatives. The Company offers incentive-based compensation as well as salary and bonus to reward both targeted sales efforts and attention to customer service. As part of World Color's continuing focus on marketing itself as a full-service information production and distribution provider, the Company maintains an incentive program to encourage its sales force to cross-sell Company products and services to customers.

FACILITIES

    The Company's corporate office is located in leased facilities in Greenwich, Connecticut. Production facilities are located throughout the United States, as set forth below. As of August 31, 1997, in addition to its corporate headquarters, the Company maintained twenty-four printing plants, four warehouses, ten digital and prepress facilities, one distribution/bindery facility and five distribution centers. In order to meet its need for additional production capacity, in 1994 and 1995 the Company expanded its Dyersburg and Covington, Tennessee; Oberlin, Ohio; and Gainesville, Georgia plants by approximately 26%, 60%, 100% and 188% (based on square footage), respectively. The Company believes its facilities provide adequate production capacity for its needs. The Company believes that none of its leases is material to its operations and that such leases were entered into on market terms. Summary information regarding the Company's facilities is set forth below:

USE AND LOCATION                                                          OWNED/LEASED   SQUARE FOOTAGE
- ------------------------------------------------------------------------  -------------  --------------

CORPORATE HEADQUARTERS:
  Greenwich, Connecticut................................................       Leased           31,000

PRINTING PLANT:
  Augusta, Georgia......................................................        Owned          650,000
  Aurora, Illinois......................................................        Owned          227,000
  Brookfield, Wisconsin.................................................        Owned          309,000
  Corinth, Mississippi..................................................        Owned          623,000
  Covington, Tennessee..................................................        Owned          565,000
  Dresden, Tennessee....................................................        Owned          618,300
  Dyersburg, Tennessee..................................................        Owned          865,000
  Elk Grove Village, Illinois...........................................        Owned          175,000
  Elk Grove Village, Illinois...........................................       Leased           93,000
  Effingham, Illinois...................................................        Owned          640,000
  Gainesville, Georgia..................................................       Leased          130,000
  Jonesboro, Arkansas...................................................        Owned          425,000
  Lebanon, Ohio.........................................................        Owned          280,000
  Los Angeles, California...............................................       Leased          299,000
  Merced, California....................................................        Owned          500,000
  North Haven, Connecticut..............................................        Owned          440,000
  Oberlin, Ohio.........................................................        Owned          110,000
  Oklahoma City, Oklahoma...............................................        Owned          210,000
  Orlando, Florida......................................................       Leased          191,000
  Red Bank, Ohio........................................................        Owned          168,000
  Salem, Illinois.......................................................        Owned          680,000
  Stillwater, Oklahoma..................................................        Owned          335,000
  Taunton, Massachusetts................................................        Owned          352,000
  Versailles, Kentucky..................................................        Owned        1,090,000

DIGITAL SERVICES/PREPRESS:
  Charlotte, North Carolina.............................................       Leased           28,000
  Des Plaines, Illinois.................................................        Owned           26,000
  Lake Mary, Florida....................................................       Leased           11,000
  Los Angeles, California...............................................       Leased           21,000
  New York, New York....................................................       Leased           10,000
  Orlando, Florida......................................................       Leased           27,000
  St. Charles, Missouri.................................................       Leased           20,000
  Tampa, Florida........................................................       Leased           14,300
  Warren, Michigan......................................................       Leased           11,000
  Washington, D.C.......................................................        Owned           65,000

DISTRIBUTION:
  Altamont, Illinois....................................................       Leased           27,000
  Bensenville, Illinois (DISTRIBUTION/BINDERY)..........................        Owned          307,000
  Flora, Illinois.......................................................        Owned          119,000
  Lexington, Kentucky...................................................       Leased          175,000
  Lexington, Kentucky...................................................       Leased          108,000
  Trenton, Tennessee....................................................       Leased           96,000

WAREHOUSE:
  Corinth, Mississippi..................................................       Leased           25,600
  Dresden, Tennessee....................................................       Leased           34,900
  Elk Grove Village, Illinois...........................................       Leased          102,000
  Versailles, Kentucky..................................................       Leased           46,000

RAW MATERIALS

    The primary raw materials required in a printing operation are ink and paper. The Company supplies all of the ink and a substantial amount of the paper used in the printing process. The Company provides warehouse space for both World Color and customer supplied paper. The price of paper, the primary raw material used by the Company, is volatile over time and may cause significant swings in net sales and cost of sales. The Company generally is able to pass on increases in the cost of paper to its customers, while declines in paper costs result in lower prices to its customers. In 1995, the availability of most grades of paper tightened and paper prices increased significantly. Throughout 1996, paper prices decreased significantly and availability returned to more normalized levels. During the first half of 1997, the paper market has firmed in pricing and availability for certain grades. While no assurances can be given, the Company anticipates that the price of certain grades of paper may increase over the next twelve months, but does not expect that such increases would have a material effect on the Company's net sales, net income and margins. The Company's contracts with its customers also generally provide for price adjustments to reflect price changes for other materials, wages and outside services. World Color's materials management program capitalizes on the Company's purchasing power in order to minimize materials costs while optimizing inventory management. In addition, the Company's strong commercial relationships with a relatively small number of suppliers allow the Company to negotiate favorable price discounts and achieve more assured sourcing of high quality paper that meets the Company's specifications. The Company believes that it has adequate allocations with its paper suppliers to meet its customers' needs and that an adequate supply of ink is available. The Company is not dependent upon any one source for its paper or ink. Given the volume of the Company's purchases, the Company is generally able to obtain quality paper, ink and other materials at competitive prices.

EMPLOYEES

    As of August 31, 1997, the Company had approximately 14,000 employees, of which approximately 2,300, or 16%, were represented by unions. As of August 31, 1997, approximately 62% of such union employees were covered under several different labor contracts which expire in September and October 1998, with the balance covered by labor contracts that expire during 1999 and 2000. The Company believes it has satisfactory employee and labor relations.

ENVIRONMENTAL COMPLIANCE

    The Company is subject to regulation under various and changing federal, state and local laws relating to the environment and to employee safety and health. These environmental regulations relate to the generation, storage, transportation, disposal and emission into the environment of various substances. Permits are required for operation of the Company's business (particularly air emission permits), and these permits are subject to renewal, modification and, in certain circumstances, revocation. The Company believes that it is in substantial compliance with such laws and permitting requirements. The Company is also subject to regulation under various and changing federal, state and local laws which allow regulatory authorities to compel (or seek reimbursement for) cleanup of environmental contamination at its own sites and at facilities where its waste is or has been disposed. The Company has internal controls and personnel dedicated to compliance with all applicable environmental laws. The Company estimates that capital expenditures in 1997 and 1998 required to comply with federal, state and local provisions for environmental controls, as well as expenditures for the Company's share of costs for environmental clean-up, if any, will not be material and will not have a material adverse effect on the Company. The Company expects to incur ongoing capital and operating costs to maintain compliance with applicable environmental laws, which costs the Company does not expect to be, in the aggregate, material.

RESEARCH AND DEVELOPMENT

    Suppliers of equipment and materials used by companies such as World Color perform most of the research and development related to the printing industry. Accordingly, the Company has not spent a material amount of resources for such purposes. World Color does, however, dedicate significant resources to improve its operating efficiencies and the services it provides to its customers. In an effort to realize increased efficiencies in its printing processes, the Company has made significant investments in state-of-the-art equipment including new press and binding technology, digital photography, computer-to-plate and digital processing technology and real-time product quality monitoring systems.

LEGAL PROCEEDINGS

    The Company does not believe that there are any pending legal proceedings which, if adversely determined, could have a material adverse effect on the financial condition or results of operations of the Company, taken as a whole.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

    The table below sets forth the names, ages as of the date of this Prospectus and titles of the executive officers and directors of the Company.

NAME                                    AGE                                    POSITION
- -----------------------------------  ---------  ----------------------------------------------------------------------
Robert G. Burton...................         59  Chairman of the Board of Directors, President and Chief Executive
                                                  Officer
Jennifer L. Adams..................         38  Executive Vice President, Chief Legal and Administrative Officer and
                                                  Secretary
Jerome V. Brofft...................         52  Senior Vice President, Purchasing and Logistics
Dean E. Cherry.....................         36  Executive Vice President, Investor Relations and Corporate
                                                  Communications
Michael W. Harris..................         42  President, Manufacturing
Martin K. Jacobus..................         45  President, Publication and Directory Sales
Heidi J. Nolte.....................         40  Senior Vice President, Chief Information Officer
Thomas M. Pierno...................         35  Executive Vice President, Chief Financial Officer
Thomas J. Quinlan III..............         34  Vice President, Treasurer
Marc L. Reisch.....................         42  Group President, Sales and Chief Operating Officer
Brian W. Sullivan..................         39  President, Commercial Division
John E. Van Horn...................         57  President, Catalog Sales

    ROBERT G. BURTON has been Chairman of the Board, President and Chief Executive Officer since May 1991.

    JENNIFER L. ADAMS has been Executive Vice President, Chief Legal and Administrative Officer and Secretary since July 1995 and is responsible for the legal, benefits, human resources, information systems, safety, and environmental departments. Ms. Adams was Executive Vice President, General Counsel and Secretary of the Company since October 1993. Prior thereto, Ms. Adams was Vice President, General Counsel and Secretary of the Company since December 1991.

    JEROME V. BROFFT has been Senior Vice President, Purchasing and Logistics since October 1995 and prior thereto was Vice President, Purchasing and Logistics since February 1995. Prior thereto, Mr. Brofft was Vice President, Purchasing since May 1992. Prior to joining World Color in May 1992, Mr. Brofft was Director of Purchasing at Western Publishing Company.

    DEAN E. CHERRY has been Executive Vice President, Investor Relations and Corporate Communications since February 1997. Prior thereto, Mr. Cherry was Executive Vice President, Operations since September 1996 and Senior Vice President, Operations since January 1994. Mr. Cherry was Vice President, Regional Manager of World Color's Stillwater, Oklahoma plant from January 1993 to January 1994 and was Vice President, Operations from June 1991 until January 1993.

    MICHAEL W. HARRIS has been President, Manufacturing since December 1995 and prior thereto was Executive Vice President, Manufacturing since July 1995. Prior thereto, Mr. Harris was Senior Vice President, Manufacturing since October 1993 and was Vice President, Manufacturing since 1992.

    MARTIN K. JACOBUS has been President, Publication and Directory Sales since July 1995 and prior thereto was Vice President and Division President--Magazines and Directories since October 1993. Prior to such date, Mr. Jacobus was Vice President, Sales and Marketing since June 1992. From May 1991 to June 1992 Mr. Jacobus held the position of Group Vice President, Western Sales.

    HEIDI J. NOLTE has been Senior Vice President, Chief Information Officer of the Company since June 1997. Prior thereto, Ms. Nolte was Vice President, Chief Information Officer since joining World Color in September 1994. Prior to joining World Color, Ms. Nolte was Senior Director, MIS at U.S. Surgical where she had been employed since 1979.

    THOMAS M. PIERNO has been Executive Vice President, Chief Financial Officer since March 1997, and prior thereto was Senior Vice President, Finance. Prior thereto, Mr. Pierno was Vice President, Controller from August 1996. Mr. Pierno was Assistant Controller from May 1994 to August 1996. Prior to joining World Color in May 1994, Mr. Pierno was Director of Financial Planning at Paramount Communications Inc. since 1991.

    THOMAS J. QUINLAN III has been Vice President, Treasurer since July 1997. Prior thereto, Mr. Quinlan was Assistant Treasurer of the Company since February 1994 and prior thereto, was Manager of Treasury Administration at Marsh & McLennan Companies Inc.

    MARC L. REISCH has been Group President, Sales and Chief Operating Officer since August 1996. Prior thereto, Mr. Reisch was Executive Vice President, Chief Operating and Financial Officer since June 1996 and Executive Vice President, Chief Operating and Financial Officer and Treasurer since July 1995. Prior thereto he was Executive Vice President, Chief Financial Officer and Treasurer since October 1993. From October 1991 until October 1993, Mr. Reisch was Vice President, Chief Financial Officer and Treasurer of the Company.

    BRIAN W. SULLIVAN has been President, Commercial Division since September 1996. Prior thereto, Mr. Sullivan was President, Northeast Graphics Inc. ("Northeast Graphics") since December 1995 and prior thereto, was Vice President, Sales & Marketing, Northeast Graphics since April 1989.

    JOHN E. VAN HORN has been President, Catalog Sales since August 1995. Prior thereto, Mr. Van Horn was Group President, Publication and Catalog since July 1995. Mr. Van Horn was Vice President and Division President, Catalog from August 1993 until July 1995. Prior thereto, Mr. Van Horn was Senior Vice President of The Alden Printing Company, Sales and Marketing Division since January 1992.

    The Company's Board of Directors consists of Gerald S. Armstrong, Mr. Burton, Dr. Mark J. Griffin, Mr. Harris, Henry R. Kravis, Alexander Navab, Jr., Mr. Reisch, George R. Roberts and Scott M. Stuart. Messrs. Kravis and Roberts are managing members of the limited liability company which is the general partner of KKR (the "KKR LLC"). Mr. Stuart is a member of KKR LLC. Messrs. Kravis, Roberts and Stuart are General Partners of KKR Associates. Mr. Navab is an Executive of KKR and a limited partner of KKR Associates.

                             PRINCIPAL STOCKHOLDERS

    The following table sets forth certain information regarding the beneficial ownership of the Common Stock as of August 31, 1997, and is adjusted to reflect the sale of 4,025,000 shares in the Stock Offerings (assuming exercise of the Underwriters' over-allotment option in full) including beneficial ownership by
(i) each stockholder of World Color who owns more than 5% of the outstanding shares of the Common Stock, (ii) each director of World Color, (iii) the Chief Executive Officer of World Color, (iv) World Color's four highest paid executive officers (exclusive of the Chief Executive Officer) and (v) all directors and executive officers of World Color as a group. Except as otherwise noted, the persons named in the table below have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them. The address for the listed beneficial owners, unless stated otherwise, is c/o World Color Press, Inc., The Mill, 340 Pemberwick Road, Greenwich, Connecticut 06831.

                                                                BENEFICIAL OWNERSHIP       BENEFICIAL OWNERSHIP
                                                                AS OF AUGUST 31, 1997    AFTER STOCK OFFERINGS (1)
                                                              -------------------------  -------------------------
NAME                                                             SHARES       PERCENT       SHARES       PERCENT
- ------------------------------------------------------------  ------------  -----------  ------------  -----------
KKR Associates (2)..........................................    17,546,289        52.0%    17,546,289        46.4%
Henry R. Kravis (2).........................................       --           --            --           --
George R. Roberts (2).......................................       --           --            --           --
Scott M. Stuart (2).........................................       --           --            --           --
Alexander Navab, Jr. (2)....................................       --           --            --           --
Gerald S. Armstrong.........................................       109,661(3)      *          109,661(3)      *
Mark J. Griffin.............................................         1,657       *              1,657       *
Robert G. Burton............................................       725,368(4)        2.1      725,368(4)        1.9
Marc L. Reisch..............................................       169,257(5)      *          169,257(5)      *
Jennifer L. Adams...........................................       122,591(6)      *          122,591(6)      *
Michael W. Harris...........................................       106,915(7)      *          106,915(7)      *
Brian W. Sullivan...........................................         9,568(8)      *            9,568(8)      *
All directors and executive officers as a group.............     1,587,194(9)        4.5    1,587,194(9)        4.1

- ------------------------------

 * Signifies less than 1%

(1) For purposes of this table "beneficial ownership" includes any shares which such person has the right to acquire within 60 days of August 31, 1997. For purposes of computing the percentage of outstanding shares held by each person or group of persons named above on a given date, any security which such person or persons has the right to acquire within 60 days after such date is deemed to be outstanding for purposes of computing the percentage ownership of such person, but is not deemed to be outstanding in computing the percentage ownership of any other person.

(2) Shares of the Common Stock shown as owned by KKR Associates are owned of record by KKR Associates, APC Associates, L.P. ("APC Associates"), GR Associates, L.P. ("GR Associates"), WCP Associates, L.P. ("WCP Associates") and KKR Partners II, L.P. ("KKR Partners II"). The sole general partner of each of APC Associates, GR Associates, WCP Associates and KKR Partners II is KKR Associates which possesses sole voting and investment power with respect to the shares of the Common Stock shown as owned by KKR Associates. Messrs. Kravis, Roberts and Stuart (directors of World Color) and Robert I. MacDonnell, Paul E. Raether, Michael W. Michelson, Michael T. Tokarz, James
    H. Greene, Jr., Edward A. Gilhuly, Perry Golkin and Clifton S. Robbins, as the general partners of KKR Associates, may be deemed to share beneficial ownership of the shares of Common Stock shown as beneficially owned by KKR Associates. Each of such persons disclaim beneficial ownership of such shares, other than to the extent of his economic interest in such shares. The address of KKR Associates is 9 West 57th Street, New York, New York 10019.

(3) Includes an aggregate of 90,595 options that are exercisable within 60 days of the date hereof as well as an aggregate of 1,500 shares owned of record by children of Mr. Armstrong, of which shares Mr. Armstrong may be deemed to have indirect ownership.

(4) Includes an aggregate of 609,240 options that are exercisable within 60 days of the date hereof as well as 44 shares owned of record by children of Mr. Burton, of which shares Mr. Burton may be deemed to have indirect ownership.

(5) Includes an aggregate of 146,250 options that are exercisable within 60 days of the date hereof.

(6) Includes an aggregate of 104,111 options that are exercisable within 60 days of the date hereof as well as an aggregate of 1,000 shares owned of record by children of Ms. Adams, of which shares Ms. Adams may be deemed to have indirect ownership. Ms. Adams serves as the custodian for such shares.

(7) Includes an aggregate of 91,665 options that are exercisable within 60 days of the date hereof.

(8) Includes an aggregate of 9,000 options that are exercisable within 60 days of the date hereof.

(9) Includes an aggregate of 1,331,998 options that are exercisable within 60 days of the date hereof as well as the shares that may be deemed to be owned indirectly by each of Mr. Armstrong and Ms. Adams as set forth in notes (3) and (6).

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

    The Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") of the Company authorizes 100,000,000 shares of Common Stock, par value $0.01 per share, and 50,000,000 shares of preferred stock, par value $0.01 per share. The Board of Directors of the Company, in its sole discretion, may issue Common Stock from the authorized and unissued shares of Common Stock. Subject to limitations imposed by law or the Certificate of Incorporation, the Board of Directors is empowered to determine the designation of and the number of shares constituting a series of preferred stock; the dividend rate for the series; the terms and conditions of any voting, conversion and exchange rights for the series; the amounts payable on the series upon redemption or the Company's liquidation, dissolution or winding-up; the provisions of any sinking fund for the redemption or purchase of shares of any series; and the preferences and relative rights among the series of preferred stock.

    As August 31, 1997, no shares of preferred stock and 33,756,531 shares of Common Stock were issued and outstanding, and 2,919,055 shares of Common Stock were issuable upon exercise of outstanding options, 1,687,283 of which are immediately exercisable.

THE COMMON STOCK

    Each share of Common Stock is entitled to one vote at all meetings of stockholders of the Company for the election of directors and all other matters submitted to stockholder vote. The Common Stock does not have cumulative voting rights. Accordingly, the holders of a majority of the outstanding shares of Common Stock can elect all the directors if they choose to do so. Dividends may be paid to the holders of Common Stock when, as and if declared by the Board of Directors of the Company out of funds legally available therefor. The Common Stock has no preemptive or similar rights. Holders of Common Stock are not liable to further call or assessment. Upon the liquidation, dissolution or winding up of the affairs of the Company, any assets remaining after provision for payment of creditors and holders of preferred stock would be distributed pro rata among holders of Common Stock.

    The Company has not declared or paid any dividends on its Common Stock and does not anticipate doing so for the foreseeable future. The decision whether to apply legally available funds to the payment of dividends on the Common Stock will be made by the Board of Directors of the Company from time to time in the exercise of its prudent business judgment, taking into account, among other things, the Company's results of operations and financial condition, any then existing or proposed commitments for the use by the Company of available funds, and the Company's obligations with respect to any then outstanding class or series of its preferred stock. In addition, the Company is prohibited by the terms of certain of its outstanding debt and financing agreements from paying cash dividends on its capital stock, and may in the future enter into loan or other agreements or issue debt securities or preferred stock that restrict the payment of cash dividends on the Company's capital stock. See "Price Range of Common Stock and Dividend Policy," "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" and "Description of Certain Indebtedness."

    The Certificate of Incorporation of the Company provides that except for liability (i) for any breach of a director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit, directors of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duties as a director. Such provision does not exonerate the directors from liability under federal securities laws and has no effect on any non-monetary remedies that may be available to the Company or its stockholders. The By-Laws of the Company provide for indemnification of the officers and directors of the Company to the full extent permitted by applicable law.

    The Company's By-Laws provide for additional notice requirements for stockholder nominations and proposals at annual or special meetings of the Company. At annual meetings, stockholders will be entitled to submit nominations for directors or other proposals only upon written notice to the Company not less than 60 days, nor more than 90 days, prior to the annual meeting.

    Harris Trust Company of New York is the Registrar and the Transfer Agent for the Common Stock.

SECTION 203 OF THE DELAWARE LAW

    Generally, Section 203 of the DGCL prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless (i) prior to the date of the business combination, the transaction is approved by the board of directors of the corporation, (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of the outstanding voting stock, or (iii) on or after such date the business combination is approved by the board and by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years, did own) 15% or more of the corporation's voting stock.

                        SHARES ELIGIBLE FOR FUTURE SALE

    Upon completion of the Stock Offerings, the Company will have outstanding 37,256,531 shares of Common Stock (assuming no exercise of outstanding options or conversion of the Notes). Of such shares, 17,738,192 shares of Common Stock are considered "restricted securities" for the purpose of Rule 144 under the Securities Act and may only be sold if they are registered under the Securities Act or if an exemption from registration is available, including an exemption afforded by Rule 144 under the Securities Act. Upon the expiration of certain lockup agreements, most of the restricted securities will be eligible for sale in the public market under Rule 144 or Rule 701 of the Securities Act as described below.

    In general, under Rule 144, as currently in effect, a person (or person whose shares are aggregated), including an affiliate of the Company, who has beneficially owned his or her restricted securities for at least one year but less than two years, is entitled to sell within any three-month period a number of such shares that does not exceed the greater of (i) 1% of the then outstanding shares of Common Stock or (ii) the average weekly trading volume in the Common Stock during the four calendar weeks preceding the date on which notice of such sale is filed with the Commission. Sales pursuant to Rule 144 are subject to certain requirements relating to manner of sale, notice, and availability of current public information about the Company. A person who is not deemed to have been an affiliate of the Company at any time during the three months preceding a sale, and who owns shares that have not been held by the Company or an affiliate of the Company for at least two years, would be entitled to sell the shares under Rule 144(k) without compliance with the limitations described above. Restricted securities properly sold in reliance on Rule 144 are thereafter freely tradeable without restrictions or registration under the Securities Act unless thereafter held by an affiliate of the Company.

    In general, under Rule 701 under the Securities Act, any employee, officer, or director of or consultant to the Company who purchased his or her shares pursuant to a written compensatory plan or contract is entitled to rely on the resale provisions of Rule 701. Such provisions permit nonaffiliates to sell their Rule 701 shares without having to comply with the public information, holding period, volume limitation, or notice provisions of Rule 144 and permit affiliates to sell their Rule 701 shares without having to comply with the Rule 144 holding period restrictions.

    Each of the Company and its directors, executive officers and the KKR Partnerships has agreed that, subject to certain exceptions, without the prior written consent of Morgan Stanley on behalf of the Underwriters, it will not, during the period ending 90 days after the date of this Prospectus, offer, pledge, sell, contract to sell or otherwise transfer, lend or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock. See "Underwriters." In addition, all shares owned by, and all shares issuable upon the exercise of options held by, the Company's management and former management are subject to lock-up restrictions for either 120 or 180 days after the date of this Prospectus.

    No prediction can be made as to the effect, if any, that future sales of shares, or the availability of shares for future sale, will have on the market price of the Common Stock prevailing from time to time. Sales of substantial amounts of Common Stock (including shares issued upon the exercise of stock options), or the perception that such sales could occur, could adversely affect prevailing market prices for the Common Stock. If such sales reduce the market price of the Common Stock, the Company's ability to raise additional capital in the equity markets could be adversely affected.

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

    The summaries contained herein of certain provisions of the indebtedness and leases of the Company do not purport to be complete and are qualified in their entirety by reference to the provisions of the various agreements and indentures related thereto, which are filed as exhibits to the Registration Statement of which this Prospectus is a part and to which reference is hereby made.

CREDIT AGREEMENT

    The Credit Agreement is provided by a syndicate of banks and other financial institutions. In June 1997, the Credit Agreement was amended in conjunction with the securitization transaction described below. After giving effect to this amendment, certain pay-downs and concurrent commitment reductions, the Credit Agreement provides up to $920.0 million of loans to the Company in three components: (i) a revolving portion of up to $250.0 million with a final maturity date of December 29, 2002; (ii) a term portion of up to $95.0 million with scheduled quarterly reductions beginning in the second quarter of 1998 and ending in the fourth quarter of 2002; and (iii) an acquisition term loan facility of up to $575.0 million with scheduled quarterly reductions beginning in the second quarter of 1998 through December 29, 2002. A portion of the revolving loan component is available for letters of credit.

    Borrowings under the Credit Agreement bear interest at rates that fluctuate with the prime rate and the Eurodollar rate.

    The loans under the Credit Agreement are guaranteed by each of the Company's direct and indirect subsidiaries other than the receivables financing subsidiary and certain immaterial subsidiaries. The Company's obligations with respect to the Credit Agreement and each guarantor's obligations with respect to the related guaranty are secured by substantially all of their respective assets, including, without limitation, inventory, equipment, intercompany debt and, in the case of the Company's subsidiaries, capital stock, but excluding real property and improvements thereto and accounts receivable.

    The Credit Agreement contains covenants and provisions that restrict, among other things, the Company's ability to: (i) incur additional indebtedness; (ii) incur liens on its property; (iii) make investments and advances; (iv) enter into guarantees and other contingent obligations; (v) merge or consolidate with or acquire another person or engage in other fundamental changes; (vi) engage in certain sales of assets; (vii) make capital expenditures; (viii) enter into leases; (ix) engage in certain transactions with affiliates; and (x) make restricted junior payments. The Credit Agreement also requires the satisfaction of certain financial performance criteria (including a consolidated fixed charge coverage ratio, a leverage ratio and consolidated cash flow available for fixed charges) and the repayment of loans under the Credit Agreement with proceeds of certain sales of assets and debt issuances, and with 50% of the Company's Consolidated Excess Cash Flow (as defined in the Credit Agreement).

    The Credit Agreement provides for certain customary events of default, including a Change of Control (as defined in the Credit Agreement).

    Concurrently with the Offerings, the Company will seek to amend its Credit Agreement in order to provide additional flexibility to pursue the Company's business strategy. The proposed amendments to the Credit Agreement would, among other things, increase the Company's borrowing capacity to fund future acquisitions by $200.0 million. See "Concurrent Transactions."

RECEIVABLES SECURITIZATION

    In conjunction with the amendment to the Credit Agreement on June 30, 1997, the Company entered into an agreement to sell, on a revolving basis for a period of up to five years, certain of its accounts receivable to a wholly-owned subsidiary, which entered into an agreement to transfer, on a revolving basis, an undivided percentage ownership interest in a designated pool of accounts receivable to a maximum of $204.0 million. These transactions will be reflected as a reduction of accounts receivable.

THE SENIOR SUBORDINATED NOTES DUE 2003

    The Senior Subordinated Notes were issued pursuant to an Indenture between the Company and First Trust National Association, as Trustee (the "Senior Subordinated Note Indenture"). The Senior Subordinated Notes are general unsecured obligations of the Company and are subordinated in right of payment to all Senior Indebtedness (as defined in the Senior Subordinated Note Indenture).

    The aggregate principal amount of the Senior Subordinated Notes is $150.0 million and the Senior Subordinated Notes mature on March 15, 2003. Interest on the Senior Subordinated Notes accrues at the rate of 9 1/8% per annum.

    The Senior Subordinated Notes are not redeemable at the Company's option before March 15, 1998 (other than in connection with certain public offerings of Common Stock by the Company, as described below). Thereafter, the Senior Subordinated Notes are subject to redemption at the option of the Company, at redemption prices declining ratably from 104.56% of the principal amount for the twelve months commencing March 15, 1998 to 100.00% on and after March 15, 2002, plus in each case, accrued and unpaid interest thereon to the applicable redemption date.

    In addition, at any time on or before March 15, 1998, up to 50% of the aggregate principal amount of the Senior Subordinated Notes may be redeemed at a redemption price of 108.0% of the principal amount thereof, plus accrued and unpaid interest, out of the net proceeds of public offerings of primary shares of Common Stock, provided such redemption occurs within 120 days of such public offering. The Company does not intend to use any portion of the net proceeds of the Stock Offerings to redeem Senior Subordinated Notes.

    The Senior Subordinated Note Indenture contains certain covenants which impose certain limitations and restrictions on the ability of the Company to incur additional indebtedness, pay dividends or make other distributions, make certain loans and investments, apply the proceeds of asset sales (and use the proceeds thereof), create liens, enter into certain transactions with affiliates, merge, consolidate or transfer substantially all its assets and make investments in unrestricted subsidiaries.

THE NOTES

    The Notes will be general unsecured obligations of the Company, will rank PARI PASSU with the Senior Subordinated Notes and will be subordinated in right of payment to all Senior Indebtedness (as defined in the Notes). The Notes will be issued pursuant to an Indenture between the Company and
                          , as Trustee.

    The aggregate principal amount of the Notes will be $110.0 million (126.5 million if the Underwriters' over-allotment option is exercised in full) and the
Notes will mature on         , 2007. Interest on the Notes will accrue at the
rate of   % per annum.

    The Notes will not be redeemable at the Company's option before       ,
2000. Thereafter, the Notes are redeemable on at least 30 days' notice at the
option of the Company, in whole or in part, at any time, initially at   % and at
decreasing prices thereafter to and including            , 2007 together with
accrued interest. However, the Notes are not redeemable prior to             ,
2002, unless the reported last sale price of the Common Stock for at least 20 trading days within a period of 30 consecutive trading days ending within five
trading days prior to the notice of redemption shall have exceeded $     per
share (subject to adjustment for the occurrence of certain events).

    The Notes will be convertible into Common Stock at the option of the holders at any time 90 days after the date of original issuance thereof and prior to
maturity, unless previously redeemed, at a conversion price of $      per share,
subject to adjustment.

GECC PRESS LEASE

    On April 30, 1990, World Color entered into a sale and leaseback arrangement with General Electric Capital Corporation (the "GECC Lease") relating to certain of its presses in connection with which World Color received proceeds of approximately $124.0 million. The leases of the presses under the GECC Lease terminate on various dates commencing on May 1, 2001 and ending on May 1, 2002, with certain renewal options of one to five years by World Color. World Color may also exercise certain repurchase rights with respect to the presses at various times at fixed or market-based prices. The GECC Lease contains covenants that, among other things (i) limit the ability of World Color to incur certain liens, enter into mergers, consolidations, sales of assets and other fundamental changes, pay dividends and make other similar payments, make certain investments and enter into certain transactions with affiliates to incur certain liens, enter into mergers, consolidations, sales of assets and other fundamental changes and (ii) require the delivery of financial and other information.

                     CERTAIN UNITED STATES TAX CONSEQUENCES
                          TO NON-UNITED STATES HOLDERS

    The following is a general summary of certain United States federal income and estate tax consequences expected to result under current law from the purchase, ownership, sale or other taxable disposition of the Common Stock by a "Non-United States Holder." For the purpose of this summary, a "Non-United States Holder" is any person or entity that is, as to the United States, a foreign corporation, a non-resident alien individual, a foreign partnership or a non-resident fiduciary of a foreign estate or trust as such terms are defined in the Internal Revenue Code of 1986, as amended and in effect (the "Code"). This summary does not deal with all aspects of United States federal income and estate taxation that may be relevant to Non-United States Holders in light of their personal circumstances or to certain Non-United States Holders that may be subject to special treatment under United States federal income tax laws. Furthermore, this summary does not address foreign, state or local tax consequences. This summary is based on current provisions of the Code and administrative and judicial interpretations as of the date hereof, all of which are subject to change, possibly with retroactive effect. Prospective foreign investors are urged to consult their tax advisors regarding the United States federal, state, local and non-United States income and other tax consequences of purchasing, owning and disposing of Common Stock.

DIVIDENDS

    The Company does not expect to pay dividends on its Common Stock in the foreseeable future. See "Price Range of Common Stock and Dividend Policy." Generally, any dividend paid to a Non-United States Holder of Common Stock that is not effectively connected with the conduct of the Non-United States Holder of a trade or business within the United States will be subject to withholding of United States federal income tax at a rate of 30% of the gross amount of the dividend (or such lower tax rate as may be specified by an applicable income tax treaty). Under current United States Treasury regulations, dividends paid to an address in a country other than the United States are presumed to be paid to a resident of such country for purposes of the withholding discussed above (unless the payor has knowledge to the contrary) and, under the current interpretation of United States Treasury regulations, for purposes of determining the applicability of a tax treaty rate. However, under proposed United States Treasury regulations not currently in effect, a Non-United States Holder of Common Stock who wishes to claim the benefit of an applicable treaty rate would be required to satisfy certain certification and other requirements. Dividends received by a Non-United States Holder that are effectively connected with a United States trade or business conducted by such Non-United States Holder are exempt from such withholding tax. However, such effectively connected dividends, net of certain deductions and credits, are taxed at the same graduated rates applicable to United States persons. A Non-United States Holder may claim exemption from withholding under the effectively connected income exception by filing Form 4224 (Exemption from Withholding of Tax on Income Effectively Connected with the Conduct of Business in the United States) or a successor form with the Company or its paying agent.

    In addition to being subject to the graduated tax described above, dividends received by a corporate Non-United States Holder that are effectively connected with a United States trade or business of such corporate Non-United States Holder may also be subject to a branch profits tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty).

SALE OR DISPOSITION OF COMMON STOCK

    A Non-United States Holder generally will not be subject to United States federal income tax on any gain recognized upon the sale or other disposition of Common Stock unless (i) such gain is effectively connected with a United States trade or business of the Non-United States Holder or, if a tax treaty applies, the gain is attributable to the holder's United States permanent establishment (in either case, the branch profits tax also may apply if the Non-United States Holder is a corporation), (ii) in the case of certain Non-United States Holders who are non-resident alien individuals and hold the Common Stock as a capital asset, such individuals are present in the United States for 183 or more days in the taxable year of disposition and certain other conditions are met, (iii) the Common Stock constitutes a United States real property interest by reason of the Company's status as a "United States real property holding corporation" ("USRPHC") for United States federal income tax purposes at any time within the shorter of the five-year period preceding such disposition or such Non-United States Holder's holding period for such Common Stock or (iv) the Non-United States Holder is subject to tax pursuant to the provisions of United States federal income tax law applicable to certain United States expatriates. If a Non-United States Holder falls under clause (i) or (iii) above, the holder will be taxed on the net gain derived from the sale at regular graduated United States federal income tax rates (and, with respect to corporate Non-United States Holders, may also be subject to the branch profits tax described above). If an individual Non-United States Holder falls under clause (ii) above, the holder generally will be subject to a 30% tax on the gain derived from the sale, which gain may be offset by U.S. capital losses recognized within the same taxable year of such sale.

    The Company currently is not and does not expect to become a USRPHC for United States federal income tax purposes. The Company will qualify as a USRPHC if the fair market value of its United States real property interests equals 50% or more of the aggregate fair market value of the Company's worldwide real property interests and any other assets of the Company used or held for use in a trade or business. If the Common Stock is regularly traded on an established securities market, however, it will be treated as a United States real property interest only in the case of a Non-United States Holder who owns more than 5% of the value of the outstanding Common Stock during the five-year period preceding the holder's disposition of any shares of Common Stock or, if shorter, the Non-United States Holder's holding period for such Common Stock. Generally, if the sale or disposition of Common Stock constitutes a sale or disposition of a United States real property interest, the amount realized from such sale or disposition by a Non-United States Holder will be subject to United States withholding tax equal to 10% of such amount. However, the amount realized by a Non-United States Holder will not be subject to such withholding if, during the calendar year in which the disposition occurs, the Common Stock is regularly traded on an established securities market, or the holder otherwise establishes an exemption.

BACKUP WITHHOLDING AND INFORMATION REPORTING

    In the event the Company decides, contrary to its present intent, to pay dividends with respect to its Common Stock, then, generally, the Company must report annually to the United States Internal Revenue Service (the "IRS") the amount of dividends paid, the name and address of the recipient, and the amount, if any, of tax withheld. See "Dividend Policy." A similar report will be sent annually to the each Non-United States Holder as to the dividends paid to such holder. Pursuant to tax treaties or other agreements, the IRS may make this information available to tax authorities in the recipient's country of residence. These information reporting requirements apply regardless of whether withholding was reduced or eliminated by an applicable tax treaty or because the dividends were effectively connected with a United States trade or business.

    Dividends paid to a Non-United States Holder that are subject to the 30% or reduced treaty rate of United States withholding tax previously discussed will be exempt from United States backup withholding tax. Otherwise, a backup withholding tax at a rate of 31% may apply to dividends paid to Non-United States Holders that are not "exempt recipients" and that fail to provide certain information regarding their foreign status in the manner required by the Code and applicable United States Treasury Department regulations.

    Generally, United States information reporting and backup withholding will not apply to a payment of disposition proceeds if the payment is made outside the United States through a non-U.S. office of a non-U.S. broker. However, information reporting requirements (but not backup withholding) will apply to a payment of disposition proceeds outside the United States through an office outside the United States of a broker that is (a) a United States person, (b) a controlled foreign corporation for United States federal income tax purposes or (c) a foreign person 50% or more of whose gross income from all sources for the three-year period ending with the close of its taxable year preceding the payment (or for such part of the period during which the foreign broker had been in existence) was effectively connected with the conduct of a United States trade or business, unless such broker has documentary evidence in its files of the owner's foreign status and has no actual knowledge to the contrary, or the holder otherwise establishes an exemption. The payment of the proceeds of the disposition of Common Stock to or through the United States office of a broker is subject to information reporting and backup withholding at a rate of 31% unless the holder certifies its non-United States status under penalties of perjury or otherwise establishes an exemption.

    Backup withholding is not an additional tax. Rather, the tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If backup withholding results in an overpayment of taxes, a refund may be obtained, provided that the required information is furnished to the IRS.

    These withholding, backup withholding and information reporting rules discussed above are under review by the United States Treasury Department, and their application to the Common Stock could be changed by future regulations. On April 22, 1996, the IRS published proposed Treasury regulations concerning the withholding of tax and reporting for certain amounts paid to non-resident individuals and foreign corporations. The proposed regulations would, among other changes, eliminate the presumption under current regulations with respect to dividends paid to addresses outside the United States. The proposed Treasury Regulations, if adopted in their present form, would be effective for payments made after December 31, 1997. Prospective purchasers of Common Stock should consult their tax advisors concerning the potential adoption of such Treasury regulations and their potential effect on an investment in Common Stock.

FEDERAL ESTATE TAXES

    An individual Non-United States Holder who (i) is not a citizen or resident of the United States (as specially defined for United States federal estate tax purposes) at the time of death and (ii) owns, or is treated as owning, Common Stock at the time of his or her death or has made certain lifetime transfers of an interest in Common Stock will be required to include the value of such Common Stock in his or her gross estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

                                  UNDERWRITERS

    Under the terms and subject to the conditions contained in an Underwriting Agreement dated the date hereof (the "Common Stock Underwriting Agreement"), the U.S. Underwriters named below for whom Morgan Stanley & Co. Incorporated, Goldman, Sachs & Co., Bear, Stearns & Co. Inc., BT Alex. Brown Incorporated and Credit Suisse First Boston Corporation are acting as U.S. Representatives, and the International Underwriters named below for whom Morgan Stanley & Co. International Limited, Goldman Sachs International, Bear, Stearns International Limited, BT Alex. Brown International, a division of Bankers Trust International, PLC and Credit Suisse First Boston Limited are acting as International Representatives, have severally agreed to purchase, and the Company has agreed to sell to them, severally, the respective number of shares of Common Stock set forth opposite the names of such Underwriters below:

                                                                                                     NUMBER OF
     NAME                                                                                             SHARES
- -----------------------------------------------------------------------------------------------  -----------------
    U.S. Underwriters:
      Morgan Stanley & Co. Incorporated........................................................
      Goldman, Sachs & Co......................................................................
      Bear, Stearns & Co. Inc..................................................................
      BT Alex. Brown Incorporated..............................................................
      Credit Suisse First Boston Corporation...................................................

      Subtotal.................................................................................
                                                                                                 -----------------
    International Underwriters:
      Morgan Stanley & Co. International Limited...............................................
      Goldman Sachs International..............................................................
      Bear, Stearns International Limited......................................................
      BT Alex. Brown International, a division of Bankers Trust International, PLC.............
      Credit Suisse First Boston Limited.......................................................

        Subtotal...............................................................................
                                                                                                 -----------------
        Total..................................................................................
                                                                                                 -----------------
                                                                                                 -----------------

    The U.S. Underwriters and the International Underwriters, and the U.S. Representatives and the International Representatives are collectively referred to as the "Underwriters" and the "Representatives," respectively. The Common Stock Underwriting Agreement provides that the obligations of the several Underwriters to pay for and accept delivery of the shares of Common Stock offered hereby are subject to the approval of certain legal matters by their counsel and to certain other conditions. The Underwriters are obligated to take and pay for all of the shares of Common Stock offered hereby (other than those covered by the Underwriters' over-allotment described below) if any such shares are taken.

    Pursuant to the Agreement between U.S. and International Underwriters, each U.S. Underwriter has represented and agreed that, with certain exceptions: (i) it is not purchasing any Shares (as defined herein) for the account of anyone other than a United States or Canadian Person (as defined herein) and (ii) it has not offered or sold, and will not offer or sell, directly or indirectly, any Shares or distribute any prospectus relating to Shares outside the United States or Canada or to anyone other than a United States or Canadian Person. Pursuant to the Agreement between U.S. and International Underwriters, each International Underwriter has represented and agreed that, with certain exceptions: (i) it is not purchasing any Shares for the account of any United States or Canadian person and (ii) it has not offered or sold, and will not offer or sell, directly or indirectly, any Shares or distribute any prospectus relating to the Shares in the United States or Canada or to any United States or Canadian person. With respect to any Underwriter that is a U.S. Underwriter and an International Underwriter, the foregoing representations and agreements (i) made by it in its capacity as a U.S. Underwriter apply only to it in its capacity as a U.S. Underwriter and (ii) made by it in its capacity as an International Underwriter apply only to it in its capacity as an International Underwriter. The foregoing limitations do not apply to stabilization transactions or to certain other transactions specified in the Agreement between the U.S. and International Underwriters. As used herein "United States or Canadian Person" means any national or resident of the United States or Canada, or any corporation, pension, profit-sharing or other trust or other entity organized under the laws of the United States or Canada or of any political subdivision thereof (other than a branch located outside the United States and Canada of any United States or Canadian Person. All shares of Common Stock to be purchased by the Underwriters are referred to herein as the "Shares."

    Pursuant to the Agreement between U.S. and International Underwriters, sales may be made between the U.S. Underwriters and International Underwriters of any number of Shares as may be mutually agreed. The per share price of any Shares so sold shall be the public offering price set forth on the cover page hereof, in United States dollars, less an amount not greater than the per share amount of the concession to dealers set forth below.

    Pursuant to the Agreement between U.S. and International Underwriters, each U.S. Underwriter has represented that it has not offered or sold, and has agreed not to offer or sell, any Shares, directly or indirectly, in any province or territory of Canada in contravention of the securities laws thereof and has represented that any offer of Shares in Canada will be made only pursuant to an exemption from the requirement to file a prospectus in the province or territory of Canada in which such offer or sale is made. Each U.S. Underwriter has further agreed to send to any dealer who purchases from it any of the Shares a notice stating in substance that, by purchasing such Shares, such dealer represents and agrees that it has not offered or sold, and will not offer or sell, directly or indirectly, any of such Shares in any province or territory of Canada or to, or for the benefit of, any resident of any province or territory of Canada in contravention of the securities laws thereof and that any offer of Shares in Canada will be made only pursuant to an exemption from the requirement to file a prospectus in the province or territory of Canada in which such offer or sale is made, and that such dealer will deliver to any other dealer to whom it sells any of such Shares a notice containing substantially the same statement as is contained in this sentence.

    Pursuant to the Agreement between U.S. and International Underwriters, each International Underwriter has represented and agreed that (i) it has not offered or sold and, prior to the date six months after the closing date for the sale of the Shares to the International Underwriters, will not offer or sell, any Shares to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995; (ii) it has complied and will comply with all applicable provisions of the Financial Services Act 1986 with respect to anything done by it in relation to the Shares in, from or otherwise involving the United Kingdom; and (iii) it has only issued or passed on and will only issue or pass on in the United Kingdom any document received by it in connection with the offering of the Shares to a person who is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996 or is a person to whom such document may otherwise be lawfully issued or passed on.

    Pursuant to the Agreement between U.S. and International Underwriters, each International Underwriter has further represented that it has not offered or sold, and has agreed not to offer or sell, directly or indirectly, in Japan or to or for the account of any resident thereof, any of the Shares acquired in connection with the distribution contemplated hereby, except for offers or sales to Japanese International Underwriters or dealers and except pursuant to any exemption from the registration requirements of the Securities and Exchange Law and otherwise in compliance with applicable provisions of Japanese law. Each International Underwriter has further agreed to send to any dealer who purchases from it any of the Shares a notice stating in substance that, by purchasing such Shares, such dealer represents and agrees that it has not offered or sold, and will not offer or sell, any of such Shares, directly or indirectly, in Japan or to or for the account of any resident thereof except for offers or sales to Japanese International Underwriters or dealers and except pursuant to any exemption from the registration requirements of the Securities and Exchange Law and otherwise in compliance with applicable provisions of Japanese law, and that such dealer will send to any other dealer to whom it sells any of such Shares a notice containing substantially the same statement as is contained in this sentence.

    The Underwriters initially propose to offer part of the Shares directly to the public at the public offering price set forth on the cover page hereof and part to certain dealers at a price which represents a concession not in excess
of $     per share under the public offering price. An Underwriter may allow,
and such dealers may reallow, a concession not in excess of $     per share to
other Underwriters or to certain other dealers. After the initial offering of the Shares, the offering price and other selling terms may from time to time be varied by the Representatives.

    The Company has granted to the Underwriters an option, exercisable for 30 days from the date of this Prospectus, to purchase up to an aggregate of 525,000 additional shares of Common Stock at the price to public set forth on the cover page hereof, less underwriting discounts and commissions. The Underwriters may exercise such option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the shares of Common Stock offered hereby. To the extent such option is exercised, each Underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of such additional shares of Common Stock as the number set forth next to such Underwriter's name in the preceding table bears to the total number of shares of Common Stock set forth next to the names of all Underwriters in the preceding table.

    Each of the Company and its directors, and executive officers and the KKR Partnerships has agreed that, without the prior written consent of Morgan Stanley & Co. Incorporated on behalf of the Underwriters, it will not, during the period ending 90 days after the date of this Prospectus, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer, lend or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock, or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock whether any such transaction described in clause
(i) or (ii) above is settled by delivery of Common Stock, or such other securities, in cash or otherwise. The restrictions described in this paragraph do not apply to (x) the sale of Shares to the Underwriters, (y) the issuance by the Company of shares of Common Stock upon the exercise of an option or a warrant or the conversion of a security outstanding on the date of this Prospectus of which the Underwriters have been advised in writing or (z) transactions by any person other than the Company relating to shares of Common Stock or other securities acquired in open market transactions after the completion of the Stock Offerings. The restriction on the Company is subject to exceptions for the issuance of Common Stock pursuant to employee benefit plans and as payment for acquisitions by the Company. The restriction on the directors, executive officers and certain stockholders is subject to exceptions for charitable contributions and estate planning so long as the recipient or donee is subject to a similar restricted transfer period.

    In order to facilitate the offering of the Common Stock, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Common Stock. Specifically, the Underwriters may over-allot in connection with the offering, creating a short position in the Common Stock for their own account. In addition, to cover over-allotments or to stabilize the price of the Common Stock, the Underwriters may bid for, and purchase, shares of Common Stock in the open market. Finally, the underwriting syndicate may reclaim selling concessions allowed to an Underwriter or a dealer for distributing the Common Stock in the Stock Offerings, if the syndicate repurchases previously distributed Common Stock in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the Common Stock above independent market levels. The Underwriters are not required to engage in these activities, and may end any of these activities at any time.

    The Company and the Underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

    From time to time, Morgan Stanley and BT Alex. Brown have provided investment banking services to the Company for which, in each case, they received normal and customary fees. In addition, Bankers Trust Company ("BTC") is the Administrative Agent under, and Morgan Stanley, Goldman Sachs Credit Partners L.P., BTC and Credit Suisse First Boston are lenders under, the Credit Agreement. Affiliates of BT Alex. Brown are limited partners in certain KKR-controlled partnerships which have ownership interests in the Company.

    In connection with the repayment of certain indebtedness incurred under the Company's Credit Agreement with the net proceeds of the Offerings, BTC, Morgan Stanley and Goldman Sachs Credit Partners L.P. will, together in the aggregate, receive more than 10% of the net proceeds of the Stock Offerings. Because over 10% of the net proceeds of the Stock Offerings is intended to be paid to associated or affiliated persons of members of the National Association of Securities Dealers, Inc. ("NASD") participating in the distribution of the Stock Offerings, the underwriting arrangements for the Stock Offerings will comply with the requirements of Rule 2710(c)(8) of the Conduct Rules of the NASD. Those requirements provide that, in such circumstances, the price of the securities must be determined by a "qualified independent underwriter." Accordingly, a qualified independent underwriter (the "Independent Underwriter") shall be selected for purposes of determining the price of the Common Stock offered in the Stock Offerings and shall conduct due diligence in connection with its responsibilities as a qualified independent underwriter. The price at which the Common Stock will be sold to the public in the Stock Offerings will be no higher than the price recommended by the Independent Underwriter.

                                 LEGAL MATTERS

    The legality of the Common Stock will be passed upon for the Company by Latham & Watkins, New York, New York. Certain legal matters relating to the Stock Offerings will be passed upon for the Underwriters by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York. Certain partners of Latham & Watkins, members of their families, related persons and others have an indirect interest, through limited partnerships, in less than 1% of the Common Stock of the Company. Such persons do not have the power to vote or dispose of such shares of Common Stock. In addition, Latham & Watkins has in the past provided, and may continue to provide, legal services to KKR and its affiliates.

                                    EXPERTS

    The consolidated financial statements as of December 31, 1995 and December 29, 1996 and for each of the three years in the period ended December 29, 1996 included in this Prospectus and the related financial statement schedule incorporated by reference from the Company's Annual Report on Form 10-K for the year ended December 29, 1996 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing herein and incorporated herein by reference and have been so included and incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                            WORLD COLOR PRESS, INC.

         UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS

                             (DOLLARS IN THOUSANDS)

    On June 6, 1996, the Company acquired from Ringier A.G. all of the issued and outstanding capital stock of Krueger Acquisition Corporation, including all of the issued and outstanding capital stock of Ringier Holdings, Inc., Ringier America, Inc., Krueger Ringier, Inc., Ringier Print U.S., Inc. and W.A. Krueger Co. Olathe (collectively, "Ringier America"), for approximately $128,000 (the "Acquisition"). In addition, the Company assumed approximately $287,000 of Ringier America's indebtedness, of which approximately $281,000 was liquidated upon consummation of the Acquisition. See Note 2 of the notes to the Company's consolidated financial statements for the years ended December 25, 1994, December 31, 1995 and December 29, 1996. The Acquisition was accounted for as a purchase, and accordingly the historical statement of operations of World Color includes the results of Ringier America from the date of the Acquisition.

    The accompanying unaudited pro forma combined condensed statement of operations combines the historical consolidated operations of World Color with Ringier America for the year ended December 29, 1996 as if the Acquisition and liquidation of certain indebtedness of Ringier America had occurred at the beginning of the period presented and includes the adjustments described in the notes hereto. Certain reclassifications have been made to the historical statement of operations of Ringier America to conform to the presentation of World Color.

    The unaudited pro forma combined condensed statement of operations should be read in conjunction with World Color's historical consolidated financial statements and the notes thereto included elsewhere in this Prospectus. The unaudited pro forma combined condensed statement of operations does not reflect identified cost savings and other synergies that resulted from the combination of the two businesses, and is not necessarily indicative of the results that would have occurred had the Acquisition been consummated in accordance with the assumptions set forth in the notes hereto, or of World Color's and Ringier America's individual or combined future results.

                            WORLD COLOR PRESS, INC.

         UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS

                          YEAR ENDED DECEMBER 29, 1996
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                          WORLD COLOR
                                                          PRESS, INC.    RINGIER     PRO FORMA    PRO FORMA
                                                          (HISTORICAL)  AMERICA(A)  ADJUSTMENTS    COMBINED
                                                          ------------  ----------  -----------  ------------
NET SALES...............................................  $  1,641,412  $  183,463   $  --       $  1,824,875
COST OF SALES...........................................     1,349,130     169,105      (2,100)(b)    1,516,135
                                                          ------------  ----------  -----------  ------------
GROSS PROFIT............................................       292,282      14,358       2,100        308,740
                                                          ------------  ----------  -----------  ------------
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES............       153,071      15,961         232(c)      169,264
                                                          ------------  ----------  -----------  ------------

OPERATING INCOME (LOSS).................................       139,211      (1,603)      1,868        139,476
INTEREST EXPENSE........................................        58,417       9,481       2,730(d)       70,628
                                                          ------------  ----------  -----------  ------------

INCOME (LOSS) BEFORE INCOME TAXES.......................        80,794     (11,084)       (862)        68,848
INCOME TAX PROVISION (BENEFIT)..........................        33,533      (3,993)       (252)(e)       29,288
                                                          ------------  ----------  -----------  ------------
NET INCOME (LOSS).......................................  $     47,261  $   (7,091)  $    (610)  $     39,560
                                                          ------------  ----------  -----------  ------------
                                                          ------------  ----------  -----------  ------------

Pro forma net income per common and common equivalent
  share.................................................  $       1.35                           $       1.13

Pro forma weighted average common and common equivalent
  shares outstanding....................................    35,002,923                             35,002,923

  See notes to unaudited pro forma combined condensed statement of operations.

                            WORLD COLOR PRESS, INC.

    NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS

                                 (IN THOUSANDS)

    The following adjustments are necessary to reflect the Acquisition and repayment of indebtedness described on page P-1 as if they were consummated at the beginning of the fiscal year ended December 29, 1996:

        (a) Represents Ringier America's historical results for the five months ended May 31, 1996.

        (b) Represents the effect of certain adjustments, primarily depreciation, resulting from the allocation of purchase price to the fair value of assets acquired.

        (c) Represents the amortization of excess cost over estimated fair value of net assets acquired, over a period of 35 years, for the five months ended May 1996, substantially offset by the elimination of Ringier America's historical goodwill amortization.

        (d) Represents the net effect of interest expense on borrowings by World Color to fund, at an effective rate of 7.1%, the Acquisition and liquidation of Ringier America's indebtedness, along with the reduction of Ringier America's interest expense for liquidated indebtedness.

        (e) Represents the tax effect of the pro forma adjustments to cost of sales and interest expense, at an estimated marginal rate of 40%.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                                                  PAGE
                                                                                                             ---------
CONDENSED CONSOLIDATED FINANCIAL STATEMENTS AS OF JUNE 29, 1997 AND FOR THE SIX MONTHS ENDED JUNE 30, 1996
  AND JUNE 29, 1997 (UNAUDITED)
  Condensed Consolidated Balance Sheet (Unaudited) as of June 29, 1997.....................................        F-2
  Condensed Consolidated Statements of Operations (Unaudited) for the Six Months Ended June 30, 1996 and
    June 29, 1997..........................................................................................        F-3
  Condensed Consolidated Statements of Cash Flows (Unaudited) for the Six Months Ended June 30, 1996 and
    June 29, 1997..........................................................................................        F-4
  Notes to Condensed Consolidated Financial Statements (Unaudited).........................................        F-5

CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEARS ENDED DECEMBER 25, 1994, DECEMBER 31, 1995 AND DECEMBER 29,
  1996
  Independent Auditors' Report.............................................................................        F-7
  Consolidated Balance Sheets as of December 31, 1995 and December 29, 1996................................        F-8
  Consolidated Statements of Operations for the Years Ended December 25, 1994, December 31, 1995 and
    December 29, 1996......................................................................................        F-9
  Consolidated Statements of Stockholders' Equity for the Years Ended December 25, 1994, December 31, 1995
    and December 29, 1996..................................................................................       F-10
  Consolidated Statements of Cash Flows for the Years Ended December 25, 1994, December 31, 1995 and
    December 29, 1996......................................................................................       F-11
  Notes to Consolidated Financial Statements...............................................................       F-12

                            WORLD COLOR PRESS, INC.

                CONDENSED CONSOLIDATED BALANCE SHEET (UNAUDITED)

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                                        JUNE 29,
                                                                                                          1997
                                                                                                      ------------
ASSETS
Current Assets:
  Cash and cash equivalents.........................................................................  $     22,383
  Accounts receivable--net..........................................................................       325,543
  Inventories.......................................................................................       158,036
  Deferred income taxes.............................................................................        26,560
  Other.............................................................................................        30,298
                                                                                                      ------------
      Total current assets..........................................................................       562,820
                                                                                                      ------------
  Property, plant and equipment, at cost............................................................     1,458,724
  Accumulated depreciation and amortization.........................................................      (585,469)
                                                                                                      ------------
    Property, plant and equipment--net..............................................................       873,255
  Goodwill--net.....................................................................................       519,030
  Other.............................................................................................        49,100
                                                                                                      ------------
Total Assets........................................................................................  $  2,004,205
                                                                                                      ------------
                                                                                                      ------------
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Accounts payable and accrued expenses.............................................................  $    280,390
  Current maturities of long-term debt..............................................................        43,629
                                                                                                      ------------
      Total current liabilities.....................................................................       324,019
                                                                                                      ------------
  Long-term debt....................................................................................     1,049,053
  Deferred income taxes.............................................................................        88,658
  Other long-term liabilities.......................................................................       114,060
                                                                                                      ------------
      Total liabilities.............................................................................     1,575,790
                                                                                                      ------------
Stockholders' Equity
  Common stock, $.01 par value--shares authorized, 100,000,000 at June 29, 1997; shares outstanding,
    33,744,531 at June 29, 1997.....................................................................           337
  Additional paid-in capital........................................................................       583,721
  Accumulated deficit...............................................................................      (155,643)
                                                                                                      ------------
      Total stockholders' equity....................................................................       428,415
                                                                                                      ------------
Total Liabilities and Stockholders' Equity..........................................................  $  2,004,205
                                                                                                      ------------
                                                                                                      ------------

           See notes to condensed consolidated financial statements.

                            WORLD COLOR PRESS, INC.

          CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                       SIX MONTH PERIODS ENDED
                                                                                     ----------------------------
                                                                                       JUNE 30,       JUNE 29,
                                                                                         1996           1997
                                                                                     -------------  -------------
Net sales..........................................................................  $     671,377  $     883,998
Cost of sales......................................................................        561,149        732,631
                                                                                     -------------  -------------
  Gross profit.....................................................................        110,228        151,367
Selling, general and administrative expenses.......................................         67,928         87,852
                                                                                     -------------  -------------
  Operating income.................................................................         42,300         63,515
Interest expense...................................................................         22,308         40,268
                                                                                     -------------  -------------
Income before income taxes.........................................................         19,992         23,247
Income tax provision...............................................................          7,997          9,764
                                                                                     -------------  -------------
Net income.........................................................................  $      11,995  $      13,483
                                                                                     -------------  -------------
                                                                                     -------------  -------------
Net income per common and common equivalent share..................................  $        0.34  $        0.39

Weighted average common and common equivalent shares outstanding...................     34,964,688     34,516,134

           See notes to condensed consolidated financial statements.

                            WORLD COLOR PRESS, INC.

          CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

                                 (IN THOUSANDS)

                                                                                        SIX MONTH PERIODS ENDED
                                                                                      ----------------------------
                                                                                      JUNE 30, 1996  JUNE 29, 1997
                                                                                      -------------  -------------

Operating activities:
  Net income........................................................................   $    11,995    $    13,483
  Adjustments to reconcile net income to net cash flows provided by operating activities:
    Depreciation and amortization...................................................        43,915         66,372
    Deferred income tax provision...................................................         3,494          3,487
    Changes in operating assets and liabilities:
      Accounts receivable--net......................................................        19,466         20,449
      Inventories...................................................................        15,603        (10,819)
      Accounts payable and accrued expenses.........................................       (16,633)       (48,230)
      Other assets and liabilities--net.............................................       (27,041)       (39,736)
                                                                                      -------------  -------------
Net cash provided by operating activities...........................................        50,799          5,006
                                                                                      -------------  -------------
Investing activities:
  Additions to property, plant and equipment--net...................................       (28,844)       (55,645)
  Acquisitions of businesses, net of cash acquired..................................      (153,498)      (154,975)
                                                                                      -------------  -------------
Net cash used in investing activities...............................................      (182,342)      (210,620)
                                                                                      -------------  -------------
Financing activities:
  Net borrowings on debt............................................................       126,176        194,815
  Proceeds from issuance of common stock............................................         8,940        --
                                                                                      -------------  -------------
Net cash provided by financing activities...........................................       135,116        194,815
                                                                                      -------------  -------------
Increase (decrease) in cash and cash equivalents....................................         3,573        (10,799)
Cash and cash equivalents, beginning of period......................................         8,902         33,182
                                                                                      -------------  -------------
Cash and cash equivalents, end of period............................................   $    12,475    $    22,383
                                                                                      -------------  -------------
                                                                                      -------------  -------------

           See notes to condensed consolidated financial statements.

                            WORLD COLOR PRESS, INC.
        Notes to Condensed Consolidated Financial Statements (Unaudited)
                 (Dollars in thousands, except per share data)

1. BASIS OF PRESENTATION

    The accompanying condensed consolidated interim financial statements have been prepared by World Color Press, Inc. (along with its subsidiaries, the "Company") pursuant to the rules and regulations of the Securities and Exchange Commission and reflect only normal and recurring adjustments, which are, in the opinion of the Company, considered necessary for a fair presentation. As permitted by these regulations, these statements do not include all information required by generally accepted accounting principles to be included in an annual set of financial statements, however, the Company believes that the disclosures made are adequate to make the information presented not misleading. It is suggested that these condensed consolidated financial statements be read in conjunction with the consolidated financial statements and the notes thereto included in the Company's latest Annual Report on Form 10-K.

    During the six-month period ended June 29, 1997, the Company acquired a business whose contribution was not significant to the Company's results of operations for the periods presented, nor is it expected to have a material effect on the Company's results on a continuing basis.

    Certain reclassifications have been made to prior period amounts to conform with the current presentation.

2. IMPLEMENTATION OF NEW ACCOUNTING STANDARD

    In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 128, EARNINGS PER SHARE, which establishes new standards for computing and presenting net income per share. The statement is effective for periods ending after December 15, 1997. Accordingly, the Company will adopt SFAS No. 128 in the fourth quarter of 1997. If SFAS No. 128 had been implemented for the six months ended June 30, 1996 and June 29, 1997, pro forma basic and diluted net income per share amounts, as defined in the statement, would not have been materially different from net income per common and common equivalent share shown in the accompanying condensed consolidated statements of operations.

3. INVENTORIES

    Inventories are summarized as follows:

                                                                                     JUNE 29,
                                                                                       1997
                                                                                    ----------
Work-in-process...................................................................  $   81,405
Raw materials.....................................................................      76,631
                                                                                    ----------
    Total.........................................................................  $  158,036
                                                                                    ----------
                                                                                    ----------

4. AMENDMENT TO CREDIT FACILITY

    In June 1997, the Company's Second Amended and Restated Credit Agreement dated as of June 6, 1996, (as amended, the "Credit Agreement") was amended in conjunction with the securitization transaction described in Note 5. The effect of this amendment was to provide for an additional $100,000 in commitments upon the liquidation of indebtedness from the proceeds of the securitization transaction, after which the aggregate total commitments of the Credit Agreement were $920,000. These commitments were comprised of $95,000 in term loan commitments, $250,000 of revolving loan commitments and

                            WORLD COLOR PRESS, INC.
 NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)--(CONTINUED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

4. AMENDMENT TO CREDIT FACILITY (CONTINUED)
$575,000 in acquisition term loan commitments. All other significant financial provisions of the Credit Agreement remained substantially unchanged.

5. SUBSEQUENT EVENT

    In conjunction with the amended Credit Agreement described in Note 4, on June 30, 1997, the Company entered into an agreement to sell, on a revolving basis for a period of up to five years, certain of its accounts receivable to a wholly-owned subsidiary, which entered into an agreement to transfer, on a revolving basis, an undivided percentage ownership interest in a designated pool of accounts receivable to a maximum of $204,000. These transactions will be reflected as a reduction of accounts receivable.

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of WORLD COLOR PRESS, INC.:

    We have audited the accompanying consolidated balance sheets of World Color Press, Inc. and subsidiaries as of December 31, 1995 and December 29, 1996 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 29, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of World Color Press, Inc. and subsidiaries at December 31, 1995 and December 29, 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 29, 1996 in conformity with generally accepted accounting principles.

Deloitte & Touche LLP
New York, New York
February 5, 1997

                            WORLD COLOR PRESS, INC.

                          CONSOLIDATED BALANCE SHEETS

                    DECEMBER 31, 1995 AND DECEMBER 29, 1996
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                            1995          1996
                                                                                        ------------  ------------
ASSETS
Current Assets:
  Cash and cash equivalents...........................................................  $      8,902  $     33,182
  Accounts receivable--net of allowances for doubtful accounts of $6,356 and $8,476,
    respectively......................................................................       218,022       311,478
  Inventories.........................................................................       130,369       140,160
  Deferred income taxes...............................................................        28,364        32,944
  Other...............................................................................        11,060        24,843
                                                                                        ------------  ------------
      Total current assets............................................................       396,717       542,607
  Property, plant and equipment--net..................................................       480,421       818,157
  Goodwill--net.......................................................................       249,473       423,880
  Other...............................................................................        24,117        37,788
                                                                                        ------------  ------------
Total Assets..........................................................................  $  1,150,728  $  1,822,432
                                                                                        ------------  ------------
                                                                                        ------------  ------------
LIABILITIES AND STOCKHOLDER'S EQUITY
Current Liabilities:
  Accounts payable....................................................................  $    108,894  $    172,013
  Accrued expenses....................................................................        89,628       134,854
  Current maturities of long-term debt................................................        37,360         8,672
                                                                                        ------------  ------------
      Total current liabilities.......................................................       235,882       315,539
  Long-term debt......................................................................       449,746       889,195
  Deferred income taxes...............................................................         9,258        91,555
  Other long-term liabilities.........................................................        97,076       111,211
                                                                                        ------------  ------------
      Total liabilities...............................................................       791,962     1,407,500
                                                                                        ------------  ------------
Stockholders' Equity:
  Common stock, $.01 par value--authorized, 100,000,000 shares in 1995 and 1996;
    shares outstanding, 32,218,427 shares in 1995 and 33,744,531 in 1996..............           322           337
  Additional paid-in capital..........................................................       574,831       583,721
  Accumulated deficit.................................................................      (216,387)     (169,126)
                                                                                        ------------  ------------
      Total stockholders' equity......................................................       358,766       414,932
                                                                                        ------------  ------------
Total Liabilities and Stockholders' Equity............................................  $  1,150,728  $  1,822,432
                                                                                        ------------  ------------
                                                                                        ------------  ------------

                See notes to consolidated financial statements.

                            WORLD COLOR PRESS, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

     YEARS ENDED DECEMBER 25, 1994, DECEMBER 31, 1995 AND DECEMBER 29, 1996
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                              1994          1995          1996
                                                                          ------------  ------------  ------------
Net sales...............................................................  $    971,627  $  1,295,582  $  1,641,412
Cost of sales...........................................................       817,934     1,074,785     1,349,130
                                                                          ------------  ------------  ------------
    Gross profit........................................................       153,693       220,797       292,282
                                                                          ------------  ------------  ------------
Other operating expenses:
  Selling, general and administrative...................................        90,312       125,539       153,071
  Streamlining charge...................................................       --             40,900       --
                                                                          ------------  ------------  ------------
    Total other operating expenses......................................        90,312       166,439       153,071
                                                                          ------------  ------------  ------------
Operating income........................................................        63,381        54,358       139,211
Interest expense........................................................        23,825        37,897        58,417
                                                                          ------------  ------------  ------------
Income before income taxes..............................................        39,556        16,461        80,794
Income tax provision....................................................        15,822         6,584        33,533
                                                                          ------------  ------------  ------------
Net income..............................................................  $     23,734  $      9,877  $     47,261
                                                                          ------------  ------------  ------------
                                                                          ------------  ------------  ------------
Net income per common and common equivalent share.......................         $0.69         $0.29         $1.35
Weighted average common and common equivalent shares outstanding........    34,408,670    34,440,867    35,002,923

                 See notes to consolidated financial statements

                            WORLD COLOR PRESS, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

     YEARS ENDED DECEMBER 25, 1994, DECEMBER 31, 1995 AND DECEMBER 29, 1996

                                 (IN THOUSANDS)

                                                                                            ADDITIONAL
                                                                                 COMMON      PAID-IN    ACCUMULATED
                                                                                  STOCK      CAPITAL      DEFICIT
                                                                               -----------  ----------  ------------
Balance at December 26, 1993.................................................   $     257   $  497,311   $ (249,998)
  Net income.................................................................      --           --           23,734
  Capital contribution from PHLP.............................................      --            2,809       --
                                                                                    -----   ----------  ------------
Balance at December 25, 1994.................................................         257      500,120     (226,264)
  Net income.................................................................      --           --            9,877
  Common stock issued........................................................          65       74,711       --
                                                                                    -----   ----------  ------------
Balance at December 31, 1995.................................................         322      574,831     (216,387)
  Net income.................................................................      --           --           47,261
  Common stock issued........................................................          15        8,890       --
                                                                                    -----   ----------  ------------
Balance at December 29, 1996.................................................   $     337   $  583,721   $ (169,126)
                                                                                    -----   ----------  ------------
                                                                                    -----   ----------  ------------

                See notes to consolidated financial statements.

                            WORLD COLOR PRESS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

     YEARS ENDED DECEMBER 25, 1994, DECEMBER 31, 1995 AND DECEMBER 29, 1996

                                 (IN THOUSANDS)

                                                                                1994         1995         1996
                                                                             -----------  -----------  ----------
Operating activities:
  Net income...............................................................  $    23,734  $     9,877  $   47,261
  Adjustments to reconcile net income to net cash provided by operating activities:
    Depreciation and amortization..........................................       62,898       74,668     104,493
    Streamlining charge....................................................      --            40,900      --
    Deferred income tax provision (benefit)................................       12,271         (766)     13,573
    Changes in operating assets and liabilities:
      Accounts receivable -- net...........................................        6,001      (31,097)    (30,062)
      Inventories..........................................................       (6,004)     (51,083)     29,495
      Accounts payable and accrued expenses................................       10,396       (7,650)     35,178
      Other assets and liabilities -- net..................................       (9,172)     (28,105)    (53,355)
                                                                             -----------  -----------  ----------
Net cash provided by operating activities..................................      100,124        6,744     146,583
                                                                             -----------  -----------  ----------
Investing activities:
  Additions to property, plant and equipment...............................      (83,875)    (120,339)    (70,639)
  Proceeds from sale of property, plant and equipment......................        7,763        7,959       1,345
  Acquisitions of businesses, net of cash acquired.........................      (10,283)    (108,738)   (167,283)
                                                                             -----------  -----------  ----------
Net cash used in investing activities......................................      (86,395)    (221,118)   (236,577)
                                                                             -----------  -----------  ----------
Financing activities:
  Proceeds from borrowings.................................................       18,750      214,037     562,120
  Payments on long-term debt...............................................      (48,353)     (90,365)   (456,751)
  Decrease in note payable to PHLP.........................................       (2,159)     --           --
  Proceeds from capital contribution.......................................        2,809      --           --
  Proceeds from issuance of common stock...................................      --            74,776       8,905
  Proceeds from sale and leaseback transaction.............................       27,988      --           --
                                                                             -----------  -----------  ----------
Net cash provided by (used in) financing activities........................         (965)     198,448     114,274
                                                                             -----------  -----------  ----------
Increase (decrease) in cash and cash equivalents...........................       12,764      (15,926)     24,280
Cash and cash equivalents, beginning of year...............................       12,064       24,828       8,902
                                                                             -----------  -----------  ----------
Cash and cash equivalents, end of year.....................................  $    24,828  $     8,902  $   33,182
                                                                             -----------  -----------  ----------
                                                                             -----------  -----------  ----------

                See notes to consolidated financial statements.

                            WORLD COLOR PRESS, INC.
                   Notes to Consolidated Financial Statements
     Years Ended December 25, 1994, December 31, 1995 and December 29, 1996
                 (Dollars in thousands, except per share data)

1. ORGANIZATION

    World Color Press, Inc. and subsidiaries (the "Company") specializes in the production and distribution of data for the magazine, catalog, commercial, direct mail, directory, and book markets.

    Prior to November 20, 1995, the Company was wholly-owned by Printing Holdings, L.P. ("PHLP"), a nonoperating affiliate of Kohlberg Kravis Roberts & Co. L.P. ("KKR"), whose holdings consisted solely of the Company. On November 20, 1995, PHLP was merged with and into the Company, with the Company as the survivor (the "Merger"). In connection with the Merger, PHLP partnership units (aggregating approximately 65,500,000 units) were converted into approximately 32,200,000 shares of the Company's common stock, principally at a ratio of one PHLP partnership unit to 0.50 shares of common stock. Accordingly, the share information and the related common stock and additional paid-in capital amounts presented on the face of the consolidated balance sheets and on the consolidated statements of stockholders' equity have been restated to reflect the change in the Company's capital structure pursuant to the Merger. Also pursuant to the Merger, the shares of the Company's common stock owned by PHLP immediately prior to the Merger were canceled. On November 20, 1995, the Company also amended and restated its Certificate of Incorporation increasing the authorized number of shares of common stock to 100,000,000 shares and newly authorizing 50,000,000 shares of preferred stock, par value $0.01 per share. At December 31, 1995 and December 29, 1996, there were no shares of preferred stock issued or outstanding.

    On January 25, 1996, 15,861,568 shares of the Company's common stock were sold at $19 per share in an initial public equity offering (the "Offering"). All of the shares in the Offering were sold by existing stockholders. The Company did not receive any of the proceeds from the sale of the shares, except that certain members of former management elected to participate in the Offering by exercising certain stock options granted to them by the Company. An aggregate of 1,531,290 shares underlying such options were sold in the Offering, generating proceeds to the Company of approximately $8,900. These proceeds were used to pay expenses of the Offering and for general corporate purposes.

2. BUSINESS ACQUISITIONS

    In June 1996, the Company acquired from Ringier A.G. all of the issued and outstanding capital stock of Krueger Acquisition Corporation, including all of the issued and outstanding capital stock of Ringier Holdings, Inc., Ringier America, Inc., Krueger Ringier, Inc., Ringier Print U.S., Inc. and W.A. Krueger Co. Olathe (collectively, "Ringier America"), for approximately $128,000 (the "Acquisition"). In addition, the Company assumed approximately $287,000 of Ringier America's indebtedness, of which approximately $281,000 was liquidated upon consummation of the Acquisition. Ringier America is a leading diversified commercial printer whose business includes the printing of catalogs, magazines and mass-market, racksize books. The Acquisition and liquidation of certain indebtedness were funded using proceeds from acquisition term loans under the Second Amended and Restated Credit Agreement dated as of June 6, 1996, as amended (the "Credit Agreement"), among the Company and the lenders and agents party thereto.

    The Acquisition is being accounted for as a purchase and the financial statements include the results of Ringier America's operations from the acquisition date. The excess of purchase cost over estimated fair value of net assets acquired was approximately $160,000, and is being amortized using the straight-line method over 35 years. The Company is in the process of finalizing the assignment of fair value to assets

                            WORLD COLOR PRESS, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
     YEARS ENDED DECEMBER 25, 1994, DECEMBER 31, 1995 AND DECEMBER 29, 1996
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

2. BUSINESS ACQUISITIONS (CONTINUED)
acquired and liabilities assumed. Accordingly, the final asset and liability fair values may differ from those included in the accompanying consolidated balance sheet; however, the final fair values are not expected to be materially different from those presented herein.

    The following unaudited pro forma financial information gives effect to the Acquisition and liquidation of certain indebtedness of Ringier America as if these transactions had occurred at the beginning of the periods presented. These pro forma results reflect certain adjustments, including the increase in amortization for the excess of purchase cost over estimated fair value of net assets acquired and the net increase in interest on indebtedness used to fund the transactions, as well as the impact on depreciation and certain other expenses, based on a preliminary allocation of purchase price to the fair value of assets acquired and liabilities assumed. These pro forma results do not reflect identified cost savings and other synergies that will result or have resulted from the combination of the two businesses, and are not necessarily indicative of the results that would have occurred had the Acquisition been consummated at the beginning of the periods presented, nor are they necessarily indicative of future results.

UNAUDITED                                                                                   1995          1996
- --------------------------------------------------------------------------------------  ------------  ------------
Net sales.............................................................................  $  1,810,391  $  1,824,875
Net income............................................................................  $     30,807  $     39,560
Net income per common and common equivalent share.....................................  $       0.89  $       1.13

    Pro forma net income and net income per common and common equivalent share for the year ended December 31, 1995 presented above include $31,481 ($19,373 net of tax, or $0.56 per share) of income recorded by Ringier America in January, 1995 related to the final settlement of a customer's future obligations under a printing services contract.

    In March 1995, the Company acquired three companies that operate in the commercial, digital and direct mail market sectors (the "1995 Acquisitions") for an aggregate purchase price of approximately $108,000. In addition, the Company liquidated approximately $44,500 of the acquired companies' indebtedness. The 1995 Acquisitions and liquidation of indebtedness were funded using proceeds from the Company's credit facility. The 1995 Acquisitions were accounted for as purchases and the financial statements include the results of their operations from the respective acquisition dates. The excess of purchase cost over estimated fair value of net assets acquired was approximately $81,700, which is being amortized over 35 years.

    During the years ended December 31, 1995 and December 29, 1996, the Company acquired certain other businesses whose contributions were not significant to the Company's results of operations for the periods presented, nor are they expected to have a material effect on the Company's results on a continuing basis.

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    PRINCIPLES OF CONSOLIDATION--The consolidated financial statements include the accounts of World Color Press, Inc. and its subsidiaries. Intercompany transactions have been eliminated.

    CASH AND CASH EQUIVALENTS--Cash equivalents consist of highly liquid instruments with original maturities of three months or less.

                            WORLD COLOR PRESS, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
     YEARS ENDED DECEMBER 25, 1994, DECEMBER 31, 1995 AND DECEMBER 29, 1996
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    ACCOUNTING PERIOD--The Company's fiscal year is the 52 or 53-week period ending on the last Sunday in December. Fiscal years 1994 and 1996 each included 52 weeks. Fiscal year 1995 included 53 weeks.

    CONSOLIDATED STATEMENTS OF CASH FLOWS--During 1994, 1995 and 1996, the Company borrowed and repaid $103,225, $318,700 and $407,200, respectively, pursuant to the terms of credit agreements. See also Note 7. Such amounts have not been reflected in the consolidated statements of cash flows because of the short-term nature of the borrowings.

    Cash paid for interest by the Company during the years 1994, 1995 and 1996 was $21,928, $37,193 and $54,037, respectively, net of capitalized interest of $1,276, $1,810 and $252. Cash paid for taxes during the years 1994, 1995 and 1996 was $3,319, $8,305 and $18,068, respectively.

    REVENUE RECOGNITION--In accordance with trade practice, sales are recognized by the Company on the basis of production and service activity at the pro rata billing value of work completed.

    INVENTORIES--The Company's raw materials of paper and ink and the related raw material component of work-in-process are valued at the lower of cost, as determined using the first-in, first-out ("FIFO") method, or market. The remainder of the work-in-process is valued at the pro rata billing value of work completed.

    DEPRECIATION AND AMORTIZATION--Property, plant and equipment is stated at cost. Depreciation is recorded principally on the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized on the straight-line method over the lesser of the useful life of the improvement or the lease term. Estimated useful lives used in computing depreciation and amortization expense are 3 to 15 years for machinery and equipment and 15 to 40 years for buildings and leasehold improvements.

    GOODWILL--Goodwill is amortized using the straight-line method primarily over 35 years. Amortization of goodwill for the years 1994, 1995 and 1996 was $5,402, $7,275 and $10,757, respectively, and is included in selling, general and administrative expenses. Accumulated amortization of goodwill was $24,047 and $34,804 as of year-end 1995 and 1996, respectively.

    INCOME TAXES--The Company has adopted Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes", which requires companies to apply current statutory income tax rates to deferred assets and liabilities arising from differences in financial reporting and tax reporting bases. Income tax information is disclosed in Note 9.

    NET INCOME (LOSS) PER COMMON AND COMMON EQUIVALENT SHARE--Net income (loss) per common and common equivalent share is based on the weighted average common and dilutive common equivalent shares outstanding during each period after giving effect to the change in the Company's capital structure pursuant to the Merger and the Options Adjustments, as described in Notes 1 and 10. This weighted average includes incremental shares for dilutive common equivalent shares related to the assumed exercise of stock options, using the treasury stock method. In addition, shares related to common stock issued and incremental shares related to stock options granted within one year prior to the Offering at a purchase or exercise price below $19.00 per share were included in the weighted average, using the treasury stock method for the stock options as if they were outstanding for all pre-issuance periods presented. For all loss periods, the effect of the assumed exercise of stock options which were issued in periods prior to the one-year period previously mentioned is not included because the effect is antidilutive.

                            WORLD COLOR PRESS, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
     YEARS ENDED DECEMBER 25, 1994, DECEMBER 31, 1995 AND DECEMBER 29, 1996
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    RECLASSIFICATIONS--Certain reclassifications have been made to prior years' amounts to conform with the current presentation.

    USE OF ESTIMATES--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS--In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." SFAS No. 121 establishes the accounting for the impairment of long-lived assets, certain identifiable intangibles and goodwill related to those assets to be held and used and for long-lived assets and certain identifiable intangibles to be disposed. The Company adopted SFAS No. 121 for the year ended December 29, 1996. Accordingly, the Company evaluates long-lived assets, including goodwill, periodically to determine if there has been an impairment of value by reviewing current and estimated undiscounted cash flows. The carrying amounts of such long-lived assets will be adjusted if and when it has been determined that a permanent impairment has occurred.

    ACCOUNTING FOR STOCK-BASED COMPENSATION--In October 1995, the Financial Accounting Standards Board issued SFAS No. 123, "Accounting for Stock-Based Compensation." SFAS No. 123 encourages companies to account for stock compensation awards based on their fair value at the date they are granted. The resulting compensation cost would be shown as an expense on the income statement. Companies choosing not to apply the new accounting method are permitted to continue following current accounting requirements, however, they are required to disclose in the notes to the financial statements the effect on net income and earnings per share had the new accounting method been applied. The Company adopted SFAS No. 123 for 1996, but chose to follow the current accounting requirements. Accordingly, the Company has disclosed in Note 10 the pro forma effect on net income and net income per common and common equivalent share.

4. INVENTORIES

Inventories are summarized as follows:

                                                         1995       1996
                                                       ---------  ---------
 Work-in-process.....................................  $  34,366  $  73,747
  Raw materials......................................     96,003     66,413
                                                       ---------  ---------
    Total............................................  $ 130,369  $ 140,160
                                                       ---------  ---------
                                                       ---------  ---------

                            WORLD COLOR PRESS, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
     YEARS ENDED DECEMBER 25, 1994, DECEMBER 31, 1995 AND DECEMBER 29, 1996
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

5. PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment is as follows:

                                                         1995       1996
                                                       ---------  ---------
 Land................................................  $   7,310  $  14,822
  Buildings and leasehold improvements...............    163,414    247,806
  Machinery and equipment............................    743,739  1,075,349
  Leased property under capitalized leases...........      9,837      8,519
                                                       ---------  ---------
                                                         924,300  1,346,496
  Accumulated depreciation and amortization..........    443,879    528,339
                                                       ---------  ---------
    Total............................................  $ 480,421  $ 818,157
                                                       ---------  ---------
                                                       ---------  ---------

    Depreciation expense related to property, plant and equipment was $54,862, $65,526 and $91,186 for the years 1994, 1995 and 1996, respectively.

6. ACCRUED EXPENSES

Accrued expenses are as follows:

                                                         1995       1996
                                                       ---------  ---------
 Compensation........................................  $  22,622  $  48,447
  Employee health and welfare benefits...............     11,739     16,593
  Streamlining charge................................      9,052      4,054
  Deferred revenue...................................     10,618     16,105
  Interest...........................................      6,099      8,493
  Other..............................................     29,498     41,162
                                                       ---------  ---------
    Total............................................  $  89,628  $ 134,854
                                                       ---------  ---------
                                                       ---------  ---------

7. LONG-TERM DEBT

Long-term debt is summarized as follows:

                                                         1995       1996
                                                       ---------  ---------
 Senior Subordinated Notes...........................  $ 150,000  $ 150,000
  Borrowings under credit agreements.................    254,200    672,000
  Notes payable, average of 9.17% due 2004 - 2005....     43,234     40,129
  Capitalized lease obligations, weighted average
    imputed interest rate of 9.25% due through
    2007.............................................      3,676      5,067
  Other debt, average of 8.45% due 1997-2004.........     35,996     30,671
                                                       ---------  ---------
  Total..............................................    487,106    897,867
  Less current maturities............................     37,360      8,672
                                                       ---------  ---------
  Noncurrent portion.................................  $ 449,746  $ 889,195
                                                       ---------  ---------
                                                       ---------  ---------

                            WORLD COLOR PRESS, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
     YEARS ENDED DECEMBER 25, 1994, DECEMBER 31, 1995 AND DECEMBER 29, 1996
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

7. LONG-TERM DEBT (CONTINUED)
    At December 29, 1996, the fair value of the Senior Subordinated Notes was approximately $150,750 based on quoted market price. The fair value of the Company's remaining debt approximated its carrying value, based upon the Company's current incremental borrowing rates for similar types of borrowing arrangements.

    SENIOR SUBORDINATED NOTES--On May 10, 1993, Senior Subordinated Notes were issued in the aggregate principal amount of $150,000. Interest on the Notes is payable semi-annually at the annual rate of 9.125%. The Notes have no required principal payments prior to maturity on March 15, 2003.

    BORROWINGS UNDER CREDIT AGREEMENTS-- On June 6, 1996, an amendment was made to the Company's credit facility to provide for an additional $566,000 of commitments and to extend the maturity date two years to December 31, 2002. All other significant financial provisions of the credit agreement remained substantially unchanged. As of December 29, 1996, the Company's Credit Agreement provides for aggregate total commitments of $975,000, comprised of $125,000 in term loan commitments, $250,000 of revolving loan commitments and $600,000 in acquisition term loan commitments. The Credit Agreement provides for varying semi-annual reductions in commitments, and the borrowings bear interest at rates that fluctuate with the prime rate and the Eurodollar rate which ranged from 6.06% to 9.00% in 1995 and 6.25% to 8.50% in 1996. The Credit Agreement includes a commitment fee of .25% per annum based on the daily average unutilized revolving credit commitment. At December 29, 1996, $86,500 of acquisition term loan commitments and $192,929 of the revolving loan commitments were unutilized. The amount unutilized under the revolving credit commitments has been reduced by outstanding letters of credit of $23,571, not reflected in the accompanying consolidated financial statements, for which the Company was contingently liable under the Credit Agreement. Such letters of credit primarily guarantee various insurance reserves.

    Borrowings under the terms of the Credit Agreement are secured by pledges of various assets of the Company. The Credit Agreement has covenants which, among other things, restrict the incurrence of additional indebtedness by the Company and limit its ability to make payments to affiliated parties. The Credit Agreement also restricts the payment of dividends or other distributions of capital. The Company was in compliance with these covenants as of December 29, 1996.

    Aggregate annual maturities of long-term debt subsequent to December 29, 1996 are as follows:

YEAR                                                                                  AMOUNT
- ----------------------------------------------------------------------------------  ----------
1997..............................................................................  $    8,672
1998..............................................................................      85,485
1999..............................................................................      95,122
2000..............................................................................     108,733
2001..............................................................................     124,428
2002 and thereafter...............................................................     471,305
                                                                                    ----------
                                                                                       893,745
Noncurrent portion of capitalized lease obligations...............................       4,122
                                                                                    ----------
Total.............................................................................  $  897,867
                                                                                    ----------
                                                                                    ----------

                            WORLD COLOR PRESS, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
     YEARS ENDED DECEMBER 25, 1994, DECEMBER 31, 1995 AND DECEMBER 29, 1996
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

8. LEASES

    CAPITAL LEASES--The Company is a lessee under several noncancellable capital lease agreements for certain fixed assets. The leases extend for periods up to 11 years and contain purchase provisions.

    OPERATING LEASES--The Company leases certain equipment, warehouse facilities and office space under noncancellable operating leases which expire over the next 12 years. Most of these operating leases provide the Company with the option, after the initial lease term, either to purchase the equipment or renew its lease based upon the fair value of the property at the option date.

    Future minimum rental payments required under noncancellable leases at December 29, 1996 were as follows:

YEAR                                                                       CAPITAL   OPERATING
- ------------------------------------------------------------------------  ---------  ----------
1997....................................................................  $   1,379  $   39,832
1998....................................................................      1,376      39,680
1999....................................................................      1,164      38,518
2000....................................................................        642      37,346
2001....................................................................        639      35,516
2002 and thereafter.....................................................      1,485      71,835
                                                                          ---------  ----------
Total minimum lease payments............................................      6,685  $  262,727
                                                                                     ----------
                                                                                     ----------
Less imputed interest...................................................      1,618
                                                                          ---------
Capitalized lease obligations...........................................      5,067
Less current maturities.................................................        945
                                                                          ---------
Noncurrent portion......................................................  $   4,122
                                                                          ---------
                                                                          ---------

    Rental expense for operating leases was $34,995, $31,948 and $36,299 for the years 1994, 1995 and 1996, respectively. Assets recorded under capital leases amounted to $4,423 and $5,342, net of accumulated amortization of $5,414 and $3,177, at the end of 1995 and 1996, respectively.

                            WORLD COLOR PRESS, INC.
            Notes to Consolidated Financial Statements--(Continued)
     Years Ended December 25, 1994, December 31, 1995 and December 29, 1996
                 (Dollars in thousands, except per share data)

9. INCOME TAXES

    The provision (benefit) for income taxes is summarized as follows:

                                                                  1994       1995       1996
                                                                ---------  ---------  ---------
Current:
  Federal.....................................................  $   2,669  $   6,540  $  16,542
  State.......................................................        882        810      3,418
                                                                ---------  ---------  ---------
                                                                    3,551      7,350     19,960
                                                                ---------  ---------  ---------
Deferred:
  Federal.....................................................     11,176       (944)    12,491
  State.......................................................      1,095        178      1,082
                                                                ---------  ---------  ---------
                                                                   12,271       (766)    13,573
                                                                ---------  ---------  ---------
    Total.....................................................  $  15,822  $   6,584  $  33,533
                                                                ---------  ---------  ---------
                                                                ---------  ---------  ---------

    The tax effects of significant items comprising the Company's net deferred tax asset (liability) as of December 31, 1995 and December 29, 1996 are as follows:

                                                                           1995        1996
                                                                         ---------  ----------
Deferred tax assets:
  Operating loss carryforwards.........................................  $  27,903  $   15,161
  Tax credit carryforwards.............................................     19,363      21,241
  Postemployment benefits..............................................     15,577      22,106
  Postretirement benefits other than pensions..........................      8,883      11,450
  Pension accrual......................................................      2,000       7,668
  Vacation accrual.....................................................      2,785       5,390
  Other differences....................................................      7,318      21,585
                                                                         ---------  ----------
    Gross deferred tax assets..........................................     83,829     104,601
                                                                         ---------  ----------
Deferred tax liabilities:
  Differences between book and tax bases of property...................     41,732     138,116
  Other differences....................................................     16,151      18,256
                                                                         ---------  ----------
    Gross deferred tax liabilities.....................................     57,883     156,372
                                                                         ---------  ----------
Deferred tax asset valuation allowance.................................      6,840       6,840
                                                                         ---------  ----------
Net deferred tax asset (liability).....................................     19,106     (58,611)
Less current deferred tax asset........................................     28,364      32,944
                                                                         ---------  ----------
Noncurrent deferred tax liability......................................  $  (9,258) $  (91,555)
                                                                         ---------  ----------
                                                                         ---------  ----------

    The 1995 and 1996 amounts above include a valuation allowance of $6,840 relating to a capital loss carryforward that is not expected to be realized for tax purposes and for the timing limitations of certain state net operating loss carryforwards.

                            WORLD COLOR PRESS, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
     YEARS ENDED DECEMBER 25, 1994, DECEMBER 31, 1995 AND DECEMBER 29, 1996
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

9. INCOME TAXES (CONTINUED)
    The following table reconciles the difference between the U.S. federal statutory tax rates and the rates used by the Company in the determination of net income:

                                                                 1994       1995       1996
                                                               ---------  ---------  ---------
Income tax provision, at 35%.................................  $  13,845  $   5,761  $  28,278
State and local income taxes, net of federal income tax
  benefit....................................................      1,285        642      2,941
Deferred tax asset valuation allowance.......................     --         (1,160)    --
Other, primarily goodwill amortization.......................        692      1,341      2,314
                                                               ---------  ---------  ---------
    Total....................................................  $  15,822  $   6,584  $  33,533
                                                               ---------  ---------  ---------
                                                               ---------  ---------  ---------

    At December 29, 1996, the Company has net operating loss carryforwards for federal income tax purposes of $37,107 available to reduce future taxable income, expiring primarily between 2004 and 2008. The Company also has tax credits of $2,291 expiring primarily from 1999 to 2002 and alternative minimum tax carryover credits of $18,950 which do not expire and may be applied against regular tax in the future, in the event that the regular tax expense exceeds the alternative minimum tax.

10. EMPLOYEE BENEFIT PLANS

    PENSION PLANS--The Company has defined benefit pension plans in effect which cover certain employees who meet minimum eligibility requirements and who are not covered by multiemployer plans. The Company contributes annually amounts sufficient to satisfy the government's minimum standards.

    Net periodic pension cost is determined based upon years of service and compensation levels, using the projected unit credit method. Prior year service costs and unrecognized gains and losses are amortized over the estimated future service periods of active employees in the respective plan.

    The components of net periodic pension cost are as follows:

                                                                 1994       1995        1996
                                                               ---------  ---------  ----------
Service cost (for benefits earned during the year)...........  $   2,548  $   2,270  $    4,927
Interest cost on projected benefit obligation................      4,517      5,010       9,218
Actual return on plan assets.................................      1,346     (7,751)    (12,467)
Net amortization and deferral................................     (7,046)     1,800       2,295
                                                               ---------  ---------  ----------
Net periodic pension cost....................................  $   1,365  $   1,329  $    3,973
                                                               ---------  ---------  ----------
                                                               ---------  ---------  ----------

    Effective January 1, 1997, several of the Company's defined benefit plans were merged into the World Color Press, Inc. Retirement Plan, which was then amended to form the World Color Press Cash Balance Plan (the "Cash Balance Plan"), which provides for a new benefit formula applicable to all participants. Annually, under the Cash Balance Plan, the Company will credit each participant's account with a fixed percentage of the participant's annual compensation.

                            WORLD COLOR PRESS, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
     YEARS ENDED DECEMBER 25, 1994, DECEMBER 31, 1995 AND DECEMBER 29, 1996
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

10. EMPLOYEE BENEFIT PLANS (CONTINUED)
    The funded status of the Company's pension plans at year-end, which reflects the aforementioned mergers and amendment, is presented below.

                                                                       1995                        1996
                                                            --------------------------  --------------------------
                                                                               (PLANS IN WHICH)
                                                            ------------------------------------------------------

                                                               ASSETS     ACCUMULATED      ASSETS     ACCUMULATED
                                                               EXCEED       BENEFITS       EXCEED       BENEFITS
                                                            ACCUMULATED      EXCEED     ACCUMULATED      EXCEED
                                                              BENEFITS       ASSETS       BENEFITS       ASSETS
                                                            ------------  ------------  ------------  ------------
Actuarial present value of plan benefits:
  Vested..................................................   $   44,564    $   16,878    $   83,262    $   27,774
  Nonvested...............................................        2,905         1,086         5,723         1,273
                                                            ------------  ------------  ------------  ------------
Accumulated benefit obligation............................       47,469        17,964        88,985        29,047
Effect of projected future salary increases...............        5,920           167        12,201         2,822
                                                            ------------  ------------  ------------  ------------
Projected benefit obligation..............................       53,389        18,131       101,186        31,869
Plan assets at fair value.................................       59,016        14,439       109,669        26,260
                                                            ------------  ------------  ------------  ------------
Plan assets greater than (less than) the projected benefit
  obligation..............................................        5,627        (3,692)        8,483        (5,609)
Unrecognized net loss (gain)..............................       (7,949)        2,591       (18,520)         (245)
Unrecognized net transition obligation (asset)............       (1,266)          405          (982)          347
Unrecognized prior service cost (credit)..................         (116)          288        (6,508)          694
Adjustment required to recognize minimum liability........       --            (3,116)       --            (1,477)
                                                            ------------  ------------  ------------  ------------
Accrued pension liability.................................   $   (3,704)   $   (3,524)   $  (17,527)   $   (6,290)
                                                            ------------  ------------  ------------  ------------
                                                            ------------  ------------  ------------  ------------

    The unrecognized net transition asset or obligation is being amortized over the average expected future service periods of employees. The market value of plan assets was used to calculate the assumed return on plan assets. At the end of 1995 and 1996, an additional minimum pension liability for unfunded accumulated benefit obligations of $3,116, and $1,477, respectively, was recognized. The weighted average discount rate and rate of increase in future compensation levels used in determining actuarial present value of the projected benefit obligation for the Company's plans were 7.5% and 3.5% in 1995 and 8.0% and 3.5% in 1996, respectively. The expected long-term rate of return on plan assets used was 9.0%, 9.0% and 10.0% for 1994, 1995 and 1996, respectively. Plan assets consist principally of common stocks and U.S. government and corporate obligations.

    Certain union employees of the Company participate in multiemployer plans. Amounts charged to benefit expense relating to the multiemployer plans for 1994, 1995 and 1996 totaled $2,588, $3,049 and $3,185, respectively. In addition, the Company has various deferred savings and profit sharing plans for certain employees who meet eligibility requirements. Amounts charged to benefit expense related to these plans for 1994, 1995 and 1996 totaled $754, $1,186 and $1,044, respectively.

                            WORLD COLOR PRESS, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
     YEARS ENDED DECEMBER 25, 1994, DECEMBER 31, 1995 AND DECEMBER 29, 1996
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

10. EMPLOYEE BENEFIT PLANS (CONTINUED)
    POSTRETIREMENT BENEFIT PLANS--The Company provides postretirement medical benefits to eligible employees. The Company's postretirement health care plans are unfunded. The status of the plans is as follows:

                                                                            1995       1996
                                                                          ---------  ---------
Actuarial present value of plan benefits:
  Retirees..............................................................  $  11,519  $  15,349
  Fully eligible active plan participants...............................        875      2,274
  Other active plan participants........................................      3,807      8,503
                                                                          ---------  ---------
Total accumulated benefit obligation....................................     16,201     26,126
Unrecognized net deferrals..............................................      6,186      5,172
                                                                          ---------  ---------
Accrued postretirement benefits.........................................  $  22,387  $  31,298
                                                                          ---------  ---------
                                                                          ---------  ---------

    The components of net periodic postretirement benefit cost are as follows:

                                                                   1994       1995       1996
                                                                 ---------  ---------  ---------
Service Cost...................................................  $   1,114  $     511  $     839
Interest Cost..................................................      1,649      1,192      1,596
Amortization of unrecognized prior service cost................     --         (1,289)    (1,289)
Amortization of unrecognized net gain..........................     --           (194)    --
                                                                 ---------  ---------  ---------
Net periodic postretirement benefit cost.......................  $   2,763  $     220  $   1,146
                                                                 ---------  ---------  ---------
                                                                 ---------  ---------  ---------

    The assumed health care cost trend rate used in measuring the accumulated postretirement benefit obligation was 9% and 7% at the end of 1995 and 1996, respectively, decreasing each successive year to 5% by 1997, after which it remains constant. A one percentage point increase in the assumed health care cost trend rate would increase the accumulated postretirement benefit obligation as of December 29, 1996 by $1,791 and the annual postretirement benefit expense by approximately $217. The assumed discount rate used in determining the accumulated postretirement benefit obligation was 7.5% and 8.0% in 1995 and 1996, respectively.

    In the fourth quarter of 1994, the plan was amended to generally provide lower benefits and greater cost-sharing from covered retirees. The plan amendments became effective January 1, 1995.

    STOCK OPTION PLANS--Upon consummation of the Merger described in Note 1, the Stock Option Committee of the Board of Directors (the "Stock Option Committee") adjusted all of the outstanding options so that each option became exercisable for five times the number of shares of common stock for which it had been exercisable immediately prior to the Merger at an exercise price per share equal to one-fifth of the exercise price per share immediately prior to the Merger (the "Options Adjustments"). Accordingly, the following stock option data has been presented on a post-Merger basis.

    The Company has stock option plans that permit the Stock Option Committee to grant up to an aggregate of 5,250,000 options to purchase shares of the Company's common stock to certain key employees of the Company. Options granted under the plans generally vest ratably over a five-year period.

                            WORLD COLOR PRESS, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
     YEARS ENDED DECEMBER 25, 1994, DECEMBER 31, 1995 AND DECEMBER 29, 1996
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

10. EMPLOYEE BENEFIT PLANS (CONTINUED)
Vested options may generally be exercised up to ten years from the date of grant. Information related to the Company's stock option plans is presented below.

                                                               NUMBER OF
                                                                OPTIONS       OPTION PRICE
                                                              -----------  ------------------
Outstanding at December 26, 1993............................    3,417,410     $5.49 to $10.30
  Granted...................................................       31,065              $10.30
  Exercised.................................................      --
  Rescinded/Canceled........................................      (42,475)    $8.97 to $10.30
                                                              -----------
Outstanding at December 25, 1994............................    3,406,000     $5.49 to $10.30
  Granted...................................................      640,555    $11.20 to $15.00
  Exercised.................................................      (26,575)              $5.49
  Rescinded/Canceled........................................     (204,660)    $6.89 to $10.30
                                                              -----------
Outstanding at December 31, 1995............................    3,815,320     $5.49 to $15.00
  Granted...................................................      354,000              $22.00
  Exercised.................................................   (1,532,290)     $5.49 to $6.95
  Rescinded/Canceled........................................      (74,725)    $8.97 to $15.00
                                                              -----------
Outstanding at December 29, 1996............................    2,562,305     $5.49 to $22.00
                                                              -----------
                                                              -----------

                                                                                RESERVED FOR
                                                                    EXERCISABLE FUTURE GRANTS
                                                                    ----------  -------------
December 25, 1994.................................................   2,613,556       594,000
December 31, 1995.................................................   2,810,910     1,434,680
December 29, 1996.................................................   1,655,640     1,155,405

    In October 1995, the Financial Accounting Standards Board issued SFAS No. 123, "Accounting for Stock-Based Compensation," which became effective for the Company's current year financial statements. As allowable by SFAS No. 123, the Company has not recorded compensation expense for stock options granted to employees, but rather, has determined the pro forma net income and net income per common and common equivalent share amounts for fiscal years 1995 and 1996, had compensation expense been recorded for options granted during those years under the applicable fair value method described in the statement.

    For options granted during 1995, the fair value was estimated using the minimum value method. Under this method, the expected volatility of the Company's common stock is not estimated, as prior to the Offering there was no market for the Company's common stock in which to monitor stock price volatility. For options granted during 1996, the fair value at the date of grant was estimated using the Black-Scholes option pricing model. Under the Black-Scholes model, a volatility factor of .312 was used.

    The following weighted average assumptions were used in calculating the fair value of the options granted in 1995 and 1996, respectively: risk-free interest rates of 6.41% and 6.80%; an assumed dividend yield of zero; and an expected life of the options of ten years.

                            WORLD COLOR PRESS, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
     YEARS ENDED DECEMBER 25, 1994, DECEMBER 31, 1995 AND DECEMBER 29, 1996
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

10. EMPLOYEE BENEFIT PLANS (CONTINUED)
    For purposes of the pro forma disclosures, the estimated fair value of the options granted is amortized to compensation expense over the options' vesting period. The Company's pro forma information is as follows:

                                                                             1995       1996
                                                                           ---------  ---------
Net income:
  As reported............................................................  $   9,877  $  47,261
  Pro forma..............................................................  $   9,746  $  46,688

Net income per common and common equivalent share:
  As reported............................................................  $    0.29  $    1.35
  Pro forma..............................................................  $    0.28  $    1.34

Weighted average fair value of options granted during the year...........  $    7.01  $   12.81

11. TRANSACTIONS WITH AFFILIATES

    The Company has incurred expenses of $850, $850 and $750 in 1994, 1995 and 1996, respectively, for management services provided by affiliated companies. In addition, the Company paid $3,735 in advisory fees in 1995 associated with the acquisitions described in Note 2, to affiliated companies.

    At December 26, 1993, the Company had borrowings of $2,159 from PHLP, which was evidenced by a promissory note. The promissory note bore interest at the prime rate with such interest recorded as an addition to the note. Interest expense for 1994 was $125. In the fourth quarter of 1994, the balance owed of $2,809 was repaid and PHLP subsequently contributed this amount to the Company as capital. In the fourth quarter of 1995, PHLP was merged into the Company as described in Note 1.

12. COMMITMENTS AND CONTINGENT LIABILITIES

    The Company is subject to legal proceedings and other claims arising in the ordinary course of operations. In the opinion of management, ultimate resolution of proceedings currently pending will not have a material effect on the results of operations or financial position of the Company.

13. STREAMLINING CHARGE

    In the fourth quarter of 1995, the Company finalized and committed to a plan to realign certain business operations, resulting in a charge of $40,900. The major components of this realignment plan were to close a facility and to consolidate certain digital prepress operations and functions. The financial statement effects of this decision were a writedown of assets to net realizable value of $30,700, a provision for severance costs of $8,000 and a provision for certain other related costs of $2,200. The facility referred to above was exited and the consolidation of the operations and functions were substantially complete at the end of 1996. At December 29, 1996, of the amounts provided for as severance and other related costs,

                            WORLD COLOR PRESS, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
     YEARS ENDED DECEMBER 25, 1994, DECEMBER 31, 1995 AND DECEMBER 29, 1996
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

13. STREAMLINING CHARGE (CONTINUED)
approximately $6,100 had been paid in cash and the substantial balance of these liabilities will be paid by the end of 1997.

14. UNAUDITED QUARTERLY FINANCIAL INFORMATION

                                                                                    NET INCOME    WEIGHTED AVERAGE
                                                                                    (LOSS) PER       COMMON AND
                                                                                    COMMON AND         COMMON
                                                                                      COMMON         EQUIVALENT
                                                            GROSS     NET INCOME    EQUIVALENT         SHARES
QUARTER ENDED                               NET SALES      PROFIT       (LOSS)         SHARE        OUTSTANDING
- -----------------------------------------  ------------  -----------  -----------  -------------  ----------------
April 2, 1995............................  $    275,399   $  43,434    $   4,415     $    0.13         34,440,867
July 2, 1995.............................       305,244      51,540        4,826          0.14         34,440,867
October 1, 1995..........................       367,331      66,891       14,503          0.42         34,440,867
December 31, 1995........................       347,608      58,932      (13,867)        (0.43)        32,346,096
                                           ------------  -----------  -----------
                                           $  1,295,582   $ 220,797    $   9,877          0.29         34,440,867
                                           ------------  -----------  -----------
                                           ------------  -----------  -----------
March 31, 1996...........................  $    329,111   $  52,286    $   5,939     $    0.17         34,827,689
June 30, 1996............................       342,266      57,942        6,056          0.17         35,084,876
September 29, 1996.......................       487,804      96,406       19,217          0.55         35,059,968
December 29, 1996........................       482,231      85,648       16,049          0.46         35,015,986
                                           ------------  -----------  -----------
                                           $  1,641,412   $ 292,282    $  47,261          1.35         35,002,923
                                           ------------  -----------  -----------
                                           ------------  -----------  -----------

    As described in Note 13, the results of the fourth quarter of 1995 include a streamlining charge of $40,900 ($24,540 net of tax).

                                     [LOGO]

                                   [ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS]

PROSPECTUS (SUBJECT TO COMPLETION)

ISSUED SEPTEMBER 10, 1997
INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                                3,500,000 SHARES

                                     [LOGO]
                                  COMMON STOCK
                               -----------------

OF THE 3,500,000 SHARES OF COMMON STOCK BEING OFFERED HEREBY, 700,000 SHARES ARE
     BEING OFFERED INITIALLY OUTSIDE THE UNITED STATES AND CANADA BY THE INTERNATIONAL UNDERWRITERS (THE "INTERNATIONAL OFFERING") AND 2,800,000
  SHARES ARE BEING OFFERED INITIALLY IN THE UNITED STATES AND CANADA BY THE
         U.S. UNDERWRITERS (THE "U.S. OFFERING," AND TOGETHER WITH THE INTERNATIONAL OFFERING, THE "STOCK OFFERINGS"). SEE "UNDERWRITERS."
      ALL OF THE SHARES OF COMMON STOCK OFFERED HEREBY ARE BEING SOLD BY
          THE COMPANY. THE COMPANY'S COMMON STOCK IS LISTED ON THE NEW
          YORK STOCK EXCHANGE UNDER THE SYMBOL "WRC." ON SEPTEMBER 9,
        1997, THE LAST SALE PRICE OF THE COMMON STOCK AS REPORTED ON THE
                               NEW YORK STOCK
                                              EXCHANGE WAS $30 9/16 PER SHARE.

  CONCURRENTLY WITH THE STOCK OFFERINGS, THE COMPANY IS OFFERING $110,000,000 ($126,500,000 IF THE UNDERWRITERS' OVER-ALLOTMENT OPTION IS EXERCISED IN
          FULL) AGGREGATE PRINCIPAL AMOUNT OF     % CONVERTIBLE SENIOR
          SUBORDINATED NOTES DUE 2007 OF THE COMPANY (THE "NOTES
              OFFERING" AND TOGETHER WITH THE STOCK OFFERINGS, THE "OFFERINGS"). THE CONSUMMATION OF THE NOTES OFFERING
                     IS NOT CONTINGENT UPON CONSUMMATION OF
                                             THE STOCK OFFERINGS OR VICE VERSA.

                            ------------------------

  SEE "RISK FACTORS" COMMENCING ON PAGE 12 FOR A DISCUSSION OF CERTAIN
        RISKS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS
                       OF THE COMMON STOCK OFFERED
                                    HEREBY.
                              -------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
   EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE
     SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
       PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
               REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                              -------------------

                              PRICE $     A SHARE
                              -------------------

                                                                 PRICE            UNDERWRITING          PROCEEDS
                                                                   TO            DISCOUNTS AND             TO
                                                                 PUBLIC         COMMISSIONS (1)       COMPANY (2)
                                                           ------------------  ------------------  ------------------
PER SHARE................................................          $                   $                   $
TOTAL (3)................................................          $                   $                   $

- ---------
  (1) THE COMPANY HAS AGREED TO INDEMNIFY THE UNDERWRITERS AGAINST CERTAIN LIABILITIES, INCLUDING LIABILITIES UNDER THE SECURITIES ACT OF 1933, AS
     AMENDED. SEE "UNDERWRITERS."

  (2) BEFORE DEDUCTING EXPENSES PAYABLE BY THE COMPANY ESTIMATED AT $      .

  (3) THE COMPANY HAS GRANTED TO THE UNDERWRITERS AN OPTION EXERCISABLE WITHIN 30 DAYS OF THE DATE HEREOF, TO PURCHASE UP TO 525,000 ADDITIONAL SHARES AT THE
     PRICE TO PUBLIC LESS UNDERWRITING DISCOUNTS AND COMMISSIONS FOR THE PURPOSE OF COVERING OVER-ALLOTMENTS, IF ANY. IF SUCH OPTION IS EXERCISED IN FULL, THE TOTAL PRICE TO THE PUBLIC, UNDERWRITING DISCOUNTS AND COMMISSIONS AND
     PROCEEDS TO THE COMPANY WILL BE $      , $      , AND $      ,
     RESPECTIVELY. SEE "UNDERWRITERS."
                            ------------------------

    THE SHARES ARE OFFERED, SUBJECT TO PRIOR SALE, WHEN, AS AND IF ACCEPTED BY THE UNDERWRITERS NAMED HEREIN AND SUBJECT TO APPROVAL OF CERTAIN LEGAL MATTERS BY SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP, COUNSEL FOR THE UNDERWRITERS. IT IS
EXPECTED THAT DELIVERY OF THE SHARES WILL BE MADE ON OR ABOUT             ,
1997, AT THE OFFICE OF MORGAN STANLEY & CO. INCORPORATED, NEW YORK, NY, AGAINST PAYMENT THEREFOR IN IMMEDIATELY AVAILABLE FUNDS.
                              -------------------
MORGAN STANLEY DEAN WITTER

       GOLDMAN SACHS INTERNATIONAL

                   BEAR, STEARNS INTERNATIONAL LIMITED

                            BT ALEXU BROWN INTERNATIONAL

                                      CREDIT SUISSE FIRST BOSTON LIMITED
            , 1997

                                   [ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS]

    No person is authorized in connection with the Stock Offerings made hereby to give any information or to make any representation not contained or incorporated by reference in this Prospectus and any information or representation not contained or incorporated herein must not be relied upon as having been authorized by the Company or the Underwriters. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any of the Common Stock offered hereby by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances imply that the information herein is correct as of any date subsequent to the date hereof.

    There are restrictions on the offer and sale of the Common Stock offered hereby in the United Kingdom. All applicable provisions of the Public Offers of Securities Regulations of 1995, the Financial Services Act of 1986 and the Companies Act of 1985 with respect to anything done by any person in relation to the Common Stock in, from or otherwise involving the United Kingdom must be complied with. See "Underwriters."

    CERTAIN PERSONS PARTICIPATING IN THE OFFERINGS MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE NOTES OR THE COMMON STOCK. SPECIFICALLY, THE UNDERWRITERS MAY OVER-ALLOT THE NOTES AND THE COMMON STOCK IN CONNECTION WITH THE OFFERINGS, AND MAY BID FOR AND PURCHASE THE NOTES OR SHARES OF THE COMMON STOCK IN THE OPEN MARKET. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITERS."

                               TABLE OF CONTENTS

                                                                                                                PAGE
                                                                                                                -----
Available Information......................................................................................           2
Incorporation of Certain Documents by Reference............................................................           3
Prospectus Summary.........................................................................................           4
Risk Factors...............................................................................................          12
Concurrent Transactions....................................................................................          15
Use of Proceeds............................................................................................          16
Price Range of Common Stock and Dividend Policy............................................................          16
Capitalization.............................................................................................          17
Selected Financial Data....................................................................................          18
Management's Discussion and Analysis of Financial Condition and Results of Operations......................          20
Business...................................................................................................          25
Management.................................................................................................          33
Principal Stockholders.....................................................................................          35
Description of Capital Stock...............................................................................          36
Shares Eligible for Future Sale............................................................................          38
Description of Certain Indebtedness........................................................................          39
Certain United States Tax Consequences to Non-United States Holders........................................          41
Underwriters...............................................................................................          44
Legal Matters..............................................................................................          47
Experts....................................................................................................          47
Unaudited Pro Forma Combined Condensed Statement of Operations.............................................         P-1
Index to Consolidated Financial Statements.................................................................         F-1

                             AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the Commission: Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following table sets forth the expenses expected to be incurred in connection with the issuance and distribution of Common Stock registered hereby, all of which expenses, except for the Commission registration fee, the National Association of Securities Dealers, Inc. filing fee and the New York Stock Exchange listing application fee, are estimates:

DESCRIPTION                                                                          AMOUNT
- --------------------------------------------------------------------------------  ------------
Securities and Exchange Commission registration fee.............................  $  36,476.56
National Association of Securities Dealers, Inc. filing fee.....................     12,537.26
New York Stock Exchange listing application fee.................................       *
Accounting fees and expenses....................................................       *
Legal fees and expenses.........................................................       *
Printing and engraving fees and expenses........................................       *
Blue Sky fees and expenses......................................................       *
Transfer Agent fees and expenses................................................       *
Miscellaneous expenses..........................................................       *
                                                                                  ------------
      Total.....................................................................       *
                                                                                  ------------
                                                                                  ------------

- ------------------------

*   To be completed by amendment.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    The Company is a Delaware corporation. Reference is made to Section 102(b)(7) of the Delaware General Corporation Law (the "DGCL"), which enables a corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director for violations of the director's fiduciary duty, except (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payments of dividends of unlawful stock purchase or redemptions) or (iv) for any transaction from which a director derived an improper personal benefit.

    Reference is also made to Section 145 of the DGCL, which provides that a corporation may indemnify any person, including an officer or director, who is, or is threatened to be made, party to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such officer, director, employee or agent acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the corporation's best interest and, for criminal proceedings, had no reasonable cause to believe that his conduct was unlawful. A Delaware corporation may indemnify any officer or director in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses that such officer or director actually and reasonably incurred.

    Article VIII of the Amended and Restated By-laws of the Company (filed as
Exhibit 3.1)) provides for indemnification of the officers and directors to the full extent permitted by applicable law.

    The limited partnership agreements pursuant to which APC Associates, L.P., GR Associates, L.P., WCP Associates, L.P. and KKR Partners II, L.P. were organized provide that such partnerships shall indemnify and hold harmless KKR Associates, L.P., the general partner of each of such partnerships, against any action, suit or proceeding to which it may be made a party or otherwise involved or with which it shall be threatened by reason of its being the general partner of such partnership except for liability arising out of any act or omission of the general partner judicially determined to have been grossly negligent, fraudulent or to have constituted wilful misconduct. The limited partnership agreement of KKR Associates, L.P. provides substantially identical indemnity to its general partners, which include, among others, Henry R. Kravis, George R. Roberts and Scott M. Stuart, each of whom is a director of the Company.

    Mr. Armstrong is indemnified for liabilities arising prior to February 2, 1996, pursuant to Merrill Lynch & Co.'s corporate charter which provides that, to the extent he is not so indemnified by the Company, Mr. Armstrong will be indemnified by Merrill Lynch & Co., in his capacity as a director of World Color Press, Inc., to the fullest extent permitted by Delaware law.

ITEM 16. EXHIBITS.

    (a) Exhibits:

    The following exhibits are filed pursuant to Item 601 of Regulation S-K.

 EXHIBIT
   NO.                                                  DESCRIPTION
- ---------  ------------------------------------------------------------------------------------------------------
   **1.1   Form of Underwriting Agreement.
     3.1   Amended and Restated Certificate of Incorporation of World Color Press, Inc., incorporated by reference to Exhibit 3.1 to World Color's Registration Statement on Form S-1 (No. 33-99676) under the Securities Act.
     3.2   Amended and Restated By-Laws of World Color Press, Inc., incorporated by reference to Exhibit 3.2 to
             World Color's Annual Report on Form 10-K for the fiscal year ended December 29, 1996.
     4.1   Indenture (the "Indenture") between World Color and First Trust National Association, as trustee, relating to World Color's 9 1/8% Senior Subordinated Notes due 2003, incorporated by reference to
             Exhibit 4.1 to World Color's Annual Report on Form 10-K for the fiscal year ended December 26, 1993.
     4.2   Specimen of 9 1/8% Senior Subordinated Notes due 2003 (included in the Indenture incorporated by reference as Exhibit 4.1).
   **5.1   Opinion of Latham & Watkins regarding the legality of the securities being registered.
   *23.1   Consent of Deloitte & Touche LLP.
  **23.2   Consent of Latham & Watkins (included in Exhibit 5.1 hereto).
   *24.1   Powers of Attorney (included above the signature block to the Registration Statement).

- ------------------------

 *  Filed herewith.

**  To be filed by amendment.

ITEM 17. UNDERTAKINGS.

    (a) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

    (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    (c) The undersigned Registrant hereby undertakes that:

        (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be a part of this Registration Statement as of the time it was declared effective.

        (2) For purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Greenwich, State of Connecticut on September 10, 1997.

                                WORLD COLOR PRESS, INC.

                                BY:            /S/ JENNIFER L. ADAMS
                                     ------------------------------------------
                                                 Jennifer L. Adams
                                             EXECUTIVE VICE PRESIDENT,
                                     CHIEF LEGAL AND ADMINISTRATIVE OFFICER AND
                                                     SECRETARY

                               POWER OF ATTORNEY

    KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints jointly and severally, Jennifer L. Adams, Robert
G. Burton and Thomas M. Pierno, and each one of them, his attorneys-in-fact, each with the power of substitution, for him in any and all capacities, to sign any and all amendments to this Registration Statement (including post effective amendments), and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, and all post-effective amendments thereto, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                      SIGNATURE                                       TITLE                         DATE
- ------------------------------------------------------  ---------------------------------  ----------------------

                 /s/ ROBERT G. BURTON                   Chairman of the Board of             September 10, 1997
     -------------------------------------------          Directors, President and Chief
                   Robert G. Burton                       Executive Officer (Principal
                                                          Executive Officer)
                /s/ MICHAEL W. HARRIS                   President of Manufacturing and       September 10, 1997
     -------------------------------------------          Director
                  Michael W. Harris

                 /s/ THOMAS M. PIERNO                   Executive Vice President, Chief      September 10, 1997
     -------------------------------------------          Financial Officer (Principal
                   Thomas M. Pierno                       Financial Officer and Principal
                                                          Accounting Officer)

                      SIGNATURE                                       TITLE                         DATE
- ------------------------------------------------------  ---------------------------------  ----------------------

                  /s/ MARC L. REISCH                    Group President, Sales and Chief     September 10, 1997
     -------------------------------------------          Operating Officer and Director
                    Marc L. Reisch

               /s/ GERALD S. ARMSTRONG                  Director                             September 10, 1997
     -------------------------------------------
                 Gerald S. Armstrong

               /s/ DR. MARK J. GRIFFIN                  Director                             September 10, 1997
     -------------------------------------------
                 Dr. Mark J. Griffin

     -------------------------------------------        Director                             September   , 1997
                   Henry R. Kravis

                                                        Director                             September   , 1997
     -------------------------------------------
                 Alexander Navab, Jr.

                /s/ GEORGE R. ROBERTS                   Director                             September 10, 1997
     -------------------------------------------
                  George R. Roberts

                 /s/ SCOTT M. STUART                    Director                             September 10, 1997
     -------------------------------------------
                   Scott M. Stuart

                                 EXHIBIT INDEX

 EXHIBIT
   NO.                                                  DESCRIPTION
- ---------  ------------------------------------------------------------------------------------------------------
   **1.1   Form of Underwriting Agreement.
     3.1   Amended and Restated Certificate of Incorporation of World Color Press, Inc., incorporated by reference to Exhibit 3.1 to World Color's Registration Statement on Form S-1 (No. 33-99676) under the Securities Act.
     3.2   Amended and Restated By-Laws of World Color Press, Inc., incorporated by reference to Exhibit 3.2 to
             World Color's Annual Report on Form 10-K for the fiscal year ended December 29, 1996.
     4.1   Indenture (the "Indenture") between World Color and First Trust National Association, as trustee, relating to World Color's 9 1/8% Senior Subordinated Notes due 2003, incorporated by reference to
             Exhibit 4.1 to World Color's Annual Report on Form 10-K for the fiscal year ended December 26, 1993.
     4.2   Specimen of 9 1/8% Senior Subordinated Notes due 2003 (included in the Indenture incorporated by reference as Exhibit 4.1).
   **5.1   Opinion of Latham & Watkins regarding the legality of the securities being registered.
   *23.1   Consent of Deloitte & Touche LLP.
  **23.2   Consent of Latham & Watkins (included in Exhibit 5.1 hereto).
   *24.1   Powers of Attorney (included above the signature block to the Registration Statement).

- ------------------------

 *  Filed herewith.

**  To be filed by amendment.